UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
SYNCHRONOSS TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Synchronoss Technologies, Inc.
200 Crossing Boulevard, 8th Floor
Bridgewater, New Jersey 08807
To the Stockholders of Synchronoss Technologies, Inc.:
You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Synchronoss Technologies, Inc., a Delaware corporation (“Synchronoss”, the “Company”, “we”, “us”, or “our”) to be held virtually via live webcast at www.virtualshareholdermeeting.com/SNCR2026SM at 11:00 a.m. Eastern Time on February 12, 2026. Synchronoss will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person.
On December 3, 2025, Synchronoss entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) by and among Synchronoss, Lumine Group US Holdco Inc., a Delaware corporation (“Parent”), and Skyfall Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are each affiliates of Lumine Group Inc. (“Lumine Group”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Synchronoss (the “Merger”), with Synchronoss surviving as a wholly owned subsidiary of Parent. At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement.
If the Merger is completed, you will be entitled to receive $9.00 per share in cash, minus the Company Transaction Expense Overage (as defined below), if any, divided by the total number of Fully Diluted Shares (as defined below), net of applicable withholding taxes and without interest (the “Merger Consideration”), for each share of Synchronoss common stock, par value $0.0001 per share (“Synchronoss Common Stock”), that you own (unless you have properly exercised your appraisal rights with respect to those shares), which represents a premium of approximately 70% to closing price of Synchronoss’ common stock as of December 3, 2025, the last trading day prior to the date on which Synchronoss publicly announced that it had entered into the Merger Agreement. For purposes of calculating the Merger Consideration, (i) “Company Transaction Expense Overage” means any amount of Company transaction expenses in excess of $24,400,000; provided that no amount of Company transaction expenses in excess of $24,400,000 shall be counted until the aggregate amount of such excess equals or exceeds $25,620,000, at which point all transaction expenses in excess of $24,400,000 from the first dollar shall be counted; and (ii) “Fully Diluted Shares” means (i) the aggregate number of shares of Synchronoss Common Stock issued and outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of Synchronoss Common Stock underlying the Company In-the-Money-Options (as defined below), (iii) the aggregate number of Company RSAs (as defined below) that are outstanding immediately prior to the Effective Time, and (iv) the aggregate number of Company PBCUs (as defined below) that are outstanding immediately prior to the Effective Time assuming target performance is satisfied.
The Board of Directors of Synchronoss (the “Board of Directors” or the “Synchronoss Board”), after considering the factors more fully described in the enclosed proxy statement (this “Proxy Statement”), has unanimously (1) determined the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement (the “Transactions”), to be advisable, fair to, and in the best interests of, Synchronoss and its stockholders, (2) approved the Merger Agreement and the Transactions, including, without limitation, the Merger, in accordance with the requirements of the Delaware General Corporation Law (“DGCL”), (3) resolved and agreed to recommend that Synchronoss’ stockholders adopt the Merger Agreement and approve the Merger and (4) directed that the Merger Agreement be submitted to Synchronoss’ stockholders entitled to vote thereon for adoption at a special meeting of Synchronoss stockholders duly held in accordance with the DGCL and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws. The Synchronoss Board unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.

The enclosed Proxy Statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement. The Proxy Statement also describes the actions and determinations of the Synchronoss Board in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the entire Proxy Statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.
As required by Section 262 of the DGCL (“Section 262”), Synchronoss is notifying all stockholders entitled to vote at the Special Meeting on the Merger Agreement and the Transactions, including the Merger, that you are or may be entitled to assert appraisal rights in connection with the proposed Merger. The procedures you are required to follow in order to exercise your appraisal rights are summarized in the accompanying Proxy Statement in the section captioned “The Merger – Appraisal Rights” beginning on page 56, and a copy of Section 262 is included with the accompanying Proxy Statement as Annex D.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Synchronoss Common Stock entitled to vote.
Whether or not you plan to attend the Special Meeting virtually through the online Special Meeting portal, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting virtually and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the Merger Agreement will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.
If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 750-9496
Banks and Brokers may call collect: (212) 750-5833
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

Stephen G. Waldis
Executive Chairman
The accompanying Proxy Statement is dated January 5, 2026 and, together with the enclosed form of proxy card, is first being mailed on or about January 5, 2026.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the Transactions, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

Synchronoss Technologies, Inc.
200 Crossing Boulevard, 8th Floor
Bridgewater, New Jersey 08807

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF SYNCHRONOSS TECHNOLOGIES, INC.
TO BE HELD ON FEBRUARY 12, 2026
Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Synchronoss Technologies, Inc., a Delaware corporation (“Synchronoss”, the “Company”, “we”, “us”, or “our”), will be held virtually via live webcast at www.virtualshareholdermeeting.com/SNCR2026SM at 11:00 a.m. Eastern Time on February 12, 2026, for the following purposes:
1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated December 3, 2025, by and among Synchronoss, Lumine Group US Holdco Inc, a Delaware corporation (“Parent”), and Skyfall Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are each affiliates of Lumine Group Inc. (“Lumine Group”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Synchronoss (the “Merger”), with Synchronoss surviving as a wholly owned subsidiary of Parent;
2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and
3. To consider and vote on the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
Only stockholders of record as of the close of business on December 29, 2025 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
The Board of Directors has unanimously (1) determined that the Merger Agreement, the Merger and the other Transactions, to be advisable and fair to, and in the best interests of, Synchronoss and its stockholders, (2) approved and declared advisable the Merger Agreement and the other transactions contemplated by the Merger Agreement (the “Transactions”), including, without limitation, the Merger, in accordance with the requirements of the DGCL, (3) resolved and agreed to recommend that Synchronoss’ stockholders adopt the Merger Agreement and approve the Merger and (4) directed that the Merger Agreement be submitted to Synchronoss’ stockholders entitled to vote thereon for adoption at a special meeting of Synchronoss’ stockholders duly held in accordance with the DGCL and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws. The Board of Directors made its determination after consideration of a number of factors more fully described in the enclosed proxy statement (this “Proxy Statement”).
The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
As required by Section 262 of the Delaware General Corporation Law (“Section 262”), Synchronoss is notifying all stockholders entitled to vote at the Special Meeting on the proposal to adopt the Merger Agreement that you are or may be entitled to assert appraisal rights in connection with the proposed Merger. The procedures you are required to follow in order to exercise your appraisal rights are summarized in the accompanying Proxy Statement in the section captioned “The Merger — Appraisal Rights” beginning on page 56, and a copy of Section 262 is included with the accompanying Proxy Statement as Annex D.
Whether or not you plan to attend the Special Meeting virtually through the online Special Meeting portal at www.virtualshareholdermeeting.com/SNCR2026SM, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting virtually and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares of common stock of the Company will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
Stockholders entitled to vote at the Special Meeting and their duly appointed proxies may attend, be deemed present in person and vote at the Special Meeting, and access the list of stockholders entitled to vote at the Special Meeting during the Special Meeting, at www.virtualshareholdermeeting.com/SNCR2026SM using the control number found on your proxy card or voting instruction form.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock “FOR” the proposal to adopt the Merger Agreement will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Synchronoss Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with the applicable requirements of Delaware law, which are summarized herein and reproduced in their entirety in Annex D to the accompanying Proxy Statement.

By the Order of the Board of Directors,

Stephen G. Waldis
Executive Chairman

Dated: January 5, 2026

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE SPECIAL MEETING THROUGH THE ONLINE PORTAL, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a stockholder of record, voting virtually at the Special Meeting through the online portal at www.virtualshareholdermeeting.com/SNCR2026SM will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.
If you fail to either (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) virtually attend the Special Meeting personally or by proxy through the online portal, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the other two proposals.
We encourage you to read the accompanying Proxy Statement and its annexes carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 750-9496
Banks and Brokers may call collect: (212) 750-5833

i

SUMMARY
This summary highlights selected information from this proxy statement (the “Proxy Statement”) related to the merger of Skyfall Merger Sub Inc. with and into Synchronoss Technologies, Inc., which we refer to as the “Merger”, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire Proxy Statement, including the annexes to this Proxy Statement. The Merger Agreement (as defined below) is attached as Annex A to this Proxy Statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of the item in this Proxy Statement.
Except as otherwise specifically noted in this Proxy Statement, “Synchronoss”, the “Company”, “we”, “our”, “us” and similar words refer to Synchronoss Technologies, Inc., including, in certain cases, our subsidiaries. Throughout this Proxy Statement, we refer to Lumine Group US Holdco Inc. as “Parent” and Skyfall Merger Sub Inc. as “Merger Sub”. In addition, throughout this Proxy Statement we refer to the Agreement and Plan of Merger, dated December 3, 2025, by and among Synchronoss, Parent and Merger Sub, as it may be amended from time to time, as the “Merger Agreement”.
Parties Involved in the Merger (Page 26)
Synchronoss Technologies, Inc.
Synchronoss Technologies, Inc. is a leading provider of white label cloud software and services that enable our customers to keep subscribers, systems, networks, and content in sync. The Synchronoss Personal CloudTM platform is a secure and highly scalable white label platform that allows our customers’ subscribers to backup and protect, engage with, and manage their personal content and gives our operator customers the ability to increase average revenue per user and reduce churn. Designed for smartphones, tablets, and desktops across all operating systems, our platform ensures a seamless cross-device experience.
Synchronoss’ common stock is listed on the Nasdaq Stock Market, LLC (“Nasdaq”) under the symbol “SNCR.”
Lumine Group Inc.
Lumine Group Inc., a company domiciled in Canada (“Lumine Group”), is a global buy-and-hold forever acquirer of communications and media software businesses. Lumine Group acquires, strengthens, and grows vertical market software businesses in the communications and media industry.
Lumine Group US Holdco Inc.
Lumine Group US Holdco Inc., a wholly owned subsidiary of Lumine Group, is a Delaware corporation which owns several U.S. entities acquired by Lumine Group and its subsidiaries.
Skyfall Merger Sub Inc.
Skyfall Merger Sub Inc. is a wholly owned subsidiary of Parent and was formed on November 25, 2025, solely for the purpose of engaging in the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”) and has not engaged in any business activities other than in connection with the Transactions.
The Special Meeting (Page 19)
Date, Time and Place
A special meeting of stockholders of Synchronoss (the “Special Meeting”) will be held virtually via live webcast at www.virtualshareholdermeeting.com/SNCR2026SM at 11:00 a.m. Eastern Time on February 12, 2026. You will not be able to attend the Special Meeting physically.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of Synchronoss Common Stock at the close of business on December 29, 2025 (the “Record Date”). You will have one vote at the Special Meeting for each share of common stock that you owned at the close of business on the Record Date.

Purpose
At the Special Meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement; (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
Quorum
As of the Record Date, there were 11,506,734 shares of Synchronoss Common Stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the voting power of the outstanding shares of Synchronoss Common Stock entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at the Special Meeting.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares of Synchronoss Common Stock entitled to vote is required to adopt the Merger Agreement. Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the subject matter. Approval, on a non-binding, advisory basis, of certain compensation that will or may become payable to Synchronoss’ executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast votes affirmatively or negatively on the subject matter.
Share Ownership of Our Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,167,004 shares of Synchronoss Common Stock, representing approximately 10% of the shares of Synchronoss Common Stock outstanding on the Record Date.
Voting and Proxies
Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting (which will be held by live webcast). If you are a beneficial owner and hold your shares of Synchronoss Common Stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of Synchronoss Common Stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and hence banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Secretary; or (4) virtually attending the Special Meeting and submitting your vote through the online portal.
If you hold your shares of Synchronoss Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
The Merger (Page 26)
Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Synchronoss, and Synchronoss will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Synchronoss will cease to be a publicly traded company, all outstanding shares of Synchronoss Common Stock (other than Company RSAs (as defined below), any shares of Synchronoss Common Stock held by stockholders who have demanded and perfected their statutory rights of appraisal in accordance with Section 262 of the DGCL, shares held in the treasury of the Company or shares owned by Parent, Merger Sub or any of their respective subsidiaries) will be canceled and converted into the right to receive $9.00 per share in cash, minus the Company Transaction Expense Overage (as defined below), if any, divided by the total number of Fully Diluted Shares (as defined below), without interest thereon (the “Merger Consideration”), and you will not own any shares of the capital stock of the Surviving Corporation. For purposes of calculating the Merger Consideration, (i) “Company Transaction Expense Overage” means any amount of Company transaction expenses in excess of $24,400,000; provided that no amount of Company transaction expenses in excess of $24,400,000 shall be counted until the aggregate amount of such excess equals or exceeds $25,620,000, at which point all transaction expenses in excess of $24,400,000 from the first dollar shall count; and (ii) “Fully Diluted Shares” means (i) the aggregate number of shares of Synchronoss Common Stock issued and outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of Synchronoss Common Stock underlying the Company In-the-Money-Options (as defined below), (iii) the aggregate number of Company RSAs (as defined below) that are outstanding immediately prior to the Effective Time, and (iv) the aggregate number of Company PBCUs (as defined below) that are outstanding immediately prior to the Effective Time assuming target performance is satisfied.
After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described below under the caption “The Merger—Appraisal Rights”).
Treatment of Equity-Based Awards (Page 52)
The Merger Agreement provides that Synchronoss’ equity awards that are outstanding immediately prior to the time at which the Merger will become effective (the “Effective Time”) will be subject to the following treatment at the Effective Time:
Options
Each option to purchase shares of Synchronoss Common Stock that is outstanding as of the Effective Time, whether vested or unvested (each, a “Company Stock Option”), will be cancelled and converted into the right to receive an amount in cash determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (y) the number of shares of Synchronoss Common Stock subject to such Company Stock Option, less all applicable deductions and withholdings required by law to be withheld in respect of such payment (such amount, the “Option Payment”), subject to applicable tax withholdings. Each Company Stock Option with an exercise price per share equal to or greater than the Merger Consideration will be cancelled without consideration. “Company In-the-Money-Option” means any Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested that has a per share exercise price that is greater than the Merger Consideration.
Restricted Stock Awards
Each Company restricted stock award (each a “Company RSA”) (or any portion thereof) that is outstanding immediately prior to the Effective Time (including any Company RSAs which are subject to performance conditions that have not been satisfied at the Effective Time, which shall be deemed satisfied in accordance with (and to the extent provided by) the terms of Synchronoss’ equity plans and applicable award agreements in connection with the Merger) shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time an amount in cash (without interest) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Synchronoss Common Stock subject to each such Company RSA, less all applicable deductions and withholdings required by law to be withheld in respect of such payment (such amount, the “RSA Payment”), subject to applicable tax withholdings.
Performance-Based Cash Units
Each performance-based cash unit subject to the attainment of specified performance goals granted under any of the Company equity plans (each a “Company PBCU”) (or any portion thereof) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested (each, an “Outstanding PBCU”), shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash (without interest) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to each such Outstanding PBCU based on the achievement of the target performance criteria set forth in the applicable award agreement (such amount, the “PBCU Payment”), subject to applicable tax withholdings.
Conditions to the Closing of the Merger (Page 79)
The obligations of Synchronoss, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including (among other conditions), the following:
•	the adoption of the Merger Agreement by the requisite affirmative vote of Synchronoss’ stockholders;
•
the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings, approvals, clearances, and consents which may be required from any governmental authority in connection with the Merger and the Transactions shall have been obtained or otherwise completed;

•
no governmental authority of competent jurisdiction shall have enacted, issued, amended, promulgated, enforced or entered any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent, that is then in effect, or that has been initiated and remain pending, and could prevent, enjoin, prohibit or make illegal consummation of the Merger;

•
the accuracy of the representations and warranties of Synchronoss, Parent and Merger Sub in the Merger Agreement, subject to certain materiality and Material Adverse Effect qualifiers (with specified exceptions, including, in the case of Synchronoss’ capitalization representations and warranties, other than as would not increase the aggregate Merger Consideration by more than $1,200,000), as of the closing date, or, as applicable, the date in respect of which such representation or warranty was specifically made;

•	Synchronoss, Parent and Merger Sub having performed in all material respects their respective obligations under the Merger Agreement at or before the Effective Time;
•	since the date of the Merger Agreement, a Material Adverse Effect has not occurred;
•	the delivery of certain closing documents; and
•	the delivery of an executed statement certifying that an interest in Synchronoss is not a U.S. real property interest under the tax code.
Regulatory Approvals Required for the Merger (Page 64)
Synchronoss and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other Transactions. These approvals may include (i) the expiration or early termination of the applicable waiting period under the HSR Act; and (ii) any other required approvals under any foreign or other antitrust law. However, this transaction does not currently require any such other approvals.
The Support Agreements (Page 84)
On December 3, 2025, certain stockholders (the “Supporting Stockholders”) who beneficially owned, collectively, approximately 21% of the voting power of the Synchronoss Common Stock as of the Record Date entered into voting and support agreements with Synchronoss and Parent (collectively, the “Support Agreements”) pursuant to which each of the Supporting Stockholders agreed, among other things, to vote all of their shares in favor of the adoption of the Merger Agreement, subject to the terms and conditions contained in the Support Agreements.
Additionally, pursuant to the Support Agreements, the Supporting Stockholders are prohibited from transferring any of the shares subject to the Support Agreements (except to certain permitted affiliates) while the Support Agreements are in effect. Pursuant to the Support Agreements, the Supporting Stockholders irrevocably and unconditionally waived, and agreed not to assert, any appraisal rights in connection with the Merger.

The Support Agreements will terminate at the earliest to occur of (i) the (a) time that the Stockholder Approval has been obtained, (b) Effective Time, or (c) date and time as the Merger Agreement is validly terminated pursuant to the terms thereof, or (d) in the case of a termination of the Merger Agreement in the event of an Adverse Recommendation Change or the Requisite Company Vote not being obtained, but only to the extent the Company has received a Superior Proposal prior to the Company Stockholder Meeting or another Acquisition Proposal has been publicly made prior to the Company Stockholder Meeting, six (6) months following such date as the Merger Agreement being validly terminated; provided that in the event of a termination of the Support Agreements pursuant to clause (a) above, the voting obligations set forth in the Support Agreements shall survive such termination through the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement is terminated in accordance with its terms without the Merger having occurred, and (c) such date and time as the Support Agreements are validly terminated (the “Expiration Time”), or (ii) with respect to any Supporting Stockholder, at the election of such Supporting Stockholder in its sole discretion following any amendment of any term or provision of the original unamended Merger Agreement that reduces the amount or changes the form or type of Merger Consideration, or imposes any conditions, requirements or restrictions on the Supporting Stockholder’s right to receive the consideration payable to such Supporting Stockholder pursuant to the Merger Agreement.
For more information, see the section of this Proxy Statement titled “The Support Agreements” and the full text of the form of Support Agreement, attached as Annex B to this proxy statement, which is incorporated by reference in this Proxy Statement in its entirety.
Recommendation of the Board of Directors (Page 37)
The Board of Directors of Synchronoss (the “Synchronoss Board” or the “Board of Directors”), after considering various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously: (1) determined that the Merger Agreement, the Merger and the other Transactions, to be advisable and fair to, and in the best interests of, Synchronoss and its stockholders, (2) approved and declared advisable the Merger Agreement and the Transactions, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (3) resolved and agreed to recommend that Synchronoss’ stockholders adopt the Merger Agreement and approve the Merger and (4) directed that the Merger Agreement be submitted to Synchronoss’ stockholders entitled to vote thereon for adoption at a special meeting of Synchronoss stockholders duly held in accordance with the DGCL and Synchronoss’ Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
Opinion of Financial Advisor to Synchronoss (Page 42)
Synchronoss has engaged TD Securities (USA) LLC (“TD Cowen”) as financial advisor to Synchronoss in connection with the Merger. As part of this engagement, TD Cowen delivered an opinion to the Synchronoss Board as to the fairness, from a financial point of view and as of such date, of the $9.00 per share cash consideration to be received in the Merger by holders of Synchronoss Common Stock (other than, as applicable, Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement. The full text of TD Cowen’s written opinion, dated November 30, 2025, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by TD Cowen, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of TD Cowen’s written opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. TD Cowen’s analyses and opinion were prepared for and addressed to the Synchronoss Board and were directed only to the fairness, from a financial point of view, of the $9.00 per share cash consideration. TD Cowen’s opinion did not in any manner address the underlying business decision of Synchronoss to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to Synchronoss. The $9.00 per share cash consideration was determined through negotiations between Synchronoss and Parent and TD Cowen’s opinion did not constitute a recommendation to the Synchronoss Board on whether or not to approve the Merger and does not constitute a recommendation to any securityholder or any other person as to how to vote or act with respect to the Merger or otherwise. For a description of TD Cowen’s opinion to the Synchronoss Board, see the section captioned “The Merger—Opinion of Financial Advisor to Synchronoss.”
Interests of Synchronoss’ Directors and Executive Officers in the Merger (Page 51)
When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; (iii) recommending that the Merger Agreement be adopted by stockholders; and (iv) recommending that the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger be approved by the stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:
•
at the Effective Time, each outstanding Company Stock Option, Company RSA and Company PBCU will be cancelled and converted into the right to receive a certain amount in cash, as described in the section of this Proxy Statement captioned “—Treatment of Equity-Based Awards”;

•	Synchronoss’ executive officers may continue in their current positions following the Merger and receive continued benefits under their respective employment agreements with Synchronoss;
•	Synchronoss has entered into employment agreements with certain directors and executive officers of Synchronoss, which shall survive consummation of the Merger; and
•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
If the proposal to adopt the Merger Agreement is approved, the shares of Synchronoss Common Stock held by our directors and executive officers as of the Effective Time will be treated in the same manner as outstanding shares of Synchronoss Common Stock held by all other stockholders. For more information, see the section of this Proxy Statement captioned “The Merger—Interests of Synchronoss’ Directors and Executive Officers in the Merger.”
Appraisal Rights (Page 56)
If the Merger is completed, stockholders who continuously hold shares of Synchronoss Common Stock from the date of making the demand described below through the effective date of the Merger, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not effectively withdraw their demands or otherwise lose their rights of appraisal will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”).
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Proxy Statement as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Synchronoss Common Stock unless otherwise expressly noted therein or herein. Only a holder of record of shares of Synchronoss Common Stock is entitled to demand appraisal of such shares of Synchronoss Common Stock registered in that holder’s name. A person having a beneficial interest in shares of Synchronoss Common Stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to make a demand for appraisal and follow the steps set forth in Section 262 (and summarized below) properly and in a timely manner to perfect appraisal rights. If you hold your shares of Synchronoss Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with such broker, bank or other nominee.
Under Section 262, if the Merger is completed, holders or beneficial owners of shares of Synchronoss Common Stock who: (i) submit a written demand for appraisal to Synchronoss before the vote is taken on the adoption of the Merger Agreement; (ii) do not submit a proxy with respect to, or otherwise vote, the shares of

Synchronoss Common Stock for which such holders seek appraisal in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold such shares of Synchronoss Common Stock of record on and from the date of the making of the demand through the effective date of the Merger; and (iv) comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL may be entitled to have such shares of Synchronoss Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of such shares of Synchronoss Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Due to the complexity of the appraisal process, holders or beneficial owners of shares of Synchronoss Common Stock that wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Holders or beneficial owners of shares of Synchronoss Common Stock considering seeking appraisal of their shares should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the Merger Consideration.
Stockholders wishing to exercise the right to seek an appraisal of their shares of Synchronoss Common Stock must do ALL of the following:
•	NOT vote the shares of Synchronoss Common Stock for which appraisal is sought in favor of the proposal to adopt the Merger Agreement;
•
deliver to the Company a written demand for appraisal of such shares of Synchronoss Common Stock before the vote on the Merger Agreement at the Special Meeting, which written demand must reasonably inform the Company of the identity of the stockholder who intends to demand appraisal of his, her, its or their shares of Synchronoss Common Stock and that such stockholder intends thereby to demand appraisal of such shares of Synchronoss Common Stock;

•
continuously hold such shares of Synchronoss Common Stock on and from the date of making the demand through the effective date of the Merger (a stockholder will lose appraisal rights with respect to any shares the stockholder transfers before the Effective Time and after delivering a written demand for appraisal); and

•	otherwise comply with the applicable procedures and requirements set forth in Section 262.
In addition, a petition for appraisal rights must be filed in the Delaware Court of Chancery requesting a determination of the fair value of such shares of Synchronoss Common Stock within 120 days after the effective date of the Merger. This may be undertaken by any stockholder (or any person who is the beneficial owner of shares of Synchronoss Common Stock held either in a voting trust or by a broker, bank or other nominee on behalf of such person) who has complied with the foregoing requirements and who is otherwise entitled to appraisal right or by the Surviving Corporation. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.
Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex D to this Proxy Statement. If you hold your shares of Synchronoss Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.
Material U.S. Federal Income Tax Consequences of the Merger (Page 61)
For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of Synchronoss Common Stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Synchronoss Common Stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.
For more information, see the section of this Proxy Statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Legal Proceedings Regarding the Merger (Page 65)
As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Synchronoss, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that the consummation of the Merger is not made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected timeframe.
Acquisition Proposals (Page 73)
From and after the date of the Merger Agreement and continuing until prior to the time that the Requisite Company Vote is obtained or if earlier, the termination of the Merger Agreement, Synchronoss and its subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers, employees, agents (including financial and legal advisors) and other advisors and representatives of a person (whom we collectively refer to as “Representatives”) to, among other things:
•
solicit, initiate, knowingly encourage, facilitate or assist with any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the section of this Proxy Statement captioned “The Merger Agreement—Acquisition Proposals”);

•
enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, or otherwise cooperate in any way with, any person (other than Parent, Merger Sub and their representatives) with respect to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse or recommend any proposal that constitutes, or could be reasonably expected to lead to, an Acquisition Proposal;
•
execute, enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar contract constituting or related to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined in the section of this Proxy Statement captioned “The Merger Agreement—Acquisition Proposals”));

•
take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in Synchronoss’ organizational documents, in each case inapplicable to any person (other than Parent, Merger Sub or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, Synchronoss shall promptly take all steps necessary to terminate any waiver that may have been granted to any such person or Acquisition Proposal under any such provisions); or

•	authorize, resolve, or commit to do any of the foregoing.

Notwithstanding these restrictions, under certain circumstances prior to the adoption of the Merger Agreement by stockholders, Synchronoss may provide information, and engage or participate in negotiations or discussions with, a person regarding an Acquisition Proposal if the Board of Directors determines in good faith after consultation with Synchronoss’ financial advisors and outside legal counsel that such proposal is a Superior Proposal (as defined in the section of this Proxy Statement captioned “The Merger Agreement—Acquisition Proposals”) or would reasonably be expected to lead to a Superior Proposal and not to do so would be inconsistent with the directors’ exercise of their fiduciary duties. For more information, see the section of this Proxy Statement captioned “The Merger Agreement—Acquisition Proposals.”
The Board of Directors’ Recommendation; Change in Recommendation (Page 75)
The Board of Directors has unanimously resolved and agreed to recommend that you vote for the adoption of the Merger Agreement. The Merger Agreement provides that the Board of Directors may not change its recommendation, or take other actions constituting a Change in Recommendation (as defined in the section of this Proxy Statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Change in Recommendation”), except in certain specified circumstances. For more information, see the section of this Proxy Statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Change in Recommendation.”
Termination of the Merger Agreement (Page 81)
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:
•	By mutual written consent of Synchronoss and Parent;
•	By either Synchronoss, Parent, or Merger Sub:
•
subject to certain exceptions, if the Merger has not been consummated on or before June 1, 2026, which date we refer to as the “Initial Outside Date”, which may be extended pursuant to certain exceptions in the Merger Agreement, the “Outside Date”;

•
subject to certain exceptions, if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any executive order, decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”) or applicable law that (x) makes the consummation of the Merger illegal or otherwise prohibited, or (y) enjoins Parent and Synchronoss from consummating the Merger, and, in each case, such Order or applicable law shall have become final and non-appealable (provided, however, that the right to terminate shall not be available to any party whose material failure to fulfill its obligations under the Merger Agreement has been the substantial or primary cause of, or resulted in, such Order or other law); or

•
if the Requisite Company Vote shall not have been obtained at the Special Meeting or at any adjournment or postponement of the Special Meeting at which a final vote on adoption of the Merger Agreement is taken.

•	By Synchronoss:
•
if there is an inaccuracy in Parent’s or Merger Sub’s representations in the Merger Agreement, or a breach by Parent or Merger Sub of its covenants therein, that would, respectively, cause the representations and warranties or Parent or Merger Sub to not be true and correct, except as has not had and would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions or to be in material breach of their respective obligations under the Merger Agreement as of the closing; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Parent is notified in writing by Synchronoss of such breach, Synchronoss may not terminate the Merger Agreement (x) prior to such date if Parent and Merger Sub are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date.

•	By Parent or Merger Sub:
•
if there is an inaccuracy in Synchronoss’ representations in the Merger Agreement, or a breach by Synchronoss of its covenants therein, that would, respectively, cause the condition with respect to Synchronoss’ satisfaction of its representations and warranties as of the closing to not be satisfied or to be in material breach of its obligations under the Merger Agreement as of the closing; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Synchronoss is notified in writing by Parent of such breach, Parent and Merger Sub may not terminate the Merger Agreement (x) prior to such date if Synchronoss is taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date;

•
if at any time prior to the Special Meeting, the Board of Directors or any committee thereof shall have made a Change in Recommendation (it being agreed that the delivery of a Notice of Designated Superior Proposal (as defined in the section of this Proxy Statement captioned “The Merger Agreement—Acquisition Proposals”) and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate the Merger Agreement).

Termination Fee (Page 82)
Except in specified circumstances, whether or not the Merger is completed, Synchronoss, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other Transactions; provided that all filing fees paid by any party in respect of any and all filings under the antitrust laws shall be borne by Parent.
Upon termination of the Merger Agreement under specified circumstances, Synchronoss will be required to pay Parent a termination fee of $7,752,000.
For more information on this termination fee, see the section of this Proxy Statement captioned “The Merger Agreement—Termination Fee.”
Effect on Synchronoss if the Merger is Not Completed (Page 26)
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, Synchronoss’ stockholders will not receive any payment for their shares of Synchronoss Common Stock. Instead, Synchronoss will remain an independent public company, with its common stock continuing to be listed and traded on Nasdaq and registered under the Securities Exchange Act of 1934 (the “Exchange Act”), and Synchronoss will continue to file periodic reports with the Securities and Exchange Commission (the “SEC”).

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this Proxy Statement, including the annexes to this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions under the caption “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
The Board of Directors is furnishing this Proxy Statement and form of proxy card to the holders of shares of Synchronoss Common Stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
1)	To adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Synchronoss, with Synchronoss surviving as a wholly owned subsidiary of Parent;
2)
To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3)	To approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
Q:	When and where is the Special Meeting?
A:	The Special Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/SNCR2026SM at 11:00 a.m. Eastern Time on February 12, 2026.
Q:	Who is entitled to vote at the Special Meeting?
A:
Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting (and at any adjournment or postponement thereof). Each holder of shares of Synchronoss Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the Record Date.

Q:	What do I need to do to virtually attend the Special Meeting?
A:
All stockholders as of the close of business on the Record Date are invited to virtually attend the Special Meeting. Admission will begin at 11:00 a.m. Eastern Time. You will be able to virtually attend our Special Meeting at www.virtualshareholdermeeting.com/SNCR2026SM using the control number found on your proxy card or voting instruction form. You may vote during the Special Meeting by following the instructions available on the meeting website during the meeting. Stockholders of record may vote in advance by proxy. If your shares are held beneficially in the name of a bank, broker-dealer, brokerage firm, trust, other similar organization, other holder of record or nominee (i.e., in street name), you may vote in advance by proxy or if you wish to be present virtually at the Special Meeting, you must obtain a legal proxy from your bank, broker-dealer, brokerage firm, trust, other similar organization or other holder of record or nominee. The meeting will begin promptly at 11:00 a.m. Eastern Time.

Q:	What is the proposed Merger and what effects will it have on Synchronoss?
A:
The proposed Merger is the acquisition of Synchronoss by Parent. If the proposal to adopt the Merger Agreement is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Synchronoss, with Synchronoss continuing as the Surviving Corporation. As a result of the Merger, Synchronoss will become a wholly owned subsidiary of Parent, and our common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $9.00 per share in cash, minus the Company Transaction Expense Overage divided by the total number of Fully Diluted Shares of the Company (the “Per Share Company Transaction Expense Overage”), if any, for each share of Synchronoss Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. While we currently expect the Per Share Company Transaction Expense Overage to be zero, we cannot guarantee that outcome and will have more visibility into the expected Per Share Company Transaction Expense Overage, if any, closer to the closing date. For example, if you own one hundred (100) shares of Synchronoss Common Stock and the Per Share Company Transaction Expense Overage is zero, you will receive $900.00 in cash in exchange for your shares of Synchronoss Common Stock, less any applicable withholding taxes and without interest.

Q:	How does the Merger Consideration compare to the market price of the common stock?
A:
The relationship of the base Merger Consideration of $9.00 per share in cash to the trading price of the common stock constituted a premium of approximately 70 percent (70%) to the closing price of Synchronoss’ common stock as of December 3, 2025, the last trading day prior to the date on which Synchronoss publicly announced that it had entered into the Merger Agreement.

Q:	What do I need to do now?
A:
We encourage you to read this Proxy Statement, the annexes to this Proxy Statement and the documents that we refer to in this Proxy Statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	What happens if I sell or otherwise transfer my shares of Synchronoss Common Stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than both the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Synchronoss Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Synchronoss in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Synchronoss Common Stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?
A:
The Board of Directors, after considering the various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the other Transactions, to be advisable and fair to, and in the best interests of, Synchronoss and its stockholders, (2) approved and declared advisable the Merger Agreement and the Transactions, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (3) resolved and agreed to recommend that Synchronoss’ stockholders adopt the Merger Agreement and approve the Merger and (4) directed that the Merger Agreement be submitted to Synchronoss’ stockholders entitled to vote thereon for adoption at a special meeting of Synchronoss stockholders duly held in accordance with the DGCL and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Synchronoss Common Stock. Instead, Synchronoss will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Upon termination of the Merger Agreement under specified circumstances, Synchronoss will be required to pay Parent a termination fee of $7,752,000 (as described in the section of this Proxy Statement captioned “The Merger Agreement—Termination Fee”).
Q:	Have any stockholders agreed to vote for the proposal to adopt the Merger Agreement?
A:
On December 3, 2025, Supporting Stockholders who beneficially owned, collectively, approximately 21% of the total voting power of Synchronoss entered into Support Agreements with Parent and Synchronoss pursuant to which each of the Supporting Stockholders agreed, among other things, to vote all of their shares in favor of the adoption of the Merger Agreement, subject to the terms and conditions contained in the Support Agreements. Our directors and executive officers constitute Supporting Stockholders and will therefore vote all of their shares “FOR” the proposal to adopt the Merger Agreement. As of the Record Date, the Supporting Stockholders beneficially own, collectively, approximately 21% of the total voting power of Synchronoss.

Q:	What vote is required to adopt the Merger Agreement?
A:	The affirmative vote of the holders of a majority of the outstanding shares of Synchronoss Common Stock entitled to vote is required to adopt the Merger Agreement.
If a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote via the online portal at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
Q:
What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and to approve, by non-binding, advisory vote, compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger?

A:
Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the subject matter.

In determining the outcome of a stockholder vote on these proposals, we may only consider affirmative votes and negative votes cast on the proposals – abstentions and broker non-votes are not considered a vote cast affirmatively or negatively on a proposal and, accordingly, do not affect the outcome of the vote for these proposals.
The failure of any stockholder of record to either (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote through the online portal at the Special Meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal and the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger?
A:	SEC rules require Synchronoss to seek a non-binding, advisory vote regarding compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
Q:	What is the compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger for purposes of this advisory vote?
A:
The compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of Synchronoss’ named executive officers. For further detail, see the section captioned “Proposal 3: Advisory, Non-Binding Vote on Merger—Related Executive Compensation Arrangements.”

Q:	What will happen if stockholders do not approve the compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger at the Special Meeting?
A:
Approval of the compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger is an advisory vote and will not be binding on Synchronoss or Parent. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger will or may be paid to Synchronoss’ named executive officers even if stockholders fail to approve such compensation.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (“Equiniti”), you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by Synchronoss.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Synchronoss Common Stock held in “street name.” In that case, this Proxy Statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	How may I vote?
A:	If you are a stockholder of record (that is, if your shares of Synchronoss Common Stock are registered in your name with Equiniti, our transfer agent), there are four (4) ways to vote:
•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•	by visiting the Internet at the address on your proxy card (www.proxyvote.com);
•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card and following the telephone prompts; or
•	by virtually attending the Special Meeting and submitting your vote through the online portal.
A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Synchronoss Common Stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone or through the online portal at the Special Meeting. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to virtually attend the Special Meeting, you are strongly encouraged to vote your shares of Synchronoss Common Stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still submit your vote via the online portal at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and submit your vote via the online portal, your previous vote by proxy will not be counted.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee. Additionally, you should follow the instructions on the voting form provided by your bank, broker or nominee for virtually attending the Special Meeting and submitting your vote through the online portal.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the adjournment proposal or the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.

Q:	May I change my vote after I have mailed my signed proxy card?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to the Secretary; or
•	virtually attending the Special Meeting and submitting your vote via the online portal.
If you hold your shares of Synchronoss Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You should follow the instructions on the voting form provided by your bank, broker or nominee for virtually attending the Special Meeting and submitting your vote through the online portal.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Synchronoss Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Synchronoss Common Stock is called a “proxy card.” Our Board of Directors has designated Christina B. Gabrys and Cara Blaszka, and each of them, with full power of substitution, as the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.
Q:	Where can I find the voting results of the Special Meeting?
A:
If available, Synchronoss may announce preliminary voting results at the conclusion of the Special Meeting. Synchronoss intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Synchronoss files with the SEC are publicly available when filed. See the section of this Proxy Statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?
A:
If you are a U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of Synchronoss Common Stock for cash pursuant to the Merger generally will result in you recognizing gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you received pursuant to the Merger and your adjusted tax basis in the shares of Synchronoss Common Stock surrendered pursuant to the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Synchronoss Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.
You should consult your own tax advisor to determine the U.S. federal income tax consequences of the Merger for you in light of your own particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. A more complete description of certain U.S. federal income tax consequences of the Merger is provided under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
Q:	What will the holders of Synchronoss stock options, restricted stock awards and performance based cash units receive in the Merger?
A:
Each Company Stock Option to purchase shares of Synchronoss Common Stock that is outstanding as of the Effective Time, whether or not vested or exercisable, will be cancelled at the Effective Time and converted automatically into the right to receive, an amount in cash determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (y) the number of shares of Synchronoss Common Stock subject to such Company Stock Option, subject to applicable tax withholdings. Each Company Stock Option with an exercise price per share equal to or greater than the Merger Consideration will be cancelled without consideration.

Each Company RSA (or any portion thereof) that is outstanding immediately prior to the Effective Time (including any Company RSAs which are subject to performance conditions that have not been satisfied at the Effective Time, which shall be deemed satisfied in accordance with (and to the extent provided by) the terms of Synchronoss’ equity plans and applicable award agreements in connection with the Merger, as defined herein) shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time an amount in cash (without interest) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Synchronoss Common Stock subject to each such Company RSA subject to applicable tax withholdings.

Each Company PBCU (or any portion thereof) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash equal to (A) the Merger Consideration multiplied by (B) the number of shares of Synchronoss Common Stock subject to such Company PBCU based on the achievement of the target performance criteria set forth in the applicable award agreement immediately prior to the Effective Time, subject to applicable tax withholdings.
Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the first half of 2026. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the Merger is completed, holders and beneficial owners of Synchronoss Common Stock that do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262. This means that holders and beneficial owners of Synchronoss Common Stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” (as defined in Section 262) of their shares of Synchronoss Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262. Due to the complexity of the appraisal process, holders and beneficial owners of Synchronoss Common Stock that wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex D to this Proxy Statement.

Q:	Do any of Synchronoss’ directors or officers have interests in the Merger that may differ from those of Synchronoss stockholders generally?
A:
Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Synchronoss stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; (iii) recommending that the Merger Agreement be adopted by stockholders; and (iv) recommending that the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger be approved by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this Proxy Statement captioned “The Merger—Interests of Synchronoss’ Directors and Executive Officers in the Merger.”

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement, or need help voting your shares of Synchronoss Common Stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 750-9496
Banks and Brokers may call collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS
This Proxy Statement, the documents to which we refer you in this Proxy Statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “predicts,” “plan,” “expects,” “focus,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “will,” “might,” “momentum,” “can,” “could,” “design,” “see,” “seek,” “forecast” and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to the following factors:
•
the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including receipt of required regulatory approvals;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Parent a termination fee of up to $7,752,000;
•	the outcome of any legal proceedings that may have been or may be instituted against us and others related to the Merger Agreement;
•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;
•	the fact that receipt of the all-cash Merger Consideration would be taxable to U.S. Holders (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”);
•
the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Synchronoss’ current strategy as an independent company;

•
the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Synchronoss’ assets to one or more as-yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, Synchronoss is unable to solicit other alternative proposals during the pendency of the Merger;
•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;
•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;
•	risks that our stock price may decline significantly if the Merger is not completed; and
•
should regulatory filings become required, risks related to the timing and receipt of regulatory approvals from governmental authorities in connection with the Merger (including any conditions, limitations or restrictions placed on these approvals) and the risk that governmental authorities may deny approval.

Consequently, all of the forward-looking statements that we make in this Proxy Statement are qualified by the information contained herein, including (1) the information contained under this caption and (2) other information described from time to time in our periodic filings with the SEC. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
We will hold the Special Meeting virtually via live webcast at www.virtualshareholdermeeting.com/SNCR2026SM at 11:00 a.m. Eastern Time on February 12, 2026.
Purpose of the Special Meeting
At the Special Meeting, we will ask stockholders to vote on proposals to (i) adopt the Merger Agreement, (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices, located at 200 Crossing Boulevard, 8th Floor, Bridgewater, New Jersey, during regular business hours for a period of no less than ten (10) days before the Special Meeting and will also be made available online during the Special Meeting via the Special Meeting website.
As of the Record Date, there were 11,506,734 shares of Synchronoss Common Stock outstanding and entitled to vote at the Special Meeting.
The holders of a majority in voting power of the outstanding shares of Synchronoss Common Stock entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.
Vote Required; Abstentions and Broker Non-Votes
Approval of the proposal to adopt the Merger Agreement requires a vote “FOR” the proposal by the holders of a majority of the outstanding shares of Synchronoss Common Stock as of the Record Date. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Transactions.
Approval of the proposal to adjourn the Special Meeting requires a vote “FOR” the proposal by a majority of the votes cast affirmatively or negatively on the subject matter. Approval, on a non-binding, advisory basis, of certain compensation that will or may become payable to Synchronoss’ executive officers in connection with the Merger requires a vote “FOR” the proposal by a majority of the votes cast affirmatively or negatively on the subject matter. In determining the outcome of a stockholder vote on (i) the proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or (ii) the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger, we may only consider affirmative votes and negative votes cast on the proposals – abstentions and broker non-votes are not considered a vote cast affirmatively or negatively on a proposal and, accordingly, do not affect the outcome of the vote for these proposals.
For the proposal to adopt the Merger Agreement, if a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on (i) any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or (ii) the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares on such proposal. Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on (i) any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or (ii) the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
Abstentions will be counted as “shares present” at the Special Meeting for the purpose of determining whether a quorum exists, but shares held by a bank, broker or other nominee for the beneficial owner thereof which provides no voting instructions will not be considered present for the purposes of establishing a quorum.
Shares Held by Synchronoss’ Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,167,004 shares of Synchronoss Common Stock, representing approximately 10% of the shares of Synchronoss Common Stock outstanding on the Record Date.
Voting of Proxies
If your shares are registered in your name with our transfer agent, Equiniti Trust Company, LLC, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote by virtually attending the Special Meeting and submitting your vote through the online portal. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you virtually attend the Special Meeting and submit your vote through the online portal, your vote will revoke any previously submitted proxy.
Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (i) “FOR” adoption of the Merger Agreement; (ii) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (iii) “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or following the instructions from your broker to virtually attend the Special Meeting and submitting your vote through the online portal. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not virtually attend the Special Meeting and submitting your vote through the online portal, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the adjournment proposal or the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to our Secretary; or

•	virtually attending the Special Meeting and submitting your vote through the online portal.
If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you hold your shares of Synchronoss Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also follow the instructions from your broker and virtually attend the Special Meeting and submit your vote through the online portal.
Any adjournment, postponement, or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Board of Directors’ Recommendation
The Board of Directors, after considering various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (i) determined that the Merger Agreement, the Merger and the other Transactions, to be advisable and fair to, and in the best interests of, Synchronoss and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (iii) resolved and agreed to recommend that Synchronoss’ stockholders adopt the Merger Agreement and approve the Merger and (iv) directed that the Merger Agreement be submitted to Synchronoss’ stockholders entitled to vote thereon for adoption at a special meeting of Synchronoss stockholders duly held in accordance with the DGCL and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws. The Board of Directors unanimously recommends that you vote (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Synchronoss. We have retained Innisfree M&A Incorporated, a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Special Meeting at a cost of approximately $30,000 plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated in the first half of 2026.
Appraisal Rights
If the Merger is completed, holders and beneficial owners of Synchronoss Common Stock that do not vote in favor of the adoption of the Merger Agreement and that properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262. This means that holders and beneficial owners of Synchronoss Common Stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Synchronoss Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262. Due to the complexity of the appraisal process, holders and beneficial owners of Synchronoss Common Stock that wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Holders and beneficial owners of Synchronoss Common Stock considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the value of the Merger Consideration.
To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to Synchronoss before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement and (iii) continue to hold your shares of Synchronoss Common Stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D to this Proxy Statement. If you hold your shares of Synchronoss Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should promptly consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, broker or nominee.
Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of Synchronoss Common Stock will be voted in accordance with the discretion of the appointed proxy holders.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on February 12, 2026
The Proxy Statement is available at www.proxyvote.com.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this Proxy Statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.
If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.
If you are a stockholder of record, you may contact us by writing to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Eighth Floor, Bridgewater, New Jersey 08807, Attention: Secretary. Eligible stockholders of record receiving multiple copies of this Proxy Statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of Synchronoss Common Stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 750-9496
Banks and Brokers may call collect: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
We are asking you to approve and adopt the Merger Agreement and the Merger contemplated by the Merger Agreement.
For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this Proxy Statement, including the information set forth in the sections captioned “The Merger” beginning on page 26 of this Proxy Statement and “The Merger Agreement” beginning on page 66 of this Proxy Statement. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.
Under applicable law, we cannot complete the Merger without the affirmative vote of the holders of a majority of the outstanding shares of Synchronoss Common Stock entitled to vote in favor of the proposal to approve and adopt the Merger Agreement and the Merger. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders who have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the votes cast affirmatively or negatively on this proposal.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED
EXECUTIVE COMPENSATION ARRANGEMENTS
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger, as disclosed in the section of this Proxy Statement captioned “The Merger—Interests of Synchronoss’ Directors and Executive Officers in the Merger.”
We are asking stockholders to indicate their approval of the compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger. These payments are set forth in the section captioned “The Merger—Interests of Synchronoss’ Directors and Executive Officers in the Merger” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Synchronoss’ overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.
Accordingly, we are seeking approval of the following resolution at the Special Meeting:
“RESOLVED, that the stockholders of Synchronoss Technologies, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable by Synchronoss to its named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger—Interests of Synchronoss’ Directors and Executive Officers in the Merger.”
Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Synchronoss, the Board of Directors, Parent or the named executive officers. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to the underlying plans and agreements and the Merger Agreement.
Approval, on a non-binding, advisory basis, of certain compensation that will or may become payable to Synchronoss’ executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast affirmatively or negatively on this proposal.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement as Annex A and incorporated into this Proxy Statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.
Parties Involved in the Merger
Synchronoss Technologies, Inc.
200 Crossing Boulevard, 8th Floor
Bridgewater, New Jersey 08807
Phone: (866) 620-3940
Synchronoss Technologies, Inc. is a leading provider of white label cloud software and services that enable our customers to keep subscribers, systems, networks, and content in sync. The Synchronoss Personal CloudTM platform is a secure and highly scalable white label platform that allows our customers’ subscribers to backup and protect, engage with, and manage their personal content and gives our operator customers the ability to increase average revenue per user and reduce churn. Designed for smartphones, tablets, and desktops across all operating systems, our platform ensures a seamless cross-device experience.
Synchronoss’ common stock is listed on Nasdaq under the symbol “SNCR.”
Lumine Group US Holdco Inc.
Lumine Group US Holdco Inc., a Delaware corporation is a wholly owned subsidiary of Lumine Group Inc., a company domiciled in Canada (“Lumine Group”). Lumine Group is a global buy-and-hold forever acquirer of communications and media software businesses. Lumine Group acquires, strengthens, and grows vertical market software businesses in the communications and media industry. Parent owns several US entities acquired by Lumine Group and its subsidiaries.
Skyfall Merger Sub Inc.
Skyfall Merger Sub Inc. is a wholly owned subsidiary of Parent and was formed on November 25, 2025, solely for the purpose of engaging in the Transactions and has not engaged in any business activities other than in connection with the Transactions.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Synchronoss, and Synchronoss will continue as the Surviving Corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, our common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).
Effect on Synchronoss if the Merger is Not Completed
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Synchronoss Common Stock. Instead, Synchronoss will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Synchronoss operates and risks related to adverse economic conditions.
Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this Proxy Statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Synchronoss Common Stock. If the Merger is not completed, the Synchronoss Board will continue to evaluate and review Synchronoss’ business operations, strategic direction and capitalization, among other things, and will make such decisions and changes regarding such matters as are deemed appropriate. If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Synchronoss Board will be offered or that Synchronoss’ business, prospects or results of operation will not be adversely impacted.
Upon termination of the Merger Agreement under specified circumstances, Synchronoss will be required to pay Parent a termination fee of $7,752,000 (as described in the section of this Proxy Statement captioned “The Merger Agreement—Termination Fee”).
Merger Consideration
In the Merger, each outstanding share of common stock (other than shares owned by (i) Parent or Merger Sub and (ii) stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Merger Consideration.
After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described below under the caption “Appraisal Rights”).
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation or other interaction involving or on behalf of Synchronoss and Lumine Group or other parties.
The Synchronoss Board, with the assistance of Synchronoss’ senior management and advisors, regularly reviews Synchronoss’ business, operations, financial performance and strategic direction for the purpose of enhancing stockholder value. As part of this ongoing review, the Synchronoss Board considers Synchronoss’ long-term strategies and plans, changes in the industry and markets in which Synchronoss operates, economic and other market conditions, execution opportunities and risks, potential strategic alternatives, including business combinations, acquisitions, divestitures, partnerships and collaboration opportunities, and financial alternatives in light of developments in Synchronoss’ business.
On October 31, 2023, Synchronoss entered into an Asset Purchase Agreement with Lumine Group, pursuant to which Synchronoss sold its Messaging and NetworkX businesses, effective as of such date. At a meeting of the Synchronoss Board held on October 30, 2023 to approve this divestiture transaction, representatives of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson Dettmer”), outside counsel to Synchronoss, gave a presentation summarizing the transaction and the fiduciary duties of directors generally in mergers and acquisitions transactions.
In connection with Synchronoss’ ongoing review process, at a meeting of the Synchronoss Board held on October 31, 2024, the Synchronoss Board discussed exploring potential strategic alternatives, instead of remaining an independent company, that may be in the best interests of Synchronoss’ stockholders, including a potential sale transaction. Following discussion, the Synchronoss Board directed management of Synchronoss to again explore, with the assistance of a financial advisor, a potential sale of Synchronoss. Three financial advisors, including TD Cowen, were interviewed by Synchronoss management. Synchronoss subsequently engaged TD Cowen, which previously had acted as financial advisor to Synchronoss in connection with certain debt refinancings, to act as Synchronoss’ financial advisor given, among other things, TD Cowen’s credentials in similar transactions and familiarity with Synchronoss and its business and industry.
In accordance with the Synchronoss Board’s previously provided direction, between December 2024 and January 2025, Synchronoss management, with the assistance of TD Cowen, prepared marketing materials and identified parties that potentially could be interested in a strategic transaction involving Synchronoss. As part of this process, Synchronoss management prepared certain financial projections to market Synchronoss to prospective bidders, which were included in Synchronoss’ virtual data room made available to prospective bidders (the “Marketing Projections”), and discussed and approved by the Synchronoss Board during a meeting of the Synchronoss Board held on December 20, 2024. The Marketing Projections are more fully described in the section entitled “Certain Financial Projections”.
Beginning in February 2025, in accordance with the Synchronoss Board’s previously provided direction, approximately 146 potentially interested parties, consisting of 33 potential strategic buyers (including Lumine Group) and 113 potential financial buyers, were contacted, with the first phase of such outreach occurring in February 2025 and the second phase of such outreach occurring in April 2025. Of the potential buyers that were contacted, 95 declined to execute a confidentiality agreement, effectively terminating further discussions. The remaining 51 potentially interested parties, including Lumine Group, entered into confidentiality agreements with Synchronoss, each of which included customary non-disclosure and non-use provisions and most of which included customary standstill provisions that prohibited the parties from taking certain takeover-related actions with respect to Synchronoss for an agreed-upon period without the prior consent of Synchronoss. The standstill provisions allowed confidential proposals to be made to the Synchronoss Board at any time and terminated following public announcement of the execution of the Merger Agreement.
Thereafter, all of the 51 interested parties, including Lumine Group, that had executed a confidentiality agreement were offered access to a virtual data room with due diligence materials and a management presentation from Synchronoss if desired. Members of Synchronoss management, including Jeffrey Miller, Synchronoss’ Chief Executive Officer, and Louis Ferraro, Synchronoss’ Chief Financial Officer, met with 14 of these 51 potentially interested parties, including Lumine Group, that indicated interest in receiving a Synchronoss management presentation and exploring a potential strategic transaction with Synchronoss. In total, 21 of these 51 potentially interested parties, including Lumine Group, demonstrated sufficient interest to receive a strategic process letter outlining steps to be taken to submit a proposal to acquire Synchronoss.
Commencing during the week of February 10, 2025, in accordance with the previously provided directives of the Synchronoss Board, TD Cowen contacted and shared certain publicly available information regarding Synchronoss with approximately 45 potential buyers, including Lumine Group. Lumine Group and two strategic buyers, “Company A” and “Company B”, each entered into confidentiality agreements with Synchronoss between February 19, 2025 and February 24, 2025, of the nature described above, and received virtual data room access from Synchronoss.
On February 11, 2025, in accordance with the Synchronoss Board’s previously provided directives, TD Cowen contacted and shared certain publicly available information regarding Synchronoss with a strategic buyer (“Company E”).
On February 17, 2025, representatives of TD Cowen held a telephonic conference with Lumine Group to discuss Synchronoss’ strategic process.
On February 24, 2025, representatives of TD Cowen held a telephonic conference with Company A to discuss Synchronoss’ strategic process. Following that call, on February 25, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran and Mr. Wasser, participated in a fireside chat with representatives of Company A.
On February 26, 2025, Company B provided a data request list for Synchronoss, covering various due diligence items, including, but not limited to, customers, financial models, market, financial statements, revenue dynamics and growth.
On February 27, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran and Mr. Wasser, participated in separate fireside chat sessions with each of Lumine Group and Company B.
On February 28, 2025, Company A provided a data request list for Synchronoss, covering various due diligence items, including, but not limited to, customer key performance indicators, cost details, and subscriber dynamics.
Also on February 28, 2025, Lumine Group provided a data request list for Synchronoss, covering various due diligence items, including, but not limited to, information regarding financials, customers, pipeline, product, and debt.

Additionally, on February 28, 2025, the Synchronoss Board held a meeting, at which members of Synchronoss management and representatives of TD Cowen were present. Management and TD Cowen provided an update on Synchronoss’ strategic process. As of such date, approximately 52 potentially interested parties had been contacted since February 10, 2025, 12 parties had entered into confidentiality agreements and had been provided with confidential information relating to Synchronoss and access to supplementary due diligence materials, four were in the process of negotiating confidentiality agreements with Synchronoss, 22 parties had declined to participate further in the strategic process and the remainder were either reviewing internally or had not responded. After discussion, the Synchronoss Board determined it would be appropriate to continue the process of contacting additional potential interested parties and evaluating potential transactions that could maximize value for stockholders.
On March 5, 2025, in accordance with the Synchronoss Board’s previously provided directives, Synchronoss management contacted another strategic buyer (“Company F”) and mentioned Synchronoss’ strategic process.
On March 7, 2025, in accordance with the Synchronoss Board’s previously provided directives, TD Cowen contacted and shared certain publicly available information regarding Synchronoss with a strategic buyer (“Company D”).
Also on March 7, 2025, representatives of TD Cowen held a telephonic conference with Company E to discuss Synchronoss’ strategic process.
Additionally on March 7, 2025, a strategic buyer (“Company C”) entered into a confidentiality agreement with Synchronoss and received virtual data room access from Synchronoss.
On March 10, 2025, representatives of TD Cowen held a telephonic conference with Company F to discuss Synchronoss’ strategic process.
On March 11, 2025, Synchronoss’ process letter was sent to Lumine Group and Company B, with a request for bid submissions by March 27, 2025. No bids were received by March 27, 2025. Also on March 11, 2025, representatives of TD Cowen held a telephonic conference with each of Company B and Company C to discuss Synchronoss’ strategic process.
Also on March 11, 2025, representatives of TD Cowen held a telephonic conference with Company E regarding potential integration and synergy aspects of a transaction with Synchronoss.
On March 17, 2025, Company F entered into a confidentiality agreement with Synchronoss and received virtual data room access from Synchronoss.
On March 18, 2025, representatives of TD Cowen held a telephonic conference with Company A to receive an update on Company A’s due diligence review process.
On March 19, 2025, in accordance with Synchronoss Board previously provided directives, TD Cowen contacted and shared certain publicly available information regarding Synchronoss with a financial buyer (“Company G”).
Also on March 19, 2025, members of Synchronoss management, including Mr. Miller and Mr. Doran, held a telephonic conference with Company E to provide an overview of Synchronoss’ products.
On March 20, 2025, Company B participated in a due diligence call with members of Synchronoss management, including Mr. Ferraro, Mr. Wasser and Mr. Zuluaga, to discuss, among other things, contract renewals, Synchronoss’ relationship with its major customers, subscriber tiers and financials.
Also on March 20, 2025, Lumine Group notified TD Cowen that it was withdrawing from the strategic process due to a valuation gap.
On March 21, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran and Mr. Wasser, participated in a fireside chat with representatives of Company F.
On March 25, 2025, representatives of TD Cowen held a telephonic conference with Company E to further discuss potential integration and synergy aspects of a transaction with Synchronoss.

On March 26, 2025, members of Synchronoss management, including Mr. Wasser and Mr. Zuluaga, participated in a due diligence call with representatives of Company A regarding subscriber dynamics and key performance indicators.
On April 1, 2025, representatives of TD Cowen held a telephonic conference with Company F to receive an update on Company F’s due diligence review process.
On April 4, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran and Mr. Wasser, participated in a fireside chat with Company C.
On April 8, 2025, Company G entered into a confidentiality agreement with Synchronoss and received virtual data room access from Synchronoss.
On April 16, 2025, Company A notified TD Cowen that it was withdrawing from the strategic process given other priorities at that time.
Also on April 16, 2025, Company E notified TD Cowen that it was withdrawing from the strategic process given concerns regarding the size of Synchronoss’ employee base.
On April 24, 2025, Company B notified TD Cowen that it was withdrawing from the strategic process given a perceived lack of upside in Synchronoss’ business and concerns regarding customer concentration.
On April 25, 2025, in accordance with the Synchronoss Board’s previously provided directives, TD Cowen contacted and shared certain publicly available information regarding Synchronoss with three financial buyers, “Company H”, “Company I”, and “Company J”, and held calls with Company H and Company I regarding Synchronoss’ strategic process.
Also on April 25, 2025, Company D and Company I each entered into a confidentiality agreement with Synchronoss and received virtual data room access from Synchronoss.
On April 28, 2025, representatives of TD Cowen held a telephonic conference with Company D to discuss Synchronoss’ strategic process.
On April 29, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran and Mr. Wasser, participated in a fireside chat with representatives of Company D.
On April 30, 2025, the Synchronoss Board held a meeting, at which members of Synchronoss management and representatives of TD Cowen were present. Mr. Miller and TD Cowen provided an update to the Synchronoss Board regarding Synchronoss’ strategic process.
On May 1, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran and Mr. Wasser, participated in a fireside chat with representatives of Company G.
On May 6, 2025, Company D notified TD Cowen that it was withdrawing from the strategic process given other allocation priorities.
On May 8, 2025, representatives of TD Cowen followed up with Company I to inquire as to the status of Company I’s due diligence review process.
On May 12, 2025, Company J entered into a confidentiality agreement with Synchronoss and received virtual data room access from Synchronoss.
Also on May 12, 2025, Company A notified TD Cowen that it was reengaging in the process and requested additional due diligence materials.
On May 15, 2025, Company H entered into a confidentiality agreement with Synchronoss and received virtual data room access from Synchronoss.
On May 19, 2025, representatives of TD Cowen followed up with Company A to inquire as to the status of Company A’s due diligence process.
On May 21, 2025, representatives of TD Cowen held a telephonic conference with representatives of Company H regarding Company H’s due diligence process.

Also on May 21, 2025, Lumine Group notified TD Cowen that it was reengaging in the process and requested additional due diligence materials.
On May 23, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran and Mr. Wasser, participated in a fireside chat with representatives of Company I.
Also on May 23, 2025, Company F informed TD Cowen that Company F was withdrawing from the strategic process given the reorganization of its team and competing priorities.
On May 27, 2025, representatives of TD Cowen followed up with Lumine Group for a status update on Lumine Group’s due diligence process.
On May 29, 2025, a meeting of the Synchronoss Board was held, at which members of Synchronoss management and representatives of TD Cowen and Gunderson Dettmer were present. Mr. Miller and TD Cowen provided an update to the Synchronoss Board regarding Synchronoss’ strategic process. Of the 24 potentially interested parties that entered into confidentiality agreements at this time, 13 declined to participate further in the strategic process citing, among other reasons, customer concentration, a perceived lack of growth opportunities, different strategic focus and competing investment priorities.
On May 30, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran and Mr. Wasser, participated in a fireside chat with representatives of Company H.
On June 1, 2025, Synchronoss’ process letter was sent to potentially interested parties, with a request for bid submissions by June 12, 2025.
On June 3, 2025, representatives of TD Cowen followed up with representatives of Company I for an update regarding Company I’s due diligence process.
On June 4, 2025, in accordance with the Synchronoss Board’s previously provided directives, representatives of TD Cowen made an initial outreach to and shared certain publicly available information regarding Synchronoss with a strategic buyer (“Company K”).
On June 5, 2025, representatives of TD Cowen followed up with representatives of Company A for an update regarding Company A’s due diligence process.
Also on June 5, 2025, representatives of Synchronoss, including Mr. Miller, Mr. Ferraro, Mr. Doran, Mr. Wasser, Mr. Zuluaga and Ms. Wong, held a telephonic due diligence call with representatives of Company H.
On June 9, 2025, Company A notified TD Cowen that it was again withdrawing from the strategic process given concerns regarding customer concentration.
Also on June 9, 2025, representatives of TD Cowen followed up with representatives of Company I for an update on Company I’s due diligence process.
Additionally on June 9, 2025, Lumine Group made an initial verbal proposal to acquire all outstanding shares of Synchronoss common stock for $7.00 per share in cash, which was the first proposal to acquire Synchronoss received by Synchronoss as part of its strategic outreach process. Mr. Miller informed representatives of Lumine Group that the valuation would likely not be acceptable to the Synchronoss Board.
On June 10, 2025, in accordance with the Synchronoss Board’s previously provided directives, representatives of Synchronoss, including Mr. Miller, made an initial outreach to a strategic buyer (“Company L”).
Also on June 10, 2025, Company H notified TD Cowen that it was withdrawing from the strategic process given concerns regarding Synchronoss’ subscriber profile.
On June 12, 2025, Company K entered into a confidentiality agreement with Synchronoss and received virtual data room access from Synchronoss.
Also on June 12, 2025, Company I submitted an initial non-binding indication of interest to acquire all outstanding shares of Synchronoss common stock at a stated enterprise value of $275 million to $280 million and per share purchase price for Synchronoss common stock of $7.50 to $8.00 per share, consisting entirely of cash consideration.

On June 13, 2025, Company J submitted an initial non-binding indication of interest to acquire all outstanding shares of Synchronoss common stock at a stated enterprise value of $270 million and per share purchase price for Synchronoss common stock of $8.00 per share, consisting entirely of cash consideration.
On June 17, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran and Mr. Wasser, participated in separate fireside chat sessions with representatives of Company K.
Also on June 17, 2025, Company L entered into a confidentiality agreement with Synchronoss and received virtual data room access from Synchronoss.
On June 20, 2025, representatives of TD Cowen followed up with representatives of Company I for an update regarding Company I’s due diligence process and also followed up with Company J to clarify certain aspects of Company J’s indication of interest.
Also on June 20, 2025 and June 23, 2025, representatives of TD Cowen discussed with representatives of Company K a preliminary pro forma financial overview of, and potential synergy opportunities from, a transaction with Synchronoss.
On June 23, 2025, Mr. Miller and Mr. Waldis held a telephonic conference with representatives of Lumine Group, during which conversation the representatives of Lumine Group communicated that Lumine Group was interested in proceeding with due diligence and continuing its participation in the strategic process.
On June 23, 2025, the Synchronoss Board held a meeting at which members of Synchronoss management and representatives of TD Cowen and Gunderson Dettmer were present. Mr. Miller and TD Cowen provided an update to the Synchronoss Board regarding Synchronoss’ strategic process, including that Synchronoss had received initial non-binding indications of interest from Company J and Company I, Lumine Group had reengaged in the process and three other parties (Company C, Company L and Company K) were still evaluating their interest in a potential transaction. After reviewing the terms of Company J’s and Company I’s indications of interest, the Synchronoss Board determined to advance the remaining interested parties, Company J, Company I and Lumine Group, to the next phase of the process, with a request that such parties provide non-binding letters of intent by July 31, 2025, while continuing to solicit interest from the three other potentially interested parties (Company C, Company L and Company K).
Also on June 23, 2025, Lumine Group made a revised verbal proposal to acquire all outstanding shares of Synchronoss common stock for $10.00 per share, contingent on further due diligence, which was confirmed on the same day in writing.
On June 25, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran and Mr. Wasser, participated in a fireside chat with representatives of Company L.
On June 27, 2025, members of Synchronoss management, including Mr. Ferraro and Mr. Wasser participated in a telephonic call with representatives of Company K to discuss the financial model for Synchronoss’ business.
On June 29, 2025, Company I provided a comprehensive data request list for Synchronoss, which included, among other things, information relating subscriber experience, operations, financials, contracts and growth opportunity.
On June 30, 2025, at Synchronoss’ direction, representatives of TD Cowen requested that Lumine Group submit a formal offer reflecting its verbal $10.00 per share proposal.
Also on June 30, 2025, representatives of TD Cowen held a telephonic conference with representatives of Company I to further discuss Synchronoss’ strategic process.
On July 1, 2025, an auction draft of a merger agreement prepared by Gunderson Dettmer at the direction of Synchronoss management was made available to the Synchronoss Board for review.
On July 7, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran, Mr. Wasser, Mr. Nathan, Mr. Zuluaga and Ms. Wong, participated in an in-person due diligence session with representatives of Lumine Group.
Also on July 7, 2025, Company C notified Mr. Miller that Company C was withdrawing from the strategic process, indicating that it was not in a position to submit a competitive offer.

On July 9, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran and Mr. Wasser, and representatives of TD Cowen met with representatives of Company I to discuss potential synergy opportunities from a transaction with Synchronoss.
On July 11, 2025, Company L notified TD Cowen that Company L was withdrawing from the strategic process indicating that it was not in a position to submit a competitive offer.
On July 14, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran, Mr. Wasser and Mr. Zuluaga, and representatives of Company I met to discuss the potential transaction.
On July 15, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran, Mr. Wasser, Ms. Gabrys, Ms. Lackner, Mr. Zuluaga, Ms. Wong, Mr. Blauvelt and Ms. Hazelton, participated in an in-person due diligence session with representatives of Company I.
Also on July 15, 2025, members of Synchronoss management, including Mr. Wasser and Mr. Cutter, held an additional telephonic meeting with representatives of Lumine Group to discuss various due diligence topics, including tax-related matters.
On July 17, 2025, Company K notified TD Cowen that Company K was withdrawing from the strategic process, indicating that it was not in a position to provide a competitive offer.
Also on July 17, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran, Mr. Wasser, Ms. Lackner, Mr. Zuluaga, Ms. Wong, Mr. Blauvelt and Ms. Hazelton, participated in an in-person due diligence session with representatives of Company J.
On July 18, 2025, members of Synchronoss management, including Mr. Wasser, Mr. Cutter and Ms. Hellings, held an additional telephonic meeting with representatives of Lumine Group to discuss various due diligence topics, including subledgers. Later that same day, members of Synchronoss management, including Mr. Ferraro, Mr. Wasser and Mr. Cutter, held an additional telephonic meeting with representatives of Lumine Group to discuss due diligence topics, including tax-related matters.
On July 23, 2025, Lumine Group formally submitted a non-binding letter of intent to Synchronoss to acquire all outstanding shares of Synchronoss common stock for a purchase price of approximately $10.00 per share in cash. Lumine noted in the letter of intent that the per share price was subject to confirming key performance-based and transaction cost assumptions and that the proposal would expire on July 29, 2025 if not accepted by Synchronoss. The letter of intent also provided for an exclusive negotiation period through August 22, 2025.
On July 24, 2025, Company I indicated that it was no longer interested in an acquisition of Synchronoss given the significant time and investment that would be required.
Also on July 24, 2025, representatives of Company J informed representatives of TD Cowen that Company J remained interested in a potential acquisition but had additional due diligence to complete before submitting a letter of intent and that Company J was unlikely to be able to meet the July 31, 2025 deadline set forth in Synchronoss’ final strategic process letter.
On July 25, 2025, the Synchronoss Board held a meeting, at which members of Synchronoss management and representatives of TD Cowen and Gunderson Dettmer were present. Mr. Miller and TD Cowen provided an update to the Synchronoss Board regarding Synchronoss’ strategic process. The terms of Lumine Group’s letter of intent and certain balance sheet and other assumptions on which Lumine Group’s $10.00 per share price was based also was discussed. The Synchronoss Board determined to continue the ongoing due diligence process of other interested parties while engaging in further discussions and negotiating the terms of the letter of intent with Lumine Group. Following this discussion, given that Lumine Group’s letter of intent referred to a purchase price of “approximately” $10.00 per share, the Synchronoss Board instructed TD Cowen to follow up with Lumine Group to clarify its proposed per share purchase price.
On July 26, 2025, in accordance with the Synchronoss Board’s previously provided directives, representatives of TD Cowen held a follow-up telephonic conference with representatives of Lumine Group to clarify Lumine Group’s proposed $10.00 per share proposal. During the call, representatives of Lumine Group confirmed Lumine Group’s $10.00 per share proposal and indicated that Lumine Group would send a revised letter of intent to Synchronoss without characterizing its proposed per share purchase price as an approximation.

On July 30, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran, Mr. Wasser and Mr. Cutter, held additional telephonic due diligence meetings with representatives of Lumine Group.
Also on July 30, 2025, the Synchronoss Board held a meeting, at which members of Synchronoss management and representatives of TD Cowen and Gunderson Dettmer were present. At this meeting, the Synchronoss Board further discussed the letter of intent from Lumine Group.
On August 1, 2025, members of Synchronoss management, including Mr. Ferraro, Mr. Wasser, Mr. Cutter, Ms. Banatwala and Ms. Ryan, held an additional telephonic meeting with representatives of Lumine Group to discuss various due diligence topics.
On August 5, 2025, Lumine Group delivered a revised non-binding letter of intent to Synchronoss clarifying certain assumptions underlying its $10.00 per share proposal. The Synchronoss Board took note of certain provisions of the August 5, 2025 letter of intent, including that: (i) the price per share would be subject to downward adjustment if Synchronoss’ transaction expenses exceeded a certain amount; (ii) while the Synchronoss Board would have a “fiduciary out” right to change its recommendation in favor of the transaction should it receive an unsolicited competing takeover proposal deemed financially superior, Synchronoss would not be entitled to terminate the definitive agreement and would be required to hold a special stockholder meeting to approve the transaction with Lumine Group; and (iii) all Synchronoss directors and officers, and certain large stockholders of Synchronoss, would be required to enter into voting agreements to support the transaction with Lumine Group with such voting agreements remaining in effect for one year following termination of the definitive agreement.
During August 2025, in accordance with the Synchronoss Board’s previously provided directives, Synchronoss’ management and legal and financial advisors engaged in negotiations of the letter of intent with Lumine Group and its outside counsel at Goodwin Procter LLP (“Goodwin”), with particular focus on the remaining letter of intent terms. During the course of negotiations, Synchronoss negotiated for certain changes to the letter of intent terms, including requests to increase the transaction cost cap, remove certain large stockholders who did not have current or former designees on the Synchronoss Board from the requirement to enter into a voting agreement and a reduction to the post-termination effectiveness period of the voting agreement.
On August 6, 2025, in accordance with the Synchronoss Board’s previously provided directives, representatives of TD Cowen held a telephonic conference with representatives of Company J and informed Company J that Synchronoss had received a non-binding letter of intent from another participant in the process and that Synchronoss was preparing to enter into exclusivity with such party. The representatives of Company J indicated that Company J would not be in a position to complete its due diligence review and provide a competitive proposal at such time.
On August 7, 2025, members of Synchronoss management, including Mr. Miller, Mr. Ferraro, Mr. Doran, Mr. Cutter and Ms. Gabrys, held an additional telephonic meeting with representatives of Lumine Group to discuss certain due diligence matters. Also on August 7, 2025, Lumine Group’s letter of intent was discussed during a meeting of the Synchronoss Board.
On August 19, 2025, the Synchronoss Board held a meeting, at which members of Synchronoss management and representatives of TD Cowen and Gunderson Dettmer were present. Mr. Miller and TD Cowen provided an update to the Synchronoss Board regarding the strategic process. At this meeting, the Synchronoss Board discussed, among other things, the terms and conditions of Lumine Group’s August 5th letter of intent and status of negotiations with Lumine Group. Following this discussion, the Synchronoss Board instructed Synchronoss’ management and legal and financial advisors to continue to negotiate the letter of intent, but indicated that the Synchronoss Board would be willing to concede the provisions regarding a transaction cost cap, duty to hold a special meeting to approve the transaction with Lumine Group notwithstanding a change in board recommendation resulting from a financially superior competing proposal and duty to provide voting agreements that included a post-termination effectiveness period, if necessary to facilitate a transaction with Lumine Group.

On August 20, 2025, members of the Synchronoss Board, including Mr. Rendino and Mr. Bernstein, and members of Synchronoss’ management and legal and financial advisors, held a telephonic conference with representatives of Lumine Group (including members of management as well as external legal advisors) to discuss the Lumine Group’s letter of intent.
On August 24, 2025, Lumine Group presented a “best and final” draft of the letter of intent reflecting the outcome of prior negotiations, and the previous $10.00 per share price, subject to reduction if Synchronoss’ transaction costs exceeded $24.4 million, but only if the excess costs were over 5% of such amount. This draft also provided that while the Synchronoss Board would have a “fiduciary out” right to change its recommendation in favor of the transaction should it receive an unsolicited competing takeover proposal deemed financially superior, Synchronoss would not be entitled to terminate the definitive agreement and would be required to hold a special stockholder meeting to approve the transaction with Lumine Group. This draft also provided that all of Synchronoss’ directors and officers, and certain large stockholders of Synchronoss with current or former representation on the Synchronoss Board, would be required to enter into voting agreements to support the transaction with Lumine Group and that such voting agreements would remain in effect for six months following termination of the definitive agreement under certain circumstances. This draft also provided for a termination fee equal to 3% of Synchronoss’ enterprise value.
Later on August 24, 2025, Synchronoss executed Lumine Group’s letter of intent.
On August 29, 2025, members of Synchronoss management, including Mr. Miller, held a follow-up telephonic conference with Lumine Group during which Lumine Group stated that it had not obtained an unconditional approval of the potential acquisition of Synchronoss and, as a result, was withdrawing from the strategic process.
On September 2, 2025, Mr. Miller had a telephone call with a representative of Lumine Group, during which the Lumine Group representative informed Mr. Miller that Lumine Group remained interested in the potential acquisition and that he believed there was still potential to move forward.
During the remainder of September 2025 and the majority of October 2025, the process with Lumine Group did not advance pending Lumine Group’s corporate approval process.
On October 29, 2025, representatives of Lumine Group had a call with Mr. Miller and representatives of TD Cowen during which the representatives of Lumine Group indicated that Lumine Group intended to re-engage in Synchronoss’ strategic process and submitted a new verbal proposal to acquire all outstanding shares of Synchronoss common stock for $7.50 per share in cash. Over the course of the day, following negotiations, Lumine Group increased its verbal acquisition proposal to $9.00 per share in cash. This proposal was contingent on approval of the Synchronoss Board, on the one hand, and Lumine Group and its controlling stockholder, on the other.
On October 30, 2025, the Synchronoss Board held a meeting, at which members of Synchronoss management and representatives of TD Cowen were present. Mr. Miller and TD Cowen provided an update to the Synchronoss Board regarding Synchronoss’ strategic process and Lumine Group’s updated verbal proposal. At this meeting, the Synchronoss Board discussed, among other things, the economic value represented by the updated proposal relative to Synchronoss’ current stock price and the risk that Lumine Group might again withdraw from the process. Following this discussion, the Synchronoss Board authorized Synchronoss management to continue to engage in discussions with Lumine Group and, when presented by Lumine Group, to execute a non-binding letter of intent at the proposed $9.00 per share purchase price.
On October 31, 2025, Lumine Group provided an updated proposal reflecting an acquisition price of $9.00 per share in cash. The updated proposal did not include other substantive changes from the prior draft letter of intent and reflected the parties’ previously negotiated positions as described above.
On November 3, 2025, Lumine Group delivered an executed copy of the revised non-binding letter of intent to Synchronoss, setting forth its acquisition offer of $9.00 per share and an exclusive negotiating period ending on December 8, 2025, which would automatically extend on a weekly basis up to two times, in addition to proposing a termination fee equal to 3% of Synchronoss’ enterprise value.
On November 4, 2025, Synchronoss signed Lumine Group’s non-binding (other than as to exclusivity) letter of intent. Under the letter, neither party was bound to consummate a transaction. Beginning on November 4, 2025, Lumine Group and its outside counsel, Goodwin, conducted due diligence on Synchronoss through (i) extensive review of the virtual data room information provided pursuant to a due diligence request list delivered by Lumine Group to Synchronoss following the execution of the letter of intent, (ii) discussions with

Synchronoss management regarding Synchronoss’ business prospects and other due diligence matters, and (iii) the initiation of regularly-scheduled due diligence calls to address open due diligence items. The virtual data room was iteratively updated with additional due diligence information throughout transaction negotiations.
On November 10, 2025, Lumine Group’s internal legal team sent to Synchronoss’ internal legal team a revised draft of the auction form Merger Agreement. The revised draft reflected the terms agreed to in the executed letter of intent and also included, among other things, proposed revisions to the representations and warranties, interim covenants, closing conditions and remedies provisions of the Merger Agreement.
On November 17, 2025, Gunderson Dettmer sent to Goodwin a revised draft of the Merger Agreement. Gunderson Dettmer and Goodwin continued to exchange drafts of the Merger Agreement from November 17, 2025 to November 30, 2025.
Also on November 17, 2025, Lumine Group delivered an initial draft of a voting agreement to be entered into by certain Synchronoss stockholders. The legal teams continued to exchange drafts of the voting agreement from November 17, 2025 to November 27, 2025.
On November 24, 2025, the Synchronoss Board held a meeting, at which members of Synchronoss management and representatives of TD Cowen and Gunderson Dettmer were present. Mr. Miller provided an update to the Synchronoss Board regarding the discussions with Lumine Group since the October 30th Board meeting. Representatives of Gunderson Dettmer provided an update on the status of the Merger Agreement and other transaction agreements. The Synchronoss Board also reviewed updated financial projections prepared by Synchronoss’ senior management (the “Financial Projections”), as more fully described in the section entitled “Certain Financial Projections”, and directed TD Cowen to use and rely upon such Financial Projections for purposes of its financial analyses and opinion in connection with the transaction. The Synchronoss Board also authorized TD Cowen to share the Financial Projections with Lumine Group. Synchronoss’ senior management noted for the Synchronoss Board that the Marketing Projections initially prepared by management in December 2024 would require revision as they had reflected assumptions and estimates related to Synchronoss’ future results which it was now apparent were overly optimistic in view of Synchronoss’ actual performance and relevant developments in 2025. In addition, as the 2025 year elapsed, Synchronoss’ senior management had learned that its assumptions in the Marketing Projections regarding revenue growth, including from a new customer acquisition and subscriber growth, exceeded Synchronoss’ actual performance. Accordingly, Synchronoss’ senior management informed the Synchronoss Board that management believed that the assumptions and estimates related to Synchronoss’ future results reflected in the Financial Projections were, at the time of preparation of the Financial Projections, more reasonable and reliable than those used for preparation of such Marketing Projections.
On November 28, 2025, in accordance with the Synchronoss Board’s directives, TD Cowen provided the Financial Projections to Lumine Group. In the afternoon of November 28, 2025, the Synchronoss Board held a meeting, at which members of Synchronoss management and representatives of TD Cowen and Gunderson Dettmer were present, to review the status of the proposed transaction with Lumine Group. Mr. Miller provided an overview of the discussions with Lumine Group since the November 24, 2025 Board meeting. Representatives of Gunderson Dettmer provided an update on the status of the Merger Agreement and other transaction agreements. TD Cowen then reviewed its preliminary financial analyses relating to Synchronoss with the Synchronoss Board.
On November 29, 2025, TD Cowen provided the Synchronoss Board with certain information relating to TD Cowen’s and its affiliates’ material relationships with Synchronoss, Lumine Group and certain related entities, as applicable, during the approximate prior two-year period.
On November 30, 2025, a special meeting of the Synchronoss Board was held, at which members of Synchronoss management and representatives of TD Cowen and Gunderson Dettmer were present. Mr. Miller provided an overview of the discussions with Lumine Group since the last Board meeting and a status update on the proposed transaction, including the status of all critical open items, the manner in which such items had been addressed, and the status of finalization of the definitive agreements for the transaction. Also at this meeting, at the Synchronoss Board’s request, TD Cowen reviewed its financial analysis of the $9.00 per share cash consideration provided for in the Merger with the Synchronoss Board and delivered an oral opinion, confirmed by delivery of a written opinion dated November 30, 2025, to the Synchronoss Board to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by TD Cowen as set forth in such opinion, the $9.00 per share cash consideration to be received in the Merger by holders of Synchronoss Common Stock (other than, as applicable, Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Thereafter, representatives of Gunderson Dettmer provided the Synchronoss Board with a detailed presentation regarding the transaction, which began with a review of the fiduciary duties of the directors, including the specifics of such duties in connection with consideration of approving the proposed Merger Agreement and the transactions contemplated thereby. Representatives of Gunderson Dettmer described the proposed final terms of the Merger Agreement and the voting agreement, copies of which were provided to the directors in advance of the meeting (in finalized form), together with detailed summaries thereof. Representatives of Gunderson Dettmer highlighted the key terms of the Merger Agreement, including discussion of the transaction structure and economics, the closing conditions, the non-solicitation provisions (including the ability of the Synchronoss Board to change its recommendation in response to a superior proposal) and the termination provisions (including the termination fee payable by Synchronoss under certain circumstances, such as a change in board recommendation). The Synchronoss Board then conducted a final review of its findings regarding the proposed transaction with Lumine Group. Based on the foregoing and other factors and considerations, the Synchronoss Board unanimously (i) determined that the terms of the Merger Agreement and other transaction documents and the transactions contemplated thereby, including the proposed Merger and the proposed Merger Consideration, were advisable, fair to, and in the best interests of, Synchronoss and its stockholders, (ii) approved the execution and delivery of the Merger Agreement by Synchronoss, the performance by Synchronoss of its covenants and other obligations thereunder and the consummation of the Merger and other transactions contemplated by the Merger Agreement and (iii) resolved to recommend that the stockholders of Synchronoss adopt the Merger Agreement. The Synchronoss Board directed Mr. Miller to execute the Merger Agreement on behalf of Synchronoss no earlier than after the stock market closing on December 1, 2025 in order to allow for finalization of the communications materials for the transaction, which process was ongoing. There were no discussions with Lumine Group regarding terms of post-closing employment for Synchronoss management prior to the Synchronoss Board approving the Merger Agreement.
On December 1, 2025, Mr. Miller and a representative of Lumine Group had a telephonic conversation during which the representative of Lumine Group informed Mr. Miller that Lumine Group was still reviewing, and needed additional time to finalize, the communications materials. During the course of that day, Synchronoss and Lumine continued to prepare and finalize the various communications materials.
On December 2, 2025, Mr. Miller and a representative of Lumine Group had a telephonic conversation during which Lumine Group informed Mr. Miller that, prior to Lumine Group’s board of directors approving execution of the Merger Agreement, Lumine Group’s board of directors wanted additional clarity on certain commercial and operating matters of Synchronoss.
On December 3, 2025, Mr. Miller and a representative of Lumine Group had a telephonic conversation during which the representative of Lumine Group informed Mr. Miller that Lumine Group was prepared to execute the Merger Agreement.
Following the close of the stock market on December 3, 2025, a special meeting of the Synchronoss Board was held, at which members of Synchronoss management and representatives of TD Cowen and Gunderson Dettmer were present. Mr. Miller provided an update regarding the discussions with Lumine Group since the last Board meeting and indicated that Lumine Group was prepared to execute the Merger Agreement. Following discussion, the Synchronoss Board reconfirmed its approval of the Merger Agreement and the consummation of the Merger and other transactions contemplated by the Merger Agreement from the November 30, 2025 Board meeting and directed Mr. Miller to execute the Merger Agreement on behalf of Synchronoss.
Later that same day, Synchronoss and Lumine Group executed the Merger Agreement. On December 4, 2025, Synchronoss and Lumine Group announced the transaction.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors, at a meeting held on November 30, 2025, unanimously (1) determined that the Merger Agreement, the Merger and the Transactions, to be advisable and fair to, and in the best interests of, Synchronoss and its stockholders, (2) approved and declared advisable the Merger Agreement and the Transactions, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (3) resolved and agreed to recommend that that Synchronoss’ stockholders adopt the Merger Agreement and approve the Merger, (4) d that the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger be approved by stockholders and (5) directed that the Merger Agreement be submitted to Synchronoss’ stockholders entitled to vote thereon for adoption at a special meeting of Synchronoss stockholders duly held in accordance with the DGCL and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws. The Board of Directors, at a meeting held on December 3, 2025, reconfirmed the foregoing.
The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Synchronoss to its named executive officers in connection with the Merger.
Reasons for the Recommendation of the Synchronoss Board
The Synchronoss Board unanimously determined that entering into the Merger Agreement would yield the highest value reasonably available for Synchronoss’ stockholders and is advisable and fair to and in the best interests of Synchronoss and its stockholders. In evaluating the Merger Agreement and the Transactions, the Synchronoss Board consulted with Synchronoss’ senior management and legal and financial advisors and, in making its determination and recommendation of the Merger to Synchronoss’ stockholders, the Synchronoss Board considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):
Synchronoss’ Financial Condition and Prospects. The Synchronoss Board considered the current and historical financial condition and results of operations of Synchronoss, as well as the strategic objectives and future prospects for Synchronoss if it were to remain an independent company. The Synchronoss Board reviewed Synchronoss’ current financial operating plan, including the risks and uncertainties associated with executing upon and achieving the plan. The Synchronoss Board believes, on this basis, that the Merger Consideration fairly reflects Synchronoss’ intrinsic value, including its potential for future growth in light of the risks and uncertainties faced by Synchronoss and the increasingly competitive landscape for cloud solution providers.
Ability to Remain Independent. The Synchronoss Board considered the ability of Synchronoss to remain independent and the risks and costs associated with doing so, including, without limitation:
•	Industry Risks. The Synchronoss Board considered relevant industry risks, including the potential for reduced growth rates as the telecommunications cloud solutions industry continues to mature.
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Competitive Risks. The Synchronoss Board considered Synchronoss’ competitive risks, including current and potential future competition from larger and better funded companies that might have competitive advantages from their broader commercial scope and economies of scale in pricing, and other competitors with less advanced product offerings catching up to Synchronoss.

•	Execution Risks. The Synchronoss Board considered execution risks facing Synchronoss, including go-to-market execution challenges that Synchronoss may face.
•	Customer Risks. The Synchronoss Board considered customer risks facing Synchronoss.
Complete Company Sale. The Synchronoss Board believed that a 100% acquisition of Synchronoss was most likely to maximize value for Synchronoss stockholders as compared with remaining an independent company when taking into account the aforementioned risks and costs.
Results of Process Conducted. The Synchronoss Board considered the fact that, prior to entry into the Merger Agreement with Parent, Synchronoss with the assistance of TD Cowen conducted an extensive market check, which involved outreach to over 140 prospective strategic and financial sponsor acquirors capable of, and with anticipated interest in, acquiring Synchronoss. The Synchronoss Board considered the fact that during the outreach process conducted on behalf of Synchronoss, only Lumine Group and two financial sponsor acquirors had submitted an acquisition proposal with respect to Synchronoss and the fact that the prices offered by the financial sponsor bidders were below the price offered by Lumine Group and the belief that such other proposals were less actionable than the proposal from Lumine Group. The Synchronoss Board considered the fact that Synchronoss had engaged experienced advisors to assist Synchronoss during the process. The Synchronoss Board believed that the price offered by Parent was the highest that was reasonably attainable, in light of several factors, including, without limitation, the course of negotiations with Lumine Group and the results of the outreach to other potential acquirors. The Synchronoss Board also believed that the offer from Lumine Group was the acquisition transaction most likely to be consummated. The Synchronoss Board considered the likelihood that the Merger would be consummated and the speed with which it could be completed, in light of several factors, including without limitation the fact that the Merger was not subject to a financing contingency and Parent is representing that it has sufficient cash and other sources of immediately available funds to pay the aggregate Merger Consideration and other payments contemplated by the Merger Agreement.
Premium to Market Price. The Merger Consideration to be paid by Parent would provide Synchronoss’ stockholders with the opportunity to receive a meaningful premium over the then current market price of Synchronoss Common Stock. The Synchronoss Board reviewed the current and recent market prices of Synchronoss Common Stock, including the fact that Lumine Group’s offer price of $9.00 per share in cash (assuming no adjustment for Company Transaction Expense Overage) constituted an implied premium of:
•	approximately 70% relative to the closing price of Synchronoss Common Stock of $5.30 per share on December 3, 2025, the last trading day preceding the day that the Merger Agreement was executed; and
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approximately 79.6% relative to the 30-day volume weighted average closing price of Synchronoss Common Stock of $5.01 per share, and 59.9% relative to the three-month volume weighted average closing price of Synchronoss Common Stock of $5.63 per share, in each case, ending as of the close of trading on December 3, 2025.

Ability to Negotiate Increased Offer Price. The Synchronoss Board also considered the fact that Lumine Group increased its offer price from its initial offer of $7.00 per share to $9.00 per share in cash of Synchronoss Common Stock and indicated that its offer price of $9.00 in cash, less the adjustment for any Company Transaction Expense Overage, per share of Synchronoss Common Stock was its “best and final” offer. The Synchronoss Board believed that the price offered by Lumine Group was the highest reasonably attainable, in light of several factors, including without limitation the course of negotiations with Lumine Group, the results of the outreach to other potential acquirors and the likelihood of other potential acquirors making a higher offer.
Market Volatility and Uncertainty Regarding Similar Strategic Alternatives. The Synchronoss Board also considered the volatility in the public markets and uncertainty of the availability to Synchronoss of similar strategic alternatives in the future in light of current marketplace conditions.
Financial Projections. The Synchronoss Board considered the Financial Projections prepared by Synchronoss’ senior management team. The Synchronoss Board understood that financial projections are based on assumptions and estimates that are difficult to project and subject to a high degree of uncertainty and significant execution risk.
Opinion of Financial Advisor to Synchronoss. The Synchronoss Board considered the opinion of TD Cowen, dated November 30, 2025, to the Synchronoss Board as to the fairness, from a financial point of view and as of the date of such opinion, of the $9.00 per share cash consideration to be received in the Merger by holders of Synchronoss Common Stock (other than, as applicable, Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by TD Cowen set forth in such opinion as more fully described under the heading “—Opinion of Financial Advisor to Synchronoss.”
Cash Consideration. The Synchronoss Board considered that the form of consideration to be paid to Synchronoss stockholders in the Merger was all-cash and considered the certainty of value of cash compared to other forms of consideration and immediate liquidity associated with such cash consideration, while eliminating the effect of long-term industry, competitive and execution risk.

Likelihood of Closing. The Synchronoss Board concluded that the Merger would likely be consummated in an orderly manner as a result of a number of factors, including:
•	the meaningful premium over the then current market price of the shares of Synchronoss Common Stock and certainty of value of cash to Synchronoss stockholders offered by Lumine Group;
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the business reputation and significant financial resources of Lumine Group, including Lumine Group’s track record of completing acquisition transactions, such as its prior acquisition of Synchronoss’ Messaging and NetworkX businesses;

•	the fact that Parent’s obligation to complete the Merger is not conditioned upon the receipt of third-party debt financing or completion of any debt financing marketing period;
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the likelihood and anticipated timing of completing the proposed Merger in light of the scope of the conditions to completion, including the fact that a filing under the HSR Act was not expected to be required and there were no anticipated other required antitrust clearances or regulatory approvals;

•	that the Outside Date under the Merger Agreement is expected to allow for sufficient time to complete the Merger; and
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that the conditions to closing contained in the Merger Agreement are reasonable and customary in number and scope and which, in the case of the condition related to the accuracy of Synchronoss’ representations and warranties, are generally subject to a “Material Adverse Effect” or other materiality qualifications, as described under the section captioned “The Merger Agreement—Representations and Warranties” beginning on page 68.

Speed of Closing. The Synchronoss Board considered the anticipated timing of the consummation of the Merger and concluded that, subject to the satisfaction or waiver of the applicable conditions set forth in the Merger Agreement, the Merger would allow Synchronoss’ stockholders to receive the consideration in a relatively short timeframe. The Synchronoss Board also determined that such a relatively short timeframe would be expected to reduce the uncertainty and potential disruption to Synchronoss’ business during the pendency of the Merger.
Merger Agreement. The Synchronoss Board considered the terms and conditions of the Merger Agreement, including:
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Ability to Respond to Certain Unsolicited Takeover Proposals. While Synchronoss is prohibited from soliciting any acquisition proposal, the Merger Agreement permits the Synchronoss Board, subject to compliance with certain procedural requirements (including that the Synchronoss Board determine in good faith, after consultation with Synchronoss’ outside legal counsel and financial advisor, that an unsolicited acquisition proposal is or would reasonably likely lead to a superior proposal), (i) to furnish information with respect to Synchronoss to a person making such unsolicited acquisition proposal and (ii) to participate in discussions or negotiations with the person making such unsolicited acquisition proposal.

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Right to Change Recommendation for Superior Proposals. In the event Synchronoss receives a Superior Proposal (as defined in the section of this Proxy Statement captioned “The Merger Agreement—Acquisition Proposals”), the Synchronoss Board may withdraw or change its recommendation in favor of the Merger if the Synchronoss Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to Synchronoss’ stockholders under applicable law. In order for the Synchronoss Board to withdraw or change its recommendation in connection with a Superior Proposal, the Synchronoss Board must first provide Parent with a right to negotiate with Synchronoss to adjust the terms and conditions of the Merger Agreement so that such change in recommendation is no longer necessary. In the event that the Synchronoss Board withdraws or changes its recommendation in connection with Superior Proposal, Parent may terminate the Merger Agreement, in which case Synchronoss must pay Parent a termination fee of $7,752,000 in cash within one business day after such termination.

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Change in Recommendation for an Intervening Event. If a specified Intervening Event (as defined in the section of this Proxy Statement captioned “The Merger Agreement—Acquisition Proposals”) occurs, the Synchronoss Board may withdraw or change its recommendation in favor of the Merger if the Synchronoss Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to Synchronoss’ stockholders under applicable law. In order for the Synchronoss Board to withdraw or change its recommendation in connection with such an Intervening Event, the Synchronoss Board must first provide Parent with a right to negotiate with Synchronoss to adjust the terms and conditions of the Merger Agreement so that such change in recommendation is no longer necessary. In the event that the Synchronoss Board withdraws or changes its recommendation in connection with an Intervening Event, Parent may terminate the Merger Agreement, in which case Synchronoss must pay Parent a termination fee of $7,752,000 in cash within one business day after such termination.
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Termination Fee. The Synchronoss Board considered the fact that, in connection with the termination of the Merger Agreement under specified circumstances, Synchronoss would be obligated to pay Parent a termination fee of $7,752,000. The Synchronoss Board was of the view that this termination fee was reasonable in light of the bidding and negotiation process that led to the execution of the Merger Agreement, as well as of the terms of the Merger Agreement itself, and was necessary to induce Parent to enter into the Merger Agreement. The Synchronoss Board believed that the termination fee would not likely deter or preclude another party with interest in Synchronoss and financial resources sufficient to consummate an alternative acquisition transaction with Synchronoss, were one to exist, from making a competing proposal for Synchronoss and would likely only be required to be paid in the event that the Synchronoss Board was able to enter into a transaction more financially favorable to Synchronoss’ stockholders than the Merger.

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Conditions to the Completion of the Transactions. The Synchronoss Board considered the limited conditions to Parent’s obligations to consummate the Merger, including the condition that has been no Material Adverse Effect (as defined in the section of this Proxy Statement captioned “The Merger Agreement—Representations and Warranties”) with respect to Synchronoss. The Synchronoss Board considered the fact that specified changes or events would be excluded from the determination whether Synchronoss had experienced a Material Adverse Effect, particularly any change or event resulting from the announcement, pendency and consummation of the Merger.

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Specific Performance. The Synchronoss Board considered Synchronoss’ ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, including the obligations of Parent and Merger Sub to consummate the Merger.

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Appraisal Rights. The Synchronoss Board considered the fact that Synchronoss’ stockholders who do not vote their shares in favor of adoption of the Merger Agreement and who properly exercise their appraisal rights under Delaware law will be entitled to such appraisal rights with respect to such shares in connection with the Merger, subject to the provisions of Section 262 of the DGCL.

The Synchronoss Board also considered a variety of risks and other potentially negative factors relating to the Merger in making its determination and reaching its recommendation, including the following (which factors are not necessarily presented in order of relative importance):
No Stockholder Participation in Future Growth or Earnings. The Synchronoss Board considered the fact that the nature of the Merger as an all-cash transaction means that Synchronoss stockholders would no longer be able to participate in any future earnings or growth of Synchronoss or benefit from any appreciation in the value of Synchronoss following the consummation of the Merger, which earnings or growth could have resulted, if Synchronoss had remained independent, in future prices for shares of the Synchronoss Common Stock in excess of the Merger Consideration.
Risk of Non-Consummation. The Synchronoss Board considered the fact that, while Synchronoss expects that the Merger will be consummated, there can be no assurance that the conditions to the Merger will be satisfied, and that, as a result, the Merger may not be consummated. The Synchronoss Board considered the potential risks associated with a failure of the Merger to be consummated, including (i) the extensive time and effort expended by Synchronoss’ directors, senior management and other employees during the pendency of the proposed Merger, (ii) the significant transaction-related costs and opportunity costs incurred by Synchronoss,

(iii) the trading price for shares of Synchronoss’ common stock could be negatively impacted, (iv) Synchronoss’ business could be disrupted and negatively impacted, including loss of business partners and employees, and (v) the market’s perceptions of Synchronoss’ prospects could be adversely affected.
Restrictions on Conduct of Business. The Synchronoss Board considered the limitations on Synchronoss’ pursuit of business opportunities during the pendency of the Merger due to certain covenants contained in the Merger Agreement requiring Synchronoss to operate its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, to comply with certain other operating restrictions. Such restrictions could delay or prevent Synchronoss from pursuing business opportunities that may arise during the pendency of the proposed Merger and/or have a significant adverse effect on Synchronoss’ ability to respond to changing market and business conditions, in a timely manner, or at all.
Impact of Negotiation and Announcement. The Synchronoss Board considered the impact on Synchronoss’ business of the negotiation and public announcement of the proposed Merger, including the potentially negative effects that the negotiation and announcement may have on Synchronoss’ business relationships and its ability to attract and retain key management, technical and other personnel while the Merger is pending.
Inability to Solicit Other Acquisition Proposals. The Synchronoss Board considered the covenant in the Merger Agreement prohibiting Synchronoss from soliciting other competing acquisition proposals.
Termination Fee. The Synchronoss Board considered the possibility that the $7,752,000 termination fee could potentially deter a potential acquirer from proposing an alternative acquisition transaction that could be of greater value to Synchronoss stockholders than the Merger.
Possible Loss of Key Management or Other Personnel. The Synchronoss Board considered the risk of the possible loss of key management or other personnel of Synchronoss during the pendency of the Merger.
Interests of the Board and Management. The Synchronoss Board considered the fact that Synchronoss’ directors and officers may have financial interests in the Transactions, including the Merger, that may be different from or in addition to those of Synchronoss’ other stockholders, and the risk that these interests might influence their decision with respect to the Transactions.
Tax Treatment. The Synchronoss Board considered the fact that the cash consideration to be received by Synchronoss stockholders in the Merger would be taxable to U.S. Holders (as defined under the section captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”). However, the Synchronoss Board noted that the all-cash nature of the consideration payable in the Transactions would provide such Synchronoss stockholders with adequate cash for the payment of any taxes due.
The above discussion of the reasons for the Synchronoss Board’s recommendation that Synchronoss stockholders vote in favor of adoption of the Merger Agreement is not meant to be exhaustive, but addresses the material information and factors considered by the Synchronoss Board in consideration of its recommendation. In view of the wide variety of factors considered by the Synchronoss Board in connection with the evaluation of the Merger and the complexity of these matters, the Synchronoss Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, the Synchronoss Board did not reach any specific conclusion with respect to any of the particular factors considered. Instead, the Synchronoss Board conducted an overall review of the factors described above and made its determinations and recommendations based on the totality of the information reviewed. The judgments of individual members of the Synchronoss Board may have been influenced to a greater or lesser degree by different factors. The Synchronoss Board ultimately concluded that, in the aggregate, the potential benefits of the Merger outweighed the potential risks or negative consequences of the Merger.
For the reasons described above, the Synchronoss Board unanimously recommends that Synchronoss’ stockholders vote in favor of adoption of the Merger Agreement.
Opinion of Financial Advisor to Synchronoss
Synchronoss has engaged TD Cowen as Synchronoss' financial advisor in connection with the Merger. As part of this engagement, the Synchronoss Board requested that TD Cowen evaluate the fairness, from a financial point of view, of the $9.00 per share cash consideration provided for in the Merger pursuant to the Merger Agreement. At a meeting of the Synchronoss Board held on November 30, 2025 to approve the Merger, TD Cowen reviewed its financial analysis of the $9.00 per share cash consideration provided for in the Merger with the Synchronoss Board and delivered an oral opinion, confirmed by delivery of a written opinion dated November 30, 2025, to the Synchronoss Board to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by TD Cowen as set forth in such opinion, the $9.00 per share cash consideration to be received in the Merger by holders of Synchronoss Common Stock (other than, as applicable, Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of TD Cowen’s written opinion, dated November 30, 2025, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by TD Cowen, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of TD Cowen’s written opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. TD Cowen’s analyses and opinion were prepared for and addressed to the Synchronoss Board and were directed only to the fairness, from a financial point of view, of the $9.00 per share cash consideration. TD Cowen’s opinion did not in any manner address the underlying business decision of Synchronoss to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to Synchronoss. The $9.00 per share cash consideration was determined through negotiations between Synchronoss and Parent and TD Cowen’s opinion did not constitute a recommendation to the Synchronoss Board on whether or not to approve the Merger and does not constitute a recommendation to any securityholder or any other person as to how to vote or act with respect to the Merger or otherwise.
In connection with its opinion, TD Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:
•	a substantially final draft, dated November 30, 2025, of the Merger Agreement;
•	certain publicly available financial and other information for Synchronoss and certain other relevant financial and operating data furnished to TD Cowen by the management of Synchronoss;
•	certain internal financial forecasts, estimates and other information concerning Synchronoss provided by the management of Synchronoss;
•
discussions TD Cowen had with certain members of the management of Synchronoss concerning the historical and current business operations, financial condition and prospects of Synchronoss and such other matters that TD Cowen deemed relevant;

•	certain operating results of, and financial and stock market information for, Synchronoss and certain other publicly traded companies that TD Cowen deemed relevant;
•	certain financial terms of the Merger as compared to the financial terms, to the extent publicly available, of certain business combinations that TD Cowen deemed relevant; and
•	such other information, financial studies, analyses and investigations and such other factors that TD Cowen deemed relevant for the purposes of its opinion.
In conducting its review and arriving at its opinion, TD Cowen, at the direction of the Synchronoss Board, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to TD Cowen by Synchronoss or that was publicly available or was otherwise reviewed by TD Cowen. TD Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness, or independent verification, of any such information. TD Cowen relied upon the representations of Synchronoss that all information provided to TD Cowen by Synchronoss was accurate and complete in all material respects and TD Cowen expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which TD Cowen becomes aware after the date of TD Cowen’s opinion.
TD Cowen was advised, and assumed, that the financial forecasts, estimates and other information concerning Synchronoss that TD Cowen was directed to utilize for purposes of its analyses and opinion were reasonably prepared by the management of Synchronoss on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of Synchronoss and the other matters covered thereby, and that such financial forecasts, estimates and other information provided an appropriate basis for its analyses and opinion. TD Cowen relied on the assessments of the management of Synchronoss as to, among other things, (i) the potential impact on Synchronoss of market, competitive, macroeconomic and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the technology industry and the software-as-a-service sector thereof, (ii) the technology, intellectual property and proprietary rights of Synchronoss, and associated risks, and (iii) existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers (and their respective subscribers) and other commercial relationships of Synchronoss. TD Cowen assumed that there would be no developments with respect to any such matters, or any adjustments to the $9.00 per share cash consideration payable in the Merger, that would have an adverse effect on Synchronoss or the Merger or that otherwise would be meaningful in any respect to TD Cowen’s analyses or opinion. TD Cowen expressed no opinion as to the financial forecasts, estimates and other information utilized in TD Cowen’s analyses or the assumptions on which they were based.
In addition, TD Cowen assumed that there had been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Synchronoss since the dates of the last financial statements made available to TD Cowen. TD Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Synchronoss or any other entity, nor was TD Cowen furnished with such materials. TD Cowen did not conduct nor did TD Cowen assume any obligation to conduct any physical inspection of the properties or facilities of Synchronoss or any other entity. TD Cowen also did not evaluate the solvency or fair value of Synchronoss or any other entity under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. In addition, TD Cowen did not undertake an independent evaluation of any actual or potential litigation, settlements, governmental or regulatory proceedings or investigations, possible unasserted claims or other contingent liabilities to which Synchronoss or any other entity may be a party or subject. TD Cowen’s opinion did not address any legal, tax, accounting or regulatory matters related to the Merger Agreement or the Merger, as to which TD Cowen assumed that Synchronoss and the Synchronoss Board received such advice from legal, tax, accounting and regulatory advisors as each determined appropriate.
TD Cowen’s opinion addressed only the fairness of the $9.00 per share cash consideration to be received in the Merger (to the extent expressly specified therein) from a financial point of view and as of the date of such opinion, without regard to individual circumstances of specific holders of Synchronoss Common Stock (whether by virtue of control, voting or consent, liquidity, contractual arrangements, vesting of shares or otherwise) that may distinguish such holders or the securities of Synchronoss held by such holders, and TD Cowen’s opinion did not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of Synchronoss or otherwise. TD Cowen expressed no view as to any other aspect or implication of the Merger, including, without limitation, any adjustments to the consideration provided for in the Merger, any voting agreement or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. TD Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by TD Cowen on the date of such opinion. It should be understood that although subsequent developments may affect TD Cowen’s opinion, TD Cowen does not have any obligation to update, revise or reaffirm its opinion and TD Cowen expressly disclaimed any responsibility to do so. As the Synchronoss Board was aware, the industry in which Synchronoss operates and the business and securities of Synchronoss have experienced and may continue to experience volatility and disruptions, and TD Cowen expressed no view as to any potential effects of such volatility or disruptions on Synchronoss or the Merger.
TD Cowen did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.
For purposes of rendering its opinion, TD Cowen assumed in all respects relevant to its analyses that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver thereof. TD Cowen also assumed that the final form of the Merger Agreement would be substantially similar to the draft reviewed by TD Cowen. TD Cowen further assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that in the course of obtaining any such consents or approvals no restrictions would be imposed or waivers made that would have an adverse effect on Synchronoss or the Merger. In addition, TD Cowen assumed that the Merger would be consummated in accordance with its terms and in a manner that complies with the provisions of applicable securities laws and all other applicable state, federal or foreign statutes, rules and regulations.
It was understood that TD Cowen’s opinion was intended for the benefit and use of the Synchronoss Board (in its capacity as such) in its evaluation of the $9.00 per share cash consideration provided for in the Merger. TD Cowen’s opinion did not constitute a recommendation to the Synchronoss Board on whether or not to approve the Merger and does not constitute a recommendation to any securityholder or any other person as to how to vote or act with respect to the Merger or otherwise. TD Cowen expressed no opinion as to the actual value, price or trading range of Synchronoss Common Stock or any other securities of Synchronoss following announcement or consummation of the Merger. TD Cowen was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision of Synchronoss to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to Synchronoss. In addition, TD Cowen was not requested to opine as to, and its opinion did not in any manner address, (i) the fairness of the amount or nature of the compensation to the officers, directors or employees, or class of such persons, of any parties to the Merger relative to the $9.00 per share cash consideration provided for in the Merger or otherwise, (ii) the fairness of the $9.00 per share cash consideration (other than as expressly specified in TD Cowen’s opinion) or the Merger to the holders of any class of securities, creditors or other constituencies of Synchronoss or (iii) whether Parent or Merger Sub have sufficient cash, available lines of credit or other sources of funds for the payment of the $9.00 per share cash consideration payable at the closing of the Merger.
Financial Analyses
The summary of the principal financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses performed by TD Cowen to arrive at its opinion. Some of the summaries of TD Cowen’s financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. TD Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the Synchronoss Board certain assumptions on which such analyses were based and other factors, including the historical and projected financial results of Synchronoss. For purposes of the financial analyses described below, the term “adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, excluding the impact of stock-based compensation expense and certain one-time non-recurring items and including the impact of capitalized software expense, as applicable.
Selected Public Companies Analysis. TD Cowen reviewed selected financial and stock market information of Synchronoss and the following six publicly traded companies with operations in the communications and digital content management software sector of the technology industry that TD Cowen considered generally relevant for purposes of analysis (collectively, the “selected companies”):
•	8x8, Inc.
•	Consensus Cloud Solutions, Inc.
•	Dropbox, Inc.
•	Getty Images Holdings, Inc.
•	Ribbon Communications Inc.
•	RingCentral, Inc.
TD Cowen reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on November 28, 2025 plus total debt and debt-like items, preferred equity and minority interests (as applicable), less cash and cash equivalents, as multiples of calendar year 2026 estimated revenue and calendar year 2026 estimated adjusted EBITDA. Financial and other data of the selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial and other data of Synchronoss were based on financial forecasts, estimates and other information concerning Synchronoss provided by Synchronoss management, public filings and other publicly available information.
The overall low to high calendar year 2026 estimated revenue and calendar year 2026 estimated EBITDA multiples observed for the selected companies were 0.8x to 4.1x (with a mean of 2.0x and a median of 1.8x) and 5.8x to 8.7x (with a mean of 6.8x and a median of 6.3x), respectively. TD Cowen applied selected ranges of calendar year 2026 estimated revenue and calendar year 2026 estimated adjusted EBITDA multiples derived from the selected companies of 1.3x to 1.8x and 6.0x to 7.0x, respectively, to corresponding data of Synchronoss.
This analysis indicated the following approximate implied equity value per share reference ranges for Synchronoss, as compared to the $9.00 per share cash consideration provided for in the Merger:

Implied Equity Value Per Share Reference Ranges Based On:		Merger Consideration
CY2026E Revenue	CY2026E Adjusted EBITDA
$6.63 – $13.37	$7.81 – $10.93	$9.00

Although the selected companies were used for comparison purposes, none of those companies is directly comparable to Synchronoss. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the selected companies or Synchronoss.
Selected Precedent Transactions Analysis. TD Cowen reviewed financial data relating to the following nine selected transactions involving target companies or businesses with operations in the communications and digital content management software sector of the technology industry that TD Cowen considered generally relevant for purposes of analysis (collectively, the “selected transactions”):

Announced	Acquiror		Target
August 2025	•	Calabrio, Inc.	•	Verint Systems Inc.
January 2025	•	Getty Images Holdings, Inc.	•	Shutterstock, Inc.
August 2021	•	ADTRAN Holdings, Inc.	•	ADVA Optical Networking SE
November 2019	•	Open Text Corporation	•	Carbonite, Inc.
April 2018	•	Searchlight Capital Partners L.P.	•	Mitel Networks Corporation
May 2017	•	Apollo Global Management L.P.	•	West Corporation
August 2016	•	Apollo Global Management L.P.	•	Rackspace Hosting Inc.
July 2016	•	Siris Capital Group, LLC	•	Polycom, Inc.
July 2016	•	Avast Holding B.V.	•	AVG Technologies N.V.

TD Cowen reviewed transaction values, based on the consideration paid or payable in the selected transactions plus total debt and debt-like items, preferred equity and minority interests (as applicable), less cash and cash equivalents, as multiples of next 12 months estimated revenue and next 12 months estimated adjusted EBITDA of the target companies or businesses involved in such transactions as of the announcement date of the applicable selected transaction. Financial and other data of the selected transactions were based on public filings and other publicly available information. Financial and other data of Synchronoss were based on financial forecasts, estimates and other information concerning Synchronoss provided by Synchronoss management, public filings and other publicly available information.
The overall low to high next 12 months estimated revenue and next 12 months estimated adjusted EBITDA multiples observed for the selected transactions were 1.1x to 2.8x (with a mean of 1.8x and a median of 2.0x) and 4.7x to 9.0x (with a mean and median of 7.3x), respectively. TD Cowen applied a selected range of next 12 months estimated revenue and next 12 months adjusted EBITDA multiples derived from the selected transactions of 1.3x to 1.8x and 6.0x to 7.5x, respectively, to the next 12 months (as of December 31, 2025) estimated revenue and estimated adjusted EBITDA, respectively, of Synchronoss.

This analysis indicated the following approximate implied equity value per share reference ranges for Synchronoss, as compared to the $9.00 per share cash consideration provided for in the Merger:

Implied Equity Value Per Share Reference Ranges Based On:		Merger Consideration
NTM Revenue	NTM Adjusted EBITDA
$6.63 - $13.37	$7.81 - $12.48	$9.00

Although the selected transactions were used for comparison purposes, none of those transactions or companies or businesses involved in those transactions is directly comparable to the Merger or Synchronoss. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics and other factors that could affect the acquisition or other values of such transactions or the companies or businesses involved in such transactions.
Discounted Cash Flow Analysis. TD Cowen performed a discounted cash flow analysis of Synchronoss by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Synchronoss was forecasted to generate during the fiscal years ending December 31, 2026 through December 31, 2030 based on financial forecasts, estimates and other information concerning Synchronoss provided by Synchronoss management. For purposes of this analysis, estimated Federal net operating losses of Synchronoss as provided by Synchronoss management were taken into account and stock-based compensation was treated as a cash expense. The implied terminal value of Synchronoss was derived by applying to the normalized unlevered, after-tax free cash flow of Synchronoss for the fiscal year ending December 31, 2030 a selected range of perpetuity growth rates of 3.0% to 5.0%. The present values (as of December 31, 2025) of the cash flows and terminal value were then calculated using a selected range of discount rates of 15.5% to 17.5% derived from a weighted average cost of capital calculation.
This analysis indicated the following approximate implied equity value per share reference range for Synchronoss, as compared to the $9.00 per share cash consideration provided for in the Merger:

Implied Equity Value Per Share Reference Range	Merger Consideration
$5.43 – $10.32	$9.00

Certain Additional Information
TD Cowen also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including:
•
historical closing prices of Synchronoss Common Stock during the 52-week period ended November 28, 2025, which indicated low and high closing prices of Synchronoss Common Stock of $3.98 per share and $12.85 per share, respectively; and

•
publicly available Wall Street research analysts’ forward price targets for Synchronoss Common Stock as of November 28, 2025, which indicated an overall low to high target price range for Synchronoss Common Stock as of such date of $10.00 per share to $13.00 per share (based on two research analysts’ price targets) and a price target of $40.00 per share (based on one research analyst price target).

Miscellaneous
The summary set forth above does not purport to be a complete description of all the analyses performed by TD Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. TD Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, TD Cowen believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, TD Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Synchronoss. The analyses performed by TD Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty and are based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Synchronoss, TD Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses performed by TD Cowen and its opinion were only one among many factors taken into consideration by the Synchronoss Board in evaluating the $9.00 per share cash consideration provided for in the Merger and should not be considered as determinative of the views of the Synchronoss Board or management with respect to the Merger, the consideration payable in the Merger or otherwise.
TD Cowen was selected by Synchronoss to act as financial advisor to Synchronoss in connection with the Merger because TD Cowen is a nationally recognized investment banking firm and TD Cowen’s familiarity with the business and industry of Synchronoss. As part of its investment banking business, TD Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
TD Cowen is acting as financial advisor to Synchronoss in connection with the Merger and will receive from Synchronoss for such services an aggregate fee currently estimated to be approximately $4.7 million, of which approximately $3.9 million is payable contingent upon consummation of the Merger and the remaining portion was payable in connection with TD Cowen’s opinion regardless of the conclusion reached therein. In addition, Synchronoss has agreed to reimburse TD Cowen’s expenses, including fees and expenses of counsel, and to indemnify TD Cowen for certain liabilities, including liabilities under federal and other securities laws, that may arise out of TD Cowen’s engagement.
As the Synchronoss Board was aware, TD Cowen and/or its affiliates in the past have provided and in the future may provide financial advisory and/or other investment banking services to Synchronoss and/or its affiliates unrelated to the Merger, including, during the approximate two-year period preceding the date of TD Cowen’s opinion, having acted as financial advisor to Synchronoss in connection with certain debt refinancings, for which services during such two-year period TD Cowen and/or its affiliates received aggregate fees of approximately $6.4 million. Additionally, as the Synchronoss Board was aware, a senior managing director of TD Cowen (who is not a member of the financial advisory team assisting Synchronoss in connection with the Merger) is a member of the board of directors and holds securities of an entity that is a significant stockholder of Synchronoss. As the Synchronoss Board also was aware, certain affiliates of TD Cowen in the past have provided, currently are providing and in the future may provide services to Lumine Group and/or its affiliates, including, during the approximate two-year period preceding the date of TD Cowen’s opinion, having acted or acting as a lender under certain credit facilities, for which services during such two-year period such affiliates received aggregate fees of less than $5 million. Additionally, certain affiliates of TD Cowen expect to receive fees with respect to a recently closed credit facility for an affiliate of Lumine Group, which fees have not yet been determined and could be similar in amount to, or materially differ from, previously received fees.
TD Cowen and its affiliates provide investment and commercial banking, lending, asset management and other financial and non-financial services to a wide range of corporations and individuals and, as part of their investment banking business, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, TD Cowen and/or its affiliates or employees hold or at any time may hold long or short positions, and trade or may trade or otherwise effect transactions, in debt, equity, equity-linked and/or other securities or loans of Synchronoss, Parent and/or their respective affiliates for the accounts of TD Cowen and/or its affiliates or employees and for the accounts of customers. As of November 29, 2025, TD Cowen and/or certain of its affiliates held, based on publicly available information, less than 0.05% of the common stock of Lumine Group and certain of its affiliates. TD Cowen and its affiliates also conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to their clients on investment matters, including matters with respect to the Merger or Synchronoss, Lumine Group and/or their respective affiliates. The issuance of TD Cowen’s opinion was approved by TD Cowen’s fairness opinion review committee.
Certain Financial Projections
Synchronoss does not as a matter of course issue public financial projections as to future performance or earnings beyond the then current fiscal year or issue public financial projections for extended periods given the unpredictability of the underlying assumptions and estimates. However, in connection with its strategic review process, including its evaluation of the Merger Agreement and the transactions contemplated thereby as described in this Proxy Statement, in November 2025, the Synchronoss Board directed senior management to prepare the Financial Projections set forth below (as defined in the section of this Proxy Statement captioned “The Merger—Background of the Merger”), which were used by the Synchronoss Board in its evaluation of the Merger and were provided to Synchronoss’ financial advisor, TD Cowen, for its use and reliance in connection with its financial analyses and opinion, as more fully described in the section of this Proxy Statement entitled “The Merger – Opinion of Financial Advisor to Synchronoss”. The Financial Projections also were provided to Lumine Group in connection with the transaction. To give Synchronoss stockholders access to certain non-public information that was available to the Synchronoss Board at the time of the evaluation of the Merger and the Merger Agreement, Synchronoss’ senior management has included these projections below, subject to the following qualifications and cautionary statements.
Synchronoss management prepared the Financial Projections set forth below based on historical financial statements and various assumptions and estimates related to future results that it believed to be reasonable at the time of preparation of the Financial Projections, including assumptions and estimates relating to revenue growth, gross margin percentages, operating expenses, selling, general and administrative expenses, capital expenditures and related depreciation and amortization, and other relevant factors relating to Synchronoss’ long-range operating plan. The foregoing is a summary of certain key assumptions and estimates and does not purport to be a comprehensive overview of all assumptions and estimates reflected in the Financial Projections prepared by Synchronoss senior management.
When discussing the Financial Projections, the Synchronoss Board and senior management discussed a range of possible assumptions and estimates related to future results. The Synchronoss Board and senior management concluded that the Financial Projections set forth below were, at the time of preparation, based on the most reasonable assumptions and estimates related to future results and were, at the time of preparation, the most reliable representation of future operating results, subject to the qualifications described herein.
The Financial Projections set forth below, while presented with numerical specificity, necessarily were based on numerous assumptions and estimates that are inherently uncertain. Since the Financial Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. In addition, the Financial Projections would be affected by Synchronoss’ ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the Financial Projections were based necessarily involve subjective judgments with respect to, among other things, future economic, competitive and regulatory conditions, potential changes in customer operations, and financial market conditions, all of which are difficult to predict and many of which are beyond Synchronoss’ control. The Financial Projections also reflect assumptions as to certain business decisions that are subject to change. As such, there can be no assurance that the Financial Projections will be realized or that actual results will not be significantly higher or lower than those forecasted in the Financial Projections.
The inclusion of the Financial Projections in this Proxy Statement should not be regarded as an indication that Synchronoss, the Synchronoss Board, any of their respective affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, such projections to be predictive of actual future results or events, and this information should not be relied upon as such. The inclusion of the Financial Projections herein should not be deemed an admission or representation by Synchronoss that they are viewed by Synchronoss as material information of Synchronoss. No representation is made by Synchronoss or any other person to any Synchronoss stockholder regarding the Financial Projections or the ultimate performance of Synchronoss compared to such information. The Financial Projections do not take into account any transactions, circumstances or events occurring after the date they were prepared and have not been updated since their date of preparation. They should not be utilized as public guidance and will not be provided in the ordinary course of Synchronoss’ business in the future.

The Financial Projections did not give effect to any changes or expenses as a result of the Merger Agreement, the Merger or other transactions contemplated by the Merger Agreement, or any other effects of such matters. The Financial Projections were prepared solely for internal use and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles. No independent registered public accounting firm, has examined, compiled, nor performed any procedures with respect to the Financial Projections.
The Financial Projections are not included in this document to influence the decision of Synchronoss stockholders whether to vote in favor of adoption of the Merger Agreement, but rather because such Financial Projections were provided to the Synchronoss Board, Synchronoss’ financial advisor and Lumine Group in connection with the Merger. The information from the Financial Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Synchronoss contained in Synchronoss’ public filings with the SEC.
All financial projections are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in Synchronoss’ most recent Annual Report on Form 10-K. Please refer to discussion entitled “Forward-Looking Statements” on page 18.
In light of the foregoing factors and the uncertainties inherent in the Financial Projections, Synchronoss stockholders are cautioned not to place undue, if any, reliance on the Financial Projections included in this Proxy Statement, including in making a decision as to whether to vote in favor of adoption of the Merger Agreement.
The following is a summary of the Financial Projections:

($ in millions)	2025E	2026E	2027E	2028E	2029E	2030E
Total Revenue	$169.1	$175.3	$183.6	$195.2	$209.7	$226.7
Adjusted EBITDA[1]	$49.8	$52.0	$55.3	$59.1	$64.2	$71.5
Adjusted EBITDA (Less Capitalized Software Expense)[1]	$37.9	$40.5	$42.3	$45.6	$50.1	$56.4
Unlevered Free Cash Flow[2]	—	$23.1	$24.4	$27.0	$29.9	$34.0

1
“Adjusted EBITDA” is a non-GAAP financial measure and is calculated by taking GAAP Net (loss) income attributable to Synchronoss and making specific adjustments to it, such as adding back certain non-recurring expenses or removing certain one-time income items to provide a more normalized view of the Company's operating performance. These adjustments include, but are not limited to, fair value of stock-based compensation expense, acquisition-related costs, restructuring, transition and cease-use lease expense, net, change in contingent consideration, litigation, remediation and refiling costs, non-recurring professional fees, depreciation and amortization, interest income, interest expense, net loss (income) from discontinued operations, loss (gain) on divestitures, other (income) expense, loss on debt extinguishment, debt modification expense, foreign exchange impact, provision (benefit) for income taxes, net loss (income) attributable to non-controlling interests, non-GAAP professional fees and preferred dividends, net of gain on repurchase of preferred stock.

2
“Unlevered Free Cash Flow” is a non-GAAP measure that is calculated as Adjusted EBITDA, less stock-based compensation and restructuring expenses, less income taxes, capital expenditures, capitalized software expense and changes in net working capital. Unlevered Free Cash Flow was not calculated for 2025E.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF THE FINANCIAL PROJECTIONS, SYNCHRONOSS UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS CHANGE OR ARE SHOWN TO NO LONGER BE APPROPRIATE, EXCEPT AND ONLY TO THE EXTENT THAT MAY BE OTHERWISE REQUIRED BY APPLICABLE LAW.
As discussed in the section of this Proxy Statement captioned “The Merger—Background of the Merger”, in December 2024, in connection with the preparation of marketing materials for its strategic transaction process, Synchronoss’ senior management developed a set of financial projections to be shared with prospective bidders covering the fiscal years ending December 31, 2025 through December 31, 2029, which we refer to herein as the “Marketing Projections”. Unlevered Free Cash Flow amounts were not calculated for the Marketing Projections. While Synchronoss’ senior management believes that the assumptions and estimates related to future results used in the Financial Projections prepared in November 2025 were, at the time of preparation of the Financial

Projections, more reasonable and reliable than those used for preparation of such Marketing Projections, because the Marketing Projections were shared with prospective bidders, including Lumine Group, Synchronoss has included such Marketing Projections below, subject to all of the foregoing qualifications and cautionary statements applicable to the Financial Projections. The Synchronoss Board did not rely, and TD Cowen was directed not to rely, on the Marketing Projections for purposes of evaluating the Merger.
In light of the foregoing factors and the uncertainties inherent in the Marketing Projections, Synchronoss stockholders are cautioned not to place undue, if any, reliance on the Marketing Projections included in this Proxy Statement, including in making a decision as to whether to vote in favor of adoption of the Merger Agreement.
The following is a summary of the Marketing Projections:

($ in millions)	2025E	2026E	2027E	2028E	2029E
Total Revenue	$173.2	$186.5	$207.6	$226.3	$246.6
Adjusted EBITDA[1]	$51.3	$55.4	$64.7	$73.3	$84.2
Adjusted EBITDA (Less Capitalized Software Expense)[1]	$39.8	$42.4	$50.7	$58.3	$68.6

1
“Adjusted EBITDA” is a non-GAAP financial measure and is calculated by taking GAAP Net (loss) income attributable to Synchronoss and making specific adjustments to it, such as adding back certain non-recurring expenses or removing certain one-time income items to provide a more normalized view of the Company's operating performance. These adjustments include, but are not limited to, fair value of stock-based compensation expense, acquisition-related costs, restructuring, transition and cease-use lease expense, net, change in contingent consideration, litigation, remediation and refiling costs, non-recurring professional fees, depreciation and amortization, interest income, interest expense, net loss (income) from discontinued operations, loss (gain) on divestitures, other (income) expense, loss on debt extinguishment, debt modification expense, foreign exchange impact, provision (benefit) for income taxes, net loss (income) attributable to non-controlling interests, non-GAAP professional fees and preferred dividends, net of gain on repurchase of preferred stock.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF THE MARKETING PROJECTIONS, SYNCHRONOSS UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THE MARKETING PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE MARKETING PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE MARKETING PROJECTIONS CHANGE OR ARE SHOWN TO NO LONGER BE APPROPRIATE, EXCEPT AND ONLY TO THE EXTENT THAT MAY BE OTHERWISE REQUIRED BY APPLICABLE LAW.
Interests of Synchronoss’ Directors and Executive Officers in the Merger
When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the section below captioned “—Golden Parachute Compensation” were used:
•
the effective time is January 30, 2026, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (which we refer to as the “assumed effective time”);

•	the relevant price per share of Synchronoss’ common stock is $9.00 per share in cash (which assumes no Company Transaction Expense Overage); and
•
the employment of each executive officer of Synchronoss is terminated in an “involuntary termination” (as such term is defined in the applicable employment agreement or arrangement), in each case, immediately following the assumed effective time.

Treatment of Equity-Based Awards
The Merger Agreement provides that Synchronoss’ equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:
Treatment of Stock Options in the Merger
Each Company Stock Option, whether vested or unvested, shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (y) the number of shares of Synchronoss Common Stock subject to such Company Stock Option, less all applicable tax withholdings. Each Company Stock Option with an exercise price per share equal to or greater than the Merger Consideration will be cancelled without consideration.
As of the Record Date, there were 4,033 outstanding Company Stock Options which options were “in-the-money” (that is, with an exercise price less than the Merger Consideration), none of which were held by our directors and executive officers.
Treatment of Restricted Stock Awards in the Merger
As of the Record Date, there were outstanding Company RSAs (rights to receive Synchronoss shares), 498,016 of which were held by our directors and executive officers. Each Company RSA (or any portion thereof) that is outstanding immediately prior to the Effective Time (including any Company RSAs which are subject to performance conditions that have not been satisfied at the Effective Time, which shall be deemed satisfied in accordance with (and to the extent provided by) the terms of Synchronoss’ equity plans and applicable award agreements in connection with the Merger, as defined herein) shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time an amount in cash (without interest) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Synchronoss Common Stock subject to each such Company RSA, less all applicable tax withholdings.
Treatment of Performance-Based Cash Unit in the Merger
As of the Record Date, there were outstanding Company PBCUs, 1,033,791 of which were held by our executive officers. Each Company PBCU (or any portion thereof) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash equal to (A) the Merger Consideration multiplied by (B) the number of shares of Synchronoss Common Stock subject to such Company PBCU based on the achievement of the target performance criteria set forth in the applicable award agreement immediately prior to the Effective Time, less all applicable tax withholdings.
Director Equity Awards
Non-employee members of the Board of Directors receive equity awards in consideration of their service on the Board of Directors. All such awards will vest in full upon the Effective Time and will be cancelled and/or paid out as described above.

Interests of Synchronoss’ Executive Officers and Non-Employee Directors
The following table sets forth the number of shares of Synchronoss Common Stock and the number of shares of Synchronoss Common Stock underlying Company Stock Options that have an exercise price per share that is less than the Merger Consideration (assuming no Company Transaction Expense Overage) that are currently held by each of Synchronoss’ executive officers and non-employee directors, in each case that either are currently vested or that will or may vest in connection with the Merger, assuming that the Effective Time occurs on January 30, 2026. The table also sets forth the value of these shares and Company Stock Options based on the Merger Consideration (assuming no Company Transaction Expense Overage and minus the applicable exercise price for the Company Stock Options). Other than as set forth in the table below, the remaining number of shares of Synchronoss Common Stock underlying Company Stock Options and the value of such Company Stock Options that are held by Synchronoss’ executive officers and non-employee directors have not been included in the table below because none of such Company Stock Options have an exercise price per share that is less than the Merger Consideration and will be cancelled in connection with the Merger for no consideration.

Name	Shares Held (#)	Shares Held ($)	Company Options Held (#)	Company Options Held ($)	Total ($)
Jeffrey Miller	429,647	3,866,823			3,866,823
Louis Ferraro	132,979	1,196,811			1,196,811
Patrick Doran	164,211	1,477,899			1,477,899
Christina Gabrys	70,975	638,775			638,775
Stephen G. Waldis	119,649	1,076,841			1,076,841
Mohan Gyani	52,689	474,201			474,201
Laurie Harris	47,632	428,688			428,688
Kristin S. Rinne	59,956	539,604			539,604
Martin F. Bernstein	60,498	544,482			544,482
Kevin M. Rendino	28,768	258,912	3,334	14,402.88	273,314.88

The following table sets forth the number of Company PBCUs that are currently held by each of Synchronoss’ executive officers that either are currently vested or that will or may vest in connection with the Merger, assuming achievement of the target performance criteria set forth in the applicable award agreement and that the Effective Time occurs on January 30, 2026. The table also sets forth the value of these Company PBCUs based on the Merger Consideration (assuming no Company Transaction Expense Overage).

Name	Company PBCUs Held (#)	Company PBCUs Held ($)
Jeffrey Miller	539,451	$4,855,059
Louis Ferraro	178,828	$1,609,452
Patrick Doran	197,767	$1,779,903
Christina Gabrys	117,945	$1,061,505

The following table sets forth the amount of performance-based cash awards that will be paid to each of Synchronoss’ executive officers in connection with the Merger, assuming that the Effective Time occurs on January 30, 2026. The performance-based cash awards will be cancelled in connection with the Merger and the holder will be eligible to receive an amount in cash equal to the aggregate cash amount payable pursuant to such performance-based cash award based on the achievement of the target performance criteria set forth in the applicable award agreement. This cash payment will be paid shortly following the closing of the Merger.

Name	Total Amount of Performance-Based Cash Awards ($)
Jeffrey Miller	$2,176,983
Louis Ferraro	$525,735
Patrick Doran	$742,168
Christina Gabrys	$296,946

Potential Severance Payments and Benefits
Severance and Change in Control Agreements
Mr. Miller entered into an employment agreement with the Company in March 2021 (the “Employment Agreement”). Pursuant to his Employment Agreement, Mr. Miller will be eligible to receive severance benefits if he is subject to an “involuntary termination” (as defined in the Employment Agreement), contingent on him signing and not revoking a general release of all claims against the Company. The Employment Agreement provides that if he is subject to an involuntary termination that occurs within 120 days prior to, or 24 months following, a “change in control” (as defined in the Employment Agreement), Mr. Miller will be eligible to receive a lump sum severance payment equal to (i) 2.99 times his base salary in effect at the time, (ii) two times his average bonus received in the immediately preceding two years, plus (iii) an amount equal to 24 times the monthly amount the Company was paying on behalf of Mr. Miller and his eligible dependents with respect to the Company’s group health insurance plans in which Mr. Miller and his eligible dependents were participants as of the date of termination. In addition, unless otherwise set forth in the applicable grant agreement, his outstanding stock options, restricted stock awards, and other equity awards granted by the Company shall accelerate and be fully vested (other than performance-related restricted stock awards that are tied to performance after the change of control). The amount of these severance benefits shall be reduced by the amount of severance pay or pay in lieu of notice that Mr. Miller receives from the Company under any applicable federal or state statute.
Mr. Miller’s Employment Agreement also provides for alternative benefits upon an involuntary termination of service that occurs prior to the 120 days before, or after 24 months following, the occurrence of a change in control or upon his death or disability.
Other Named Executive Officers
Each of Messrs. Ferraro and Doran and Ms. Gabrys are eligible participants of our Tier One Employment Plan (collectively referred to as the “Employment Arrangements”). Under the Employment Arrangements, each named executive officer will be eligible to receive severance benefits if he or she is subject to an “involuntary termination” (as defined in the Employment Arrangement) contingent on him or her signing and not revoking a general release of all claims against the Company.
The Employment Arrangements provide that if a named executive officer is subject to an involuntary termination that occurs within the 120 days prior to or 24 months following a “change in control” (as defined in the Employment Arrangement), the named executive officer will be eligible to receive a lump sum severance payment equal to (i) two times his or her base salary in effect at the time, (ii) two times his or her average bonus received in the immediately preceding two years, plus (iii) an amount equal to 18 times the monthly amount the Company was paying on behalf of the named executive officer and their eligible dependents with respect to the Company’s group health insurance plans in which their dependents were participants as of the date of termination. The amount of these severance benefits shall be reduced by the amount of severance pay or pay in lieu of notice that the named executive officer receives from the Company under any applicable federal or state statute. In addition, unless otherwise set forth in an applicable grant agreement, all stock options, restricted stock awards (other than performance related restricted stock awards tied to performance after the change in control), and other time-based equity awards granted by the Company and held by the named executive officer shall accelerate and be fully vested.
The Employment Arrangements also provide for alternative benefits upon an involuntary termination of service that occurs prior to the 120 days before, or after 24 months following, the occurrence of a change in control or upon the named executive officer’s death or disability.
Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation. The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger was consummated on January 30, 2026, and that the employment of each of the named executive officers was immediately subject to an involuntary termination. Synchronoss’ executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the Merger. Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.
The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions described above under the section captioned “The Merger—Interests of Synchronoss’ Directors and Executive Officers in the Merger—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this Proxy Statement. All dollar amounts set forth below have been rounded. Some of the assumptions are based on information not currently available, and as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Jeffrey Miller	4,473,253	6,847,218	—	31,872(3)	—	—	11,352,343
Louis Ferraro	1,702,793	2,275,947	—	39,690(4)	—	—	4,018,430
Patrick Doran	2,020,228	2,514,663	—	42,138(4)	—	—	4,577,029
Christina Gabrys	1,291,328	1,502,235	—	—	—	—	2,793,563

(1)
This amount reflects the value of “single-trigger” accelerated vesting of the performance-based cash awards held each executive officer, which will be cancelled in connection with the Merger. Each named executive officer will be eligible to receive an amount in cash equal to the aggregate cash amount payable pursuant to the performance-based cash awards held by the named executive officer based on the achievement of the target performance criteria set forth in the applicable award agreement, as follows: Jeffrey Miller, $2,176,983; Louis Ferraro, $525,735; Patrick Doran, $742,168; and Christina Gabrys, $296,946.

This amount also reflects the severance payable to each executive officer for an involuntary termination that occurs prior to the 120 days before, or after 24 months following with the Merger, as follows: Jeffrey Miller, $2,296,270; Louis Ferraro, $1,177,058; Patrick Doran, $1,278,060; and Christina Gabrys, $994,382. For purposes of valuing cash severance payments, we used each named executive officer’s base salary as of December 1, 2025. For purposes of calculating cash severance payments, we used each named executive officer’s average annual bonuses for 2023 and 2024. All components of the cash severance amount are “double-trigger” and are subject to the named executive officer signing and not revoking a general release of all claims against the Company.
(2)
This amount reflects the value of the “single-trigger” accelerated vesting in connection with the Merger of (i) restricted stock grants held by each executive officer, which was calculated by multiplying the number of unvested shares subject to each restricted stock grant by the Merger Consideration (assuming no Company Transaction Expense Overage), as follows: Jeffrey Miller, $1,992,159; Louis Ferraro, $666,495; Patrick Doran, $734,760; and Christina Gabrys, $440,730 and (ii) Company PBCUs, which was calculated by multiplying the number of Company PBCUs that are currently vested or that will or may vest in connection with the Merger, assuming achievement of the target performance criteria set forth in the applicable award agreement, by the Merger Consideration (assuming no Company Transaction Expense Overage), as follows: Jeffrey Miller, $4,855,059; Louis Ferraro, $1,609,452; Patrick Doran, $1,779,903; and Christina Gabrys, $1,061,505.

The value of the vesting acceleration related to any options held by the named executive officers has not been included in this amount because the exercise price of the options held is greater than the Merger Consideration.
(3)
This amount reflects 24 times the current monthly costs to us of the individual’s and his eligible dependents health and welfare benefits for an involuntary termination that occurs prior to the 120 days before, or after 24 months following with the Merger. This double-trigger benefit is subject to the named executive officer signing and not revoking a general release of all claims against the Company.

(4)
This amount reflects 18 times the current monthly costs to us of the individual’s and their eligible dependents health and welfare benefits for an involuntary termination that occurs prior to the 120 days before, or after 24 months following with the Merger. This double-trigger benefit is subject to the named executive officer signing and not revoking a general release of all claims against the Company.

Indemnification and Insurance of Directors and Officers
From and after the Effective Time, Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Synchronoss pursuant to any indemnification, exculpation or advancement of expenses or similar agreement by Synchronoss or any of its subsidiaries in favor of any Indemnified Person (as defined below) (the “Indemnification Agreements”) (and all other indemnification agreements of Synchronoss that are on terms substantially similar to the Indemnification Agreements) and any indemnification, exculpation or advancement of expenses provisions under the certificate of incorporation or bylaws of Synchronoss (or comparable organizational documents of its subsidiaries) in effect as of the date of the Merger Agreement; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable law.

Prior to the Effective Time, Synchronoss shall, and for six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each person who is or was prior to the Effective Time an officer or director of Synchronoss or its subsidiaries and each person who is now or was prior to the Effective Time an officer or director of Synchronoss or its subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of Synchronoss or its subsidiaries (each an “Indemnified Person”) covered as of the date of the Merger Agreement by Synchronoss’ D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement as well as covering claims brought against each Indemnified Person under ERISA; provided, that, the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 250% of the amount per annum Synchronoss paid in its last full fiscal year (provided, that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the most advantageous policies available for an annual premium equal to such amount). Notwithstanding the foregoing, at any time Parent or the Surviving Corporation may, and prior to the time the Requisite Company Vote is obtained, Synchronoss may purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant to the foregoing; Parent and the Surviving Corporation shall not cancel any D&O Insurance (including any “tail” directors’ and officers’ liability insurance policy) during its term.
The rights of each Indemnified Person set forth above shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Person is entitled, whether pursuant to law, contract or otherwise. The obligations of Parent and the Surviving Corporation shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom the foregoing provisions apply without the consent of such affected Indemnified Person. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by an Indemnified Person in enforcing the indemnity and other obligations provided pursuant to the foregoing provisions.
If (1) Parent, the Surviving Corporation or any of its successors or assigns (x) consolidates with or merges into any other person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (y) transfers or conveys all or substantially all of its properties and assets to any person or (2) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth above.
Executive Officers Following the Merger
As of the date of this Proxy Statement, none of our executive officers has entered into any new agreement or arrangement with Synchronoss, Parent or any of their affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates, and under the Merger Agreement, any such agreement would require the approval of Synchronoss. The Merger is not conditioned upon any Synchronoss executive officer agreeing to remain with the Surviving Corporation.
Closing and Effective Time
The closing of the Transactions will take place no later than the third business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Transactions (as described under the section of this Proxy Statement captioned “The Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions.
Appraisal Rights
If the Merger Agreement is adopted by Synchronoss’ stockholders, holders and beneficial owners of Synchronoss Common Stock that do not vote in favor of the proposal to adopt the Merger Agreement and who properly exercise and perfect their demand for appraisal of their shares in accordance with Section 262 will be entitled to appraisal rights in connection with the Merger.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached as Annex D to this Proxy Statement and incorporated by reference herein. To the extent there are any inconsistencies between the foregoing summary and Section 262, the DGCL will govern. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. If you hold your shares of Synchronoss Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for submitting a demand for appraisal on your behalf.
Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will instead receive an amount determined to be the “fair value” of their shares of Synchronoss Common Stock following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of Synchronoss Common Stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
Under Section 262, holders and beneficial owners of shares of Synchronoss Common Stock who do not vote in favor of the proposal to adopt the Merger Agreement, who continuously hold or own such shares through the Effective Time, and who otherwise follow the procedures set forth in Section 262 will be entitled to the appraisal by the Delaware Court of Chancery of the fair value of their shares of Synchronoss Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value of the shares from the effective date of the Merger through the date of payment of the judgment. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and subject to the following sentence, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date and the day of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This Proxy Statement constitutes Synchronoss’ notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached as Annex D to this Proxy Statement. In connection with the Merger, any holder or beneficial owner of Synchronoss Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A holder or beneficial owner of Synchronoss Common Stock who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Synchronoss Common Stock, Synchronoss believes that if a holder or beneficial owner of Synchronoss Common Stock is considering exercising such holder’ or beneficial owner’ appraisal rights, such holder or beneficial owner should seek the advice of legal counsel.

Holders and beneficial owners of Synchronoss Common Stock wishing to exercise the right to seek an appraisal of their shares of Synchronoss Common Stock must do ALL of the following:
•
the holder or beneficial owner must NOT vote such holder’ or beneficial owner’ shares of Synchronoss Common Stock in favor of the proposal to adopt the Merger Agreement. A vote in favor of the Merger Agreement, whether submitted by proxy (mail, Internet, or telephone) or in person by ballot at the Special Meeting, will constitute a waiver of appraisal rights and will nullify any previously filed written demands for appraisal. A proxy that is signed and submitted but does not otherwise contain voting instructions will be, unless revoked, voted in favor of adoption of the Merger Agreement. Therefore, a holder or beneficial owner who votes by proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the proposal to adopt the Merger Agreement, abstain from voting, or not vote its shares;

•	the holder or beneficial owner must deliver to Synchronoss a written demand for appraisal before the vote on the proposal to adopt the Merger Agreement at the Special Meeting;
•
the holder or beneficial owner must continuously hold the shares of Synchronoss Common Stock from the date of making the demand through the Effective Time. A holder or beneficial owner will lose appraisal rights if the stockholder transfers the shares before the Effective Time; and

•
either the Surviving Corporation or a holder or beneficial owner that has made a valid demand for appraisal and is otherwise entitled to appraisal rights must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Synchronoss stockholders to take all necessary action to perfect their appraisal rights in respect of shares of Synchronoss Common Stock within the time prescribed in Section 262.

Filing Written Demand
Any holder or beneficial owner of shares of Synchronoss Common Stock wishing to exercise appraisal rights must deliver to Synchronoss, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of such holder’s or beneficial owners shares, and such holder or beneficial owner must not submit a blank proxy or vote in favor of the proposal to adopt the Merger Agreement. A holder or beneficial owner of shares of Synchronoss Common Stock wishing to exercise appraisal rights must continuously hold or own the shares on the date the written demand for appraisal is made and must continue to hold or own the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will be, unless revoked, voted in favor of the proposal to adopt the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement. A stockholder who wishes to exercise appraisal rights may instead not vote its shares, and a beneficial owner who wishes to exercise appraisal rights may fail to provide instructions to such owner’s bank, broker or other nominee. However, neither voting (or providing voting instructions) against the proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote (or provide voting instructions) on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement. A proxy or vote against the proposal to adopt the Merger Agreement will not constitute a demand. The failure by a holder or beneficial owner of Synchronoss Common Stock to make the written demand prior to the taking of the vote on the proposal to adopt the Merger Agreement at the Special Meeting of Synchronoss stockholders will constitute a waiver of appraisal rights.
A demand for appraisal must be executed by or on behalf of the Synchronoss stockholder of record or beneficial owner, as applicable, and must reasonably inform Synchronoss of the identity of the Synchronoss stockholder of record or beneficial owner and that the Synchronoss stockholder intends to demand appraisal of his, her or its shares of Synchronoss Common Stock. In addition, in the case of a demand for appraisal made by a beneficial owner, the demand must (a) reasonably identify the holder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by Synchronoss and to be set forth on the verified list of persons who have demanded appraisal for their shares pursuant to Section 262(f) of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds shares of Synchronoss Common Stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the holder of record.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Eighth Floor, Bridgewater, New Jersey 08807, Attention: Secretary, and must be delivered before the vote on the Merger Agreement is taken at the Special Meeting and should be executed by, or on behalf of, the record holder or beneficial owner of the shares of Synchronoss Common Stock, as applicable.
If a person who has made a demand for appraisal in accordance with Section 262 delivers to the Surviving corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares, either within 60 days after the effective date of the Merger or thereafter with the written approval of the Surviving Corporation, the right of the person to an appraisal of the shares subject to the withdrawal will cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery will not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including, without limitation, a reservation of jurisdiction for any application to the Court made under Section 262(j); provided that a person who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and to accept the consideration offered pursuant to the Merger Agreement within 60 days after the effective date of the Merger.
Notice by the Surviving Corporation
If the Merger is completed, within ten (10) days after the Effective Time, the Surviving Corporation will notify each holder of Synchronoss Common Stock who has complied with Section 262, and who has not voted in favor of the proposal to adopt the Merger Agreement, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any holder or beneficial owner of Synchronoss Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a holder or beneficial owner of Synchronoss Common Stock, demanding a determination of the fair value of the shares held by all holders or beneficial owners of shares of Synchronoss Common Stock entitled to appraisal. The Surviving Corporation is under no obligation to and has no present intention to file a petition, and holders and beneficial owners of Synchronoss Common Stock should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of shares of Synchronoss Common Stock. Accordingly, any holders or beneficial owners of Synchronoss Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Synchronoss Common Stock within the time and in the manner prescribed in Section 262. The failure of a holder or beneficial owner of Synchronoss Common Stock to file such a petition within the period specified in Section 262 could nullify the holder’s or beneficial owner’s previous written demand for appraisal.
Within one hundred twenty (120) days after the Effective Time, any holder or beneficial owner of Synchronoss Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the Merger Agreement and with respect to which Synchronoss has received demands for appraisal and the aggregate number of holders or beneficial owners of such shares. For purposes of the aggregate number of holders or beneficial owners of such shares, in cases where a beneficial owner has made a demand in such beneficial owner’s own name, the record holder of such shares will not be considered a separate stockholder. The Surviving Corporation must mail this statement to the requesting stockholder or beneficial owner entitled to the statement within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a holder or beneficial owner of shares of Synchronoss Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. At the hearing on the petition, the Court of Chancery shall determine the persons who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. In addition, because shares of Synchronoss Common Stock are and will be listed on a national securities exchange immediately before the effectiveness of the Merger, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Synchronoss Common Stock, or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.
Determination of Fair Value
After determining the holders of Synchronoss Common Stock entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of the shares of Synchronoss Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Synchronoss believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Synchronoss nor Parent anticipates offering more than the Merger Consideration to any stockholder of Synchronoss exercising appraisal rights, and each of Synchronoss and Parent reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of a share of Synchronoss Common Stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.
If any stockholder who demands appraisal of shares of Synchronoss Common Stock under Section 262 fails to perfect, or loses, his or her appraisal rights, or successfully withdraws such demand for appraisal, the stockholder’s shares of Synchronoss Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration applicable to the shares. A stockholder will fail to perfect, or lose, his or her appraisal rights, or effectively withdraw a demand for appraisal, if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.
From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote Synchronoss Common Stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Synchronoss Common Stock, if any, payable to stockholders of Synchronoss of record as of a time prior to the Effective Time; provided, however, that, if no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within sixty (60) days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of Synchronoss without the approval of the Delaware Court of Chancery.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of Synchronoss wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of material U.S. federal income tax consequences of the Merger that are relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Synchronoss Common Stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this Proxy Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.
This discussion is limited to holders who hold their shares of Synchronoss Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe any of the tax consequences arising under the laws of any state, local or non-U.S. tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., estate or gift taxation) or the alternative minimum tax or the Medicare net investment income surtax that may be relevant or applicable to a particular holder in connection with the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:
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holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S-corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	holders holding their shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	holders who hold their shares through individual retirement or other tax-deferred accounts;
•	holders who hold their shares as “qualified small business stock” pursuant to Section 1202 of the Code;
•	holders that received their shares of Synchronoss Common Stock in a compensatory transaction;
•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;
•	U.S. Holders whose “functional currency” is not the U.S. dollar;
•	holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•	holders required to accelerate the recognition of any item of gross income with respect to their shares as a result of such income being recognized on an applicable financial statement; or
•	holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL.
If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Synchronoss Common Stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Synchronoss Common Stock and partners therein should consult their tax advisors regarding the consequences of the Merger.
No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.
HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Synchronoss Common Stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
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a corporation, or any other entity taxable as a corporation for U.S. federal income purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (1) that is subject to the primary supervision of a court within the United States and one or more United States persons as defined in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person as defined in Section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of Synchronoss Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the completion of the Merger and otherwise will be a short-term capital gain or loss. A reduced tax rate on capital gain currently applies to long-term capital gain of a non-corporate U.S. Holder (including individuals). There are limitations on the deductibility of capital losses. If a U.S. Holder acquired different blocks of common stock at different times or different prices, such U.S. Holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of common stock.
A U.S. Holder may be subject to information reporting and backup withholding (at a current rate of 24%) in connection with the Merger. In order to avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should furnish a correct taxpayer identification number, certify that it is not subject to backup withholding on a properly completed and executed IRS Form W-9 and otherwise comply with backup withholding rules.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Synchronoss Common Stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.
In general, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or a fixed base in the United States);

•
such Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year in which the gain is realized, and certain other specified conditions are met; or

•
Synchronoss is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) and certain other requirements are met. Although we can make no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five (5)-year period preceding the Merger.

Payments made to Non-U.S. Holders in the Merger may be subject to information reporting and backup withholding (at a current rate of 24%). Non-U.S. Holders generally can avoid backup withholding and information reporting by providing the paying agent with the applicable and properly completed and executed IRS Form W-8 certifying the holder’s non-U.S. status or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECT OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS OR NON-U.S. TAX LAWS.

THE FOREGOING SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE TAX ADVICE. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL NON-INCOME TAX RULES, OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.
Regulatory Approvals Required for the Merger
Synchronoss and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other Transactions. These approvals may include (i) the expiration or early termination of the applicable waiting period under the HSR Act; (ii) mandatory or voluntary notification to the Committee on Investment in the United States (“CFIUS”) under Section 721 of Title VII of the Defense Production Act of 1950 (codified at 50 U.S.C. § 4565) (as amended, and all rules and regulations promulgated thereunder, collectively, the “DPA”); and (3) any other required approvals under any foreign or other antitrust or foreign direct investment regulation law. However, the Parties do not believe that the transaction currently meets the jurisdictional requirements for any such required approvals.
Under the HSR Act and the rules promulgated thereunder, certain acquisitions cannot be completed until the parties file a notification and report form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of the waiting period following the parties’ filing of their respective HSR Act notifications (typically a thirty (30)-day period) or the early termination of that waiting period.
At any time before or after consummation of the Merger, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Under the DPA, the President of the United States, acting on his own or through CFIUS, an inter-agency committee chaired by the Secretary of the Treasury and composed of officials from the Departments of Commerce, Defense, Energy, Homeland Security, Justice, State, Treasury and other Executive Branch offices, is authorized to review transactions involving foreign persons that could result in control of a U.S. business engaged in interstate commerce in the United States (or, for certain U.S. businesses, investments by foreign persons that do not result in control of the U.S. business) if the President determines that there is credible evidence that the transaction threatens to impair the national security of the United States, and if other provisions of existing law do not provide adequate and appropriate authority to protect national security. If a voluntary declaration or mandatory notification is made, CFIUS may clear a proposed transaction unconditionally or impose mitigation requirements as a condition of such clearance. CFIUS may also recommend that the President issue an executive order prohibiting a transaction or requiring a divestiture.
Pursuant to the DPA, a party or parties to a proposed transaction may voluntarily submit a notification of such transaction to CFIUS. The President or CFIUS may also initiate a review of a transaction on their own initiative, without any submission by the parties.
Although Synchronoss and Parent believe that review under the HSR Act is not required and that a filing with CFIUS is not required or advisable in connection with the Merger, one or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation or may seek to restrain or enjoin the

Merger. Third parties may also seek to litigate to enjoin the Merger. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals (to the extent applicable), or whether any such approvals will ultimately be obtained, and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.
We cannot assure you that any required regulatory clearances and approvals will be timely obtained, obtained at all, or that the granting of any required regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.
Legal Proceedings Regarding the Merger
As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Synchronoss, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that the consummation of the Merger is not made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected timeframe.

THE MERGER AGREEMENT
This Section describes the material provisions of the Merger Agreement. The description in this summary section and elsewhere in this Proxy Statement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A and incorporated into this Proxy Statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Proxy Statement. This section is not intended to provide you with any factual information about us. That information can be found elsewhere in this Proxy Statement and in the public filings we make with the SEC, as described in the section captioned “Where You Can Find More Information.” Capitalized terms used in this section but not defined in this Proxy Statement have the meanings ascribed to them in the Merger Agreement.
Explanatory Note Regarding the Merger Agreement
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Synchronoss, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by Synchronoss in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among Synchronoss, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Synchronoss, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Synchronoss, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential Disclosure Schedule (as defined below) to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Synchronoss, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Synchronoss and our business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, subject to the terms and conditions, set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will be merged with and into Synchronoss, with Synchronoss continuing as a wholly owned subsidiary of Parent following the Merger and (2) the separate corporate existence of Merger Sub will cease.
Effective as of the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of Synchronoss immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier of their death, resignation or removal.
At the Effective Time, the certificate of incorporation of Synchronoss as the Surviving Corporation will be amended and restated in the form attached as Exhibit A to the Merger Agreement until thereafter amended in accordance with applicable law and the applicable provisions of such certificate, and, except as determined by Parent or Merger Sub prior to the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws.
Following the completion of the Merger, Synchronoss Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act and will cease to be publicly traded.
Closing and Effective Time
The closing of the Transactions will take place no later than the third (3rd) business day following the satisfaction or (to the extent permitted by law) waiver of all conditions to closing of the Transactions (described below under the section captioned “The Merger Agreement—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Transactions) or such other time agreed to in writing by Parent and Synchronoss. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.
Merger Consideration
Common Stock
At the Effective Time, each outstanding share of common stock (other than Company RSAs and shares (1) owned by Parent or Merger Sub or any of their respective wholly owned subsidiaries; (2) held by Synchronoss as treasury stock; and (3) held by stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Merger Consideration (which is $9.00 per share in cash, minus the Per Share Company Transaction Expense Overage, if any). All shares converted into the right to receive the Merger Consideration will automatically be cancelled at the Effective Time. The stockholders exercising appraisal rights will be entitled to receive payment of the appraised value provided under the DGCL as described under the section captioned “Appraisal Rights.”
Outstanding Equity Awards
The Merger Agreement provides that Synchronoss’ equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:
•
Options. Each outstanding Company Stock Option shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (y) the number of shares of Synchronoss Common Stock subject to such Company Stock Option, less all applicable tax withholdings. Each Company Stock Option with an exercise price per share equal to or greater than the Merger Consideration will be cancelled without consideration.

•
Restricted Stock Awards. Each Company RSA (or any portion thereof) that is outstanding immediately prior to the Effective Time (including any Company RSAs which are subject to performance conditions that have not been satisfied at the Effective Time, which shall be deemed satisfied in accordance with (and to the extent provided by) the terms of Synchronoss’ equity plans and applicable award agreements in connection with the Merger, as defined herein) shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time an amount in cash (without interest) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Synchronoss Common Stock subject to each such Company RSA, less all applicable tax withholdings.

•
Performance-Based Cash Units. Each Company PBCU (or any portion thereof) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash equal to the aggregate cash amount payable pursuant to such Company PBCU based on the achievement of the target performance criteria set forth in the applicable award agreement immediately prior to the Effective Time, less all applicable tax withholdings.

Exchange and Payment Procedures
On the closing date, Parent will deposit or cause to be deposited with the paying agent cash constituting an amount equal to the aggregate Merger Consideration to stockholders.
Promptly after the Effective Time, Parent will cause the paying agent to mail to each holder of record of Synchronoss Common Stock as of immediately prior to the Effective Time whose shares were converted into the right to receive Merger Consideration a letter of transmittal together with instructions. Upon receipt of (i) in the case of shares of Synchronoss Common Stock represented by a stock certificate, a surrendered certificate or certificates in respect of such shares together with the signed letter of transmittal or (ii) in the case of shares of Synchronoss Common Stock held in book-entry form, the receipt of an “agent’s message” by the paying agent, and in each case, together with such other documents as may be reasonably required by the paying agent, the holder of such shares will be entitled to receive in exchange the Merger Consideration without interest. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.
If any cash deposited with the paying agent remains undistributed to holders of Synchronoss Common Stock six (6) months after the Effective Time, such cash (including any interest received) will be delivered to Parent or one of its affiliates upon demand, and any holder of Synchronoss Common Stock who has not complied with the exchange procedures in the Merger Agreement will look only to the Surviving Corporation and Parent for payment of its claim for the Merger Consideration, without any interest.
If any stock certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed (and if required by Parent, the posting of the person of a bond, in a reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to the stock certificate), the paying agent will, in exchange for the lost, stolen or destroyed stock certificate, pay the Merger Consideration deliverable pursuant to the Merger Agreement.
Representations and Warranties
The Merger Agreement contains representations and warranties of Synchronoss, Parent and Merger Sub.
Synchronoss
Certain of the representations and warranties in the Merger Agreement made by Synchronoss are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any event, occurrence, condition, circumstance, development, state of facts, change or effect (each an “Effect”), that (A) individually or when taken together with all other Effects, has had a material adverse effect on or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of Synchronoss and Synchronoss Subsidiaries, taken as a whole or (B) would, or would reasonably be expected to, prevent materially delay or materially impair the consummation by Synchronoss of the Transactions in accordance with the terms thereof; provided, that, in the case of clause (A) only, none of the following Effects shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:
(i)	general conditions in the industry in which Synchronoss operates;
(ii)	changes in the general economic, business, regulatory, legislative or political conditions within the U.S. or other jurisdictions in the world;
(iii)
general changes in the economy or securities, credit, financial or other capital markets of the U.S. or any other region outside of the U.S. (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels, trading volumes or suspension in the trading in securities on any securities exchange or over-the-counter market);

(iv)	the availability or cost of equity, debt or other financing to Parent or Merger Sub;
(v)
earthquakes, fires, floods, hurricanes, tornadoes, natural disasters, or similar catastrophes, acts of God or other comparable events, pandemics or epidemics, acts of terrorism, cyberterrorism, war, civil unrest, civil disobedience, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar magnitude event, or any escalation or worsening thereof;

(vi)	any change in generally accepted accounting principles or any change in any applicable law (or interpretation or enforcement thereof);
(vii)
any Effect directly resulting from the execution, delivery or performance of this Agreement or the announcement or pendency or consummation of the Transactions; provided, that this clause shall not apply to any representation or warranty set forth in Section 3.5 of the Merger Agreement;

(viii)
any decline in the market price, or change in price or trading volume, of the capital stock of Synchronoss or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period or any change in the credit rating of Synchronoss or any of its securities (provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Material Adverse Effect to the extent not otherwise excluded by the definition thereof);

(ix)
the compliance by any party with the terms of the Merger Agreement, including any action expressly required to be taken or refrained from being taken pursuant to or in accordance with the Merger Agreement, including the failure of Synchronoss to take any action that Synchronoss is specifically prohibited by the terms of the Merger Agreement from taking to the extent Parent or Merger Sub unreasonably withholds, conditions or delays its consent thereto after a written request therefor pursuant to the interim operating covenants set forth in Section 5.1 of the Merger Agreement;

(x)	any actions taken, or failure to take any action, in each case, to which Parent or Merger Sub has expressly approved, consented or requested in writing;
(xi)
any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to the Merger Agreement and the Transactions, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure or any demand, action, claim or proceeding for appraisal of any shares of Synchronoss Common Stock pursuant to the DGCL in connection with the Merger Agreement and the Transactions; and

(xii)	the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates;
However, an Effect described in any of clauses (i)-(iii), (v) and (vi) above may be taken into account to the extent Synchronoss and its subsidiaries are materially disproportionately affected thereby relative to their peers in the same industries in which they operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect), and that an Effect described in clause (v) may only be taken into account the extent Synchronoss and its subsidiaries are materially disproportionately affected relative to other peers in the same geography where Synchronoss and its subsidiaries operate.
In the Merger Agreement, Synchronoss has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or attached confidential Disclosure Schedule (the “Disclosure Schedule”). These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Synchronoss and its subsidiaries;
•	compliance with the organizational documents of Synchronoss and its subsidiaries;
•	the capital structure of Synchronoss and Synchronoss’ ownership of its subsidiaries;
•	Synchronoss’ corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;
•	the absence of conflicts with laws, Synchronoss’ organizational documents and Synchronoss’ material contracts as a result of the Merger;
•	required consents and regulatory filings in connection with the Merger Agreement;
•	possession of required governmental permits and compliance with applicable laws;

•	the accuracy of Synchronoss’ SEC filings and financial statements and the absence of certain specified undisclosed liabilities;
•	Synchronoss’ internal controls and disclosure controls and procedures;
•	the absence of any Material Adverse Effect since the date of Synchronoss’ balance sheet;
•	the conduct of the business of Synchronoss and its subsidiaries in the ordinary course of business in all material respects since the date of Synchronoss’ balance sheet;
•	litigation and investigation matters;
•	employee benefit plans;
•	labor and employment matters;
•	properties and leases;
•	intellectual property matters;
•	tax matters;
•	environmental matters;
•	the existence, status and enforceability of specified categories of Synchronoss’ material contracts;
•	product warranties;
•	insurance matters;
•	compliance with anti-corruption and anti-money laundering laws;
•	privacy and data protection matters;
•	top customers and suppliers;
•	bank accounts;
•	compliance with export controls laws and the economic sanctions laws;
•	CFIUS matters;
•	outbound investment security program matters;
•	data security program matters;
•	related party transactions;
•	the inapplicability of anti-takeover statutes;
•	payment of fees to brokers, investment bankers or other advisors in connection with the Merger Agreement; and
•	receipt by the Synchronoss Board of an opinion from the financial advisor to Synchronoss.
Parent and Merger Sub
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Synchronoss that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;
•	Parent’s and Merger Sub’s corporate power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;
•	the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts as a result of the Merger;
•	required consents and regulatory filings in connection with the Merger Agreement;

•	Parent’s ability to purchase and pay for all Merger Consideration, make Option Payments, RSA Payments, PBCU Payments and all fees and expenses associated therewith;
•	the absence of litigation;
•	the ownership and capital structure of Merger Sub;
•	Parent’s and Merger Sub’s lack of any ownership interest in Synchronoss;
•	the absence of any fee or commission to broker, finder or investment banker;
•
absence of contracts, undertakings, commitments, agreements, obligations or understandings between Parent or Merger Sub, on the one hand, and any beneficial owner of five percent (5%) or more of the outstanding shares of Synchronoss Common Stock or any member of Synchronoss’ management or the Synchronoss Board, on the other hand;

•	Parent’s solvency following the closing; and
•	Parent and Merger Sub’s confirmation of compliance with applicable U.S. regulatory laws relating to the location of its principal place of business.
None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, except as (v) contemplated or permitted by the Merger Agreement, (w) as required by applicable laws or any governmental authority (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) to the extent necessary to comply with the express obligations set forth in any material contract of Synchronoss in effect as of the date of the Merger Agreement that has been made available to Parent prior to the date of the Merger Agreement, or (z) as set forth in Section 5.1 of the Disclosure Schedule, Synchronoss shall, and shall cause each of its subsidiaries to use its commercially reasonable efforts to, (i) conduct its business in the ordinary course consistent with past practice (except as otherwise required by the Merger Agreement), (ii) preserve business organizations of Synchronoss and each of its subsidiaries intact and to maintain existing relationships and goodwill with customers, suppliers, and other persons with whom Synchronoss or its subsidiaries has material business relationships, (iii) preserve the material assets of Synchronoss and each Company Subsidiary, including by ensuring that Synchronoss and each Company Subsidiary’s full rights to and ownership of the Owned Company Intellectual Property is retained and maintained, and defend and protect against any infringement thereof; and (iv) comply with all Laws applicable to Synchronoss and each Company Subsidiary, including by applying for, maintaining in good standing, and renewing (as applicable), all Permits.
In addition, from the date of the Merger Agreement until the earlier of (1) the Effective Time or (2) termination of the Merger Agreement, except (v) as contemplated or permitted by the Merger Agreement or the Disclosure Schedule, (w) as required by applicable law or any governmental authority, (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) to the extent necessary to comply with the express obligations set forth in any material contract of Synchronoss in effect as of the date of the Merger Agreement that has been made available to Parent prior to the date of the Merger Agreement, or (z) as set forth in Section 5.1 of the Disclosure Schedule, Synchronoss will not and will not permit any of its subsidiaries to, directly or indirectly:
•	amend or otherwise change its Restated Certificate of Incorporation or Amended and Restated Bylaws or equivalent organizational documents;
•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Company securities, except (A) for the issuance of shares of Synchronoss Common Stock pursuant to exercises of the Company Stock Options outstanding on the date of the Merger Agreement and any sales by Synchronoss of shares of Synchronoss Common Stock in connection with tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSAs, (B) for the issuance of shares of Synchronoss Common Stock or the payment of cash pursuant to the vesting of Company PBCUs outstanding on the date of the Merger Agreement), (C) for any permitted liens, and (D) as required by the existing terms of agreements in effect prior to the execution of the Merger Agreement and that have been made available to Parent;
•
transfer, lease, sell, pledge, license, dispose of, abandon, allow to lapse, encumber any assets or properties of Synchronoss or any of its subsidiaries, except (i) in the ordinary course of business, but only with respect to Company Products, (ii) for the transfer, lease, sale, license or disposal of assets or properties with a fair market value not in excess of $500,000 individually or $1,000,000 in the aggregate, (iii) for any permitted liens, (iv) as required by the existing terms of agreements in effect prior to the execution of this Agreement and that have been made available to Parent;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its, or any of its subsidiaries’ capital stock;
•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the capital stock of Synchronoss, except tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSAs to the extent such Company Stock Options or Company RSAs are outstanding as of the date of the Merger Agreement;

•
acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any of its divisions thereof or any other business, or any equity interest in any person;

•
incur any indebtedness or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person, other than (i) existing guarantees or credit support provided by Synchronoss or any of its subsidiaries for indebtedness of Synchronoss or any of its subsidiaries, and (ii) indebtedness in an aggregate principal amount outstanding at any time incurred by Synchronoss or any of its subsidiaries that does not exceed $500,000;

•
make any loans, advances or capital contributions to any person, except for (i) reimbursement of employees’ business expenses incurred in the ordinary course and pursuant to Company written policies, (ii) extended payment terms for customers, subject to applicable law and only in the ordinary course of business, or (iii) loans, advances or capital contributions, or investment in, direct or indirect, wholly-owned subsidiaries of Synchronoss that are necessary for the continued operation or solvency of such wholly owned subsidiaries;

•
make or change any material tax election, adopt or change any accounting period or any accounting method with respect to taxes, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment relating to Synchronoss or any of its subsidiaries, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to Synchronoss or any of its subsidiaries (other than pursuant to an automatic extension of time to file a tax return obtained in the ordinary course of business), in each case, only to the extent such action would have the effect of materially increasing the tax liability of Synchronoss or any of its subsidiaries for any period;

•
settle, release, waive or compromise any claim, arbitration or other litigation, suit, action, hearing, proceeding, arbitration or mediation by or before a governmental authority, arbitrator or mediator of competent jurisdiction (collectively “Actions”), other than any Action that involves only the payment of monetary damages not in excess of $250,000 individually or $500,000 in the aggregate;

•
except as required by law, or in the ordinary course of business enter into any contract or amendment that would be a material contract under the terms of the Merger Agreement if in effect on the date of the Merger Agreement, or amend or modify in any material respect in a manner that is adverse to Synchronoss or any of its subsidiaries, or consent to the termination of, any such material contract, or waive or consent to the termination of Synchronoss’ or any of its subsidiaries’ material rights under those contracts, in each case other than the termination or expiration of any such material contract in accordance with its terms;

•	enter into any new line of business outside of the businesses being conducted by Synchronoss or any of its subsidiaries on the date of the Merger Agreement;
•
agree to any covenant limiting the ability of Synchronoss or any of its subsidiaries to compete or engage in any line of business or to compete with any person in any geographic area, or pursuant to which any material benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its affiliates after the Effective Time;

•
commence any material Action, except (i) for collections of accounts receivable, (ii) in such cases where Synchronoss in good faith determines that failure to commence such Action would result in the material impairment of a valuable aspect of its business, provided that Synchronoss provides prior written notice to Parent prior to commencing such Action, (iii) as otherwise permitted or required by the Merger Agreement or (iv) to enforce the Merger Agreement;

•
delay the payment of any trade payables to vendors and other third parties or accelerate the collection of trade receivables and other receivables, in each case outside the ordinary course of business;

•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization, recapitalization or other reorganization of, Synchronoss (other than the Transactions);

•
terminate, cancel, amend or modify any material insurance policy of Synchronoss in a manner inconsistent with past practice in any material respect or that is not simultaneously replaced by a substantially comparable amount of insurance coverage;

•
waive, release, abandon, let lapse, grant or transfer any right under, or amend, modify or change in any material respect, any existing material license or right to use any intellectual property, except for certain permitted changes;

•
release any person from any confidentiality, non-competition, non-solicitation, or similar contract containing similar restrictive covenants, or modify or waive any material provision of any such contract;

•	take any action described in Section 5.1(b)(xx) of the Disclosure Schedule;
•
implement any reduction in force, mass layoff, collective redundancy, early retirement program, or other voluntary or involuntary termination program (other than individual employee terminations in the ordinary course of business consistent with past practice);

•	incur, authorize or commit to incur any material capital expenditures that are not included in Synchronoss’ capital expenditure budget attached to the Disclosure Schedule; or
•	otherwise resolve or make a legally binding commitment to do any of the foregoing.
Acquisition Proposals
From and after the date of the Merger Agreement and continuing until prior to the time that the Requisite Company Vote is obtained or if earlier, the termination of the Merger Agreement (the “No-Shop Period”), Synchronoss and its subsidiaries shall not, nor shall they authorize or knowingly permit and of their respective Representatives to, among other things:
•	solicit, initiate, knowingly encourage, facilitate or assist with any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);
•
enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, or otherwise cooperate in any way with, any person (other than Parent, Merger Sub and their representatives) with respect to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse or recommend any proposal that constitutes or could be reasonably expected to lead to, an Acquisition Proposal;

•
execute, enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar contract constituting or related to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

•
take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in Synchronoss’ organizational documents, in each case inapplicable to any person (other than Parent, Merger Sub or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, Synchronoss shall promptly take all steps necessary to terminate any waiver that may have been granted to any such person or Acquisition Proposal under any such provisions); or

•	authorize, resolve or commit to doing any of the foregoing.
Notwithstanding these restrictions, at any time following the date of the Merger Agreement and prior to the time that the Requisite Company Vote (as defined below) is obtained, the Synchronoss Board may, in response to a bona fide written Acquisition Proposal that was not solicited in breach of the foregoing restrictions, provide information to, and engage or participate in negotiations or discussions with, a person regarding an Acquisition Proposal pursuant to an Acceptable Confidential Agreement (as defined below) if the Synchronoss Board of Directors determines in good faith after consultation with Synchronoss’ outside legal counsel and financial advisor that such proposal is a Superior Proposal (as defined below) or would reasonably likely lead to a Superior Proposal and not to do so would be inconsistent with the directors’ fiduciary duties under applicable law; provided, that all such information has previously been made available to Parent or is made available to Parent prior to or contemporaneously with the time it is provided to such person. In addition, notwithstanding the foregoing, prior to the time the Requisite Company Vote is obtained, Synchronoss may, solely to the extent the Synchronoss Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable law, not enforce any confidentiality, standstill or similar agreement to which Synchronoss or any of its subsidiary is a party for the sole purpose of allowing the other party to such agreement to submit confidentially to the Synchronoss board of directors an Acquisition Proposal that will constitute, or could reasonably likely lead to, a Superior Proposal, that did not, in each case, result from a material breach by Synchronoss of the previous restrictions.
For purposes of this Proxy Statement and the Merger Agreement:
•
“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between Synchronoss and any person making an Acquisition Proposal, the terms of which are not materially less favorable in the aggregate to the counterparty than those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict the submission to Synchronoss of Acquisition Proposals and such confidentiality agreement shall permit Synchronoss to comply with its obligations under the Merger Agreement);

•
“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar contract constituting or related to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

•
“Acquisition Proposal” means any bona fide proposal or offer from a third party (whether or not in writing) relating to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any license or lease) by any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of (A) assets (including equity securities of any of Synchronoss’ subsidiaries) or businesses that constitute twenty-five percent (25%) or more of the revenues, net income or assets of Synchronoss and its subsidiaries, taken as a whole, or (B) beneficial ownership of equity securities representing twenty-five percent (25%) or more of the total outstanding voting power of Synchronoss; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of Synchronoss or any of its subsidiaries that, if consummated, would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning twenty-five percent (25%) or more of the total voting power of Synchronoss; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving Synchronoss, as a result of which the owners of the equity securities of Synchronoss immediately prior to such event beneficially own equity securities representing less than eighty-five percent (75%) of the total voting power of the surviving entity immediately following such event; or (iv) any liquidation or dissolution of Synchronoss, in each case other than the transactions otherwise permitted by the interim operating covenants described above;
•	“Confidentiality Agreement” means the mutual non-disclosure agreement between Synchronoss and Lumine Group Inc., dated February 20, 2025;
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“Intervening Event” means an event, fact, development, circumstance or occurrence that affects the business, assets or operations of Synchronoss or any of its subsidiaries that was not known to the Synchronoss Board as of the date of the Merger Agreement , becomes known by the Synchronoss Board after the date of the Merger Agreement or the material consequences thereof become known to or understood by the Synchronoss Board after the date of the Merger Agreement and prior to the time of the adoption of the Merger Agreement by Synchronoss’ stockholders;

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“Requisite Company Vote” means the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Synchronoss Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose; and

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“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that, if consummated, would result in such third party’s (or its stockholders’) owning, directly or indirectly, greater than 50% of the equity securities of Synchronoss (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or greater than 50% of the assets of Synchronoss and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined by the Synchronoss Board) and that the Synchronoss Board determines in good faith after consultation with Synchronoss’ financial advisors and outside legal counsel if consummated, (i) to be more favorable to Synchronoss’ stockholders from a financial point of view (in their capacities as stockholders) than the Merger, taking into account all financial, legal, financing, regulatory and other terms and conditions of such proposal and any changes to the terms of the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in response to such offer or otherwise) and (ii) relative to the Merger, is reasonably likely to be completed on the terms proposed taking into account all financial, legal, financing, regulatory and other terms and conditions of such proposal and any changes to the terms of the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in response to such offer or otherwise).

The Board of Directors’ Recommendation; Change in Recommendation
As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Synchronoss Common Stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors may not effect a Change in Recommendation except as described below.
Until earlier of the time the Requisite Company Vote is obtained or the termination of the Merger Agreement pursuant to its terms, the Synchronoss Board may not, by itself or through any of its committees:
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withhold, withdraw, modify, amend or qualify or publicly propose to withhold, withdraw, modify, amend or qualify, in any manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors or any committee thereof of the Merger Agreement, the Merger or the Transactions (the “Synchronoss Board Recommendation”);

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fail to publicly reaffirm the Synchronoss Board Recommendation within five (5) business days of the occurrence of a material event or development after Parent requests in writing (or, if the Stockholders Meeting is scheduled to be held within five (5) business days, then within one (1) business day after Parent so requests in writing) (it being understood that Synchronoss will not be obligated to affirm the Synchronoss Board Recommendation on more than three occasions);

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make any recommendation in favor of a tender or exchange offer for shares of Synchronoss’ common stock or fail to publicly recommend against acceptance of any tender offer or exchange offer for Synchronoss’ common stock within ten (10) business days of the commencement of such offer;

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fail to publicly reconfirm the Synchronoss Board Recommendation within ten (10) business days after the commencement of a tender offer or exchange offer or public announcement of an Acquisition Proposal from a third party (or, if the Stockholders Meeting is scheduled to be held within five (5) business days, then no later than one (1) business day prior to the Stockholder Meeting) after written request from Parent to do so;

•	approve, or recommend, or publicly propose to approve or recommend, any Acquisition Proposal;
•	fail to include the Synchronoss Board Recommendation in this Proxy Statement (with any action described in this and the above bullet points being referred to as a “Change in Recommendation”); or
•	Adopt or recommend or publicly propose to adopt or recommend, or allow Synchronoss or any of its subsidiaries to execute or enter into, any Acquisition Agreement.
Prior to the adoption of the Merger Agreement by Synchronoss’ stockholders and notwithstanding the restrictions described above in the section captioned “The Merger Agreement—Acquisition Proposals,” the Synchronoss Board is permitted under certain circumstances and subject to Synchronoss’ compliance with certain obligations (as summarized below), to make a Change in Recommendation.
The Synchronoss Board is permitted to make a Change in Recommendation in the case of a Superior Proposal provided that such Superior Proposal did not result from a material breach of the No-Shop Period restrictions, if the Synchronoss Board determines in good faith (after consultation with its outside legal counsel) (1) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (2) it has complied with the procedure and its obligations as summarized in the following paragraph.
The Board of Directors may not make a Change in Recommendation in the case of a Superior Proposal unless Synchronoss shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action (a “Notice of Designated Superior Proposal”), and prior to effecting such Change in Recommendation or termination of the Merger Agreement, Synchronoss shall, and shall cause its representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Change in Recommendation is no longer necessary and such Superior Proposal no longer constitutes a Superior Proposal (and in the event of any material change to any of the financial terms (including the form, amount and timing of payment of consideration) of such Superior Proposal that is adverse to Synchronoss stockholders, Synchronoss shall, in each case, deliver to Parent an additional notice consistent with that described in this clause and a renewed negotiation period under this clause shall commence (except that the five (5) business day period shall instead be equal to three (3) business days; provided that, notwithstanding any Change in Recommendation, Synchronoss shall be required to convene the Stockholders Meeting.
The Synchronoss Board is permitted to make a Change in Recommendation in the event of an Intervening Event if the Synchronoss Board determines in good faith (after consultation with its outside legal counsel) (1) that failure to take such action would reasonably by expected to be a breach of its fiduciary duties under applicable law and (2) it has complied with the procedure and its obligations as summarized in the following paragraph.
The Synchronoss Board may not make a Change in Recommendation in response to an Intervening Event unless Synchronoss shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action, and prior to effecting such Change in Recommendation, Synchronoss shall, and shall cause its representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Change in Recommendation is no longer necessary (and in the event of any material change to the circumstances related to the Intervening Event that is adverse to the stockholders of Synchronoss, Synchronoss shall, in each case, deliver to Parent an additional notice consistent with that described in this clause and a renewed negotiation period under this clause shall commence (except that the five (5) business day period shall instead be equal to three (3) business days; provided, that the Synchronoss Board shall not be permitted to effect a Change in Recommendation under this paragraph with respect to or in connection with any Acquisition Proposal (which shall be covered by the paragraphs set forth above regarding a Superior Proposal).
Notwithstanding the restrictions described above, the Merger Agreement does not prohibit Synchronoss or the Synchronoss Board from (i) making any disclosure to Synchronoss’ stockholders if the Synchronoss Board determines in good faith (after consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law, or (ii) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop-look-and-listen” communication to the stockholders); provided, that this exception shall not be deemed to affect whether any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, would otherwise be deemed to be a Change in Recommendation. For clarity, a factually accurate public statement that describes Synchronoss’ receipt of an Acquisition Proposal, that the Synchronoss Board is considering the Acquisition Proposal and that states that no position has been taken by the Synchronoss Board as to the advisability or desirability of such Acquisition Proposal and the operation of the Merger Agreement with respect thereto will not be deemed a Change in Recommendation.
Stockholders Meeting
Synchronoss agreed to take all action necessary to convene a stockholders meeting as promptly as reasonably practicable following the date of mailing of the Proxy Statement (the “Stockholders Meeting”) for the purpose of obtaining the Requisite Company Vote and to cause such vote to be taken, and shall not postpone or adjourn such meeting (A) except to the extent required by applicable law (including to permit the filing and dissemination of any supplement or amendment to the Proxy Statement that the Board of Directors has determined in good faith (after consultation with its outside legal counsel and Parent) is required under applicable law), (B) if, on a date that is two (2) business days prior to the date the Stockholders Meeting is scheduled (the “Original Meeting Date”), (1) Synchronoss has not received proxies representing the Requisite Company Vote, whether or not a quorum is present or (2) it is necessary to ensure that any supplement or amendment to the Proxy Statement that the Synchronoss Board has determined in good faith (after consultation with its outside legal counsel and Parent) is required to be delivered and in each case, if Parent so requests or Synchronoss so elects, Synchronoss shall postpone or adjourn, or make one or more successive postponements or adjournments of, the Stockholders Meeting as long as the date of the Stockholders Meeting is not postponed or adjourned more than ten (10) business days in connection with any one postponement or adjournment or more than an aggregate of thirty (30) days from the Original Meeting Date in reliance on this clause (B), (C) within the three (3) business days prior to the Original Meeting Date or any date that the Stockholders Meeting is then scheduled to be held, if Synchronoss delivers (or has delivered) a notice of an intent to make a Change in Recommendation as long as the date of the Stockholders Meeting is not postponed or adjourned more than for up to ten (10) business days and Synchronoss shall promptly, and in any event no later than the next business day, postpone or adjourn the Stockholders Meeting in accordance with Parent’s direction or Synchronoss’ election, or (D) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that in no event shall the meeting be postponed to a date (x) later than five (5) business days prior to the Initial Outside Date or (y) unless prior written consent is obtained from Parent, that would require the establishment of a new record date.
Once Synchronoss has established a record date for the Stockholders Meeting, Synchronoss will not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or otherwise required by applicable law. Synchronoss has agreed that, unless the Merger Agreement is terminated in accordance with its terms, and Synchronoss has paid to Parent the Company Termination Fee (as defined below) in accordance with terms of the Merger Agreement, its obligations to hold the Stockholders Meeting will not be affected in any manner, including in connection with (i) the making of a Change in Recommendation by the Synchronoss Board (ii) the commencement of or announcement or disclosure of or communication to Synchronoss of any Acquisition Proposal.
Employee Benefits
Following the Effective Time and ending on the first anniversary thereof, Parent shall cause the Surviving Corporation and each of its subsidiaries, to maintain for all employees of Synchronoss or its subsidiaries who, at the Effective Time, continue their employment with Synchronoss or its subsidiaries or who, at the Effective Time, become employees of Parent, Synchronoss or its subsidiaries, which we refer to as “Continuing Employees”, during their employment (i) compensation levels (which includes salary and wages, target short-term bonus opportunities and commission formulas but to exclude long-term cash compensation, equity or equity-based compensation and retention or change-in-control benefits or features) that are no less favorable than the compensation levels provided to them immediately prior to the Effective Time and (ii) employee benefits (excluding defined benefit pension, retiree welfare, long-term incentive, retention, change of control, equity or equity-based compensation, or nonqualified deferred compensation benefits) that are substantially similar in the aggregate to either, in Parent’s sole discretion, (i) the employee benefits provided to such Continuing Employee immediately prior to the Effective Time or (ii) those provided to similarly-situated employees of Parent. In addition, to the extent not already paid by Synchronoss prior to the Closing Date, Parent shall cause Synchronoss to pay its employees any earned and accrued amounts under the annual bonus program for the Year 2025.
Further, for purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or frozen benefit plan of Parent or vesting under any equity incentive plan) under any employee benefits provided to similarly situated employees (such benefits, the “Parent Plans”), Parent will credit each Continuing Employee with his or her years of service with Synchronoss or its subsidiaries (or a predecessor of Synchronoss) before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar benefit plan of Synchronoss in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Parent will use commercially reasonable efforts, subject in each case to receipt of any reasonable required consent of the applicable Parent Plan provider, to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans, (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable benefit plans of Synchronoss in which such Continuing Employee participated immediately prior to the Effective Time, and (iii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plan.
Management
Prior to the Effective Time, without the prior written consent of Synchronoss (not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not knowingly permit or agree to permit any person (acting at its direction) to, directly or indirectly, have any formal or informal discussions, or directly or indirectly, enter into any agreement, arrangement or understanding (whether or not binding) with any director, officer or other employee of Synchronoss relating to (i) any retention, severance or other compensation, incentives or benefits that may be or become payable in connection with Transactions or after the Effective Time, (ii) any equity rollover or other similar transaction, or any equity or other investment in Parent, Synchronoss or any parent company thereof, or any affiliate of Parent, Synchronoss or any parent company thereof, following the Effective Time or (iii) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of Synchronoss with Parent, Synchronoss or any parent company thereof, or affiliate of Parent, Synchronoss or any parent company thereof, from and after the Effective Time.
Efforts to Close the Merger
Parent and Synchronoss have agreed to use their respective reasonable best efforts to effect the Transactions and at the reasonable request of another party, shall execute and deliver other instruments and do and perform other acts and things as may be necessary, or desirable for effecting the consummation of the Merger Agreement the Transactions. In particular, the Merger Agreement contains certain other additional agreements among Synchronoss, Parent and Merger Sub relating to, among other things:
•	prompt notification by Synchronoss to Parent and Merger Sub regarding any legal action commenced or threatened relating to the Merger Agreement, the Merger or any of the other Transactions;
•	cooperation between Synchronoss and Parent in connection with public announcements;
•	cooperation among Synchronoss, Parent and Merger Sub in using reasonable best efforts to effect all regulatory filings and obtain necessary consents of all third parties and governmental authorities;

•	exercising commercially reasonable efforts by Synchronoss to obtain certain consents from contractual counterparties;
•	the delisting of Synchronoss Common Stock; and
•	notifying the other party of the receipt of certain communications from any governmental authority or third party in connection with the Transactions.
Indemnification and Insurance
From and after the Effective Time, Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Synchronoss pursuant to the Indemnification Agreements (and all other indemnification agreements of Synchronoss that are on terms substantially similar to the Indemnification Agreements) and any indemnification, exculpation or advancement of expenses provisions under the Restated Certificate of Incorporation or Amended and Restated Bylaws of Synchronoss (or comparable organizational documents of its subsidiaries) in effect as of the date of the Merger Agreement; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable law.
Prior to the Effective Time, Synchronoss shall, and for six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide D&O Insurance in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of the Merger Agreement by Synchronoss’ D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement as well as covering claims brought against each Indemnified Person under ERISA; provided, that, the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 250% of the amount per annum Synchronoss paid in its last full fiscal year (provided, that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the most advantageous policies available for an annual premium equal to such amount). Notwithstanding the foregoing, at any time Parent or the Surviving Corporation may, and prior to the time the Requisite Company Vote is obtained, Synchronoss may, purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant to the foregoing; Parent and the Surviving Corporation shall not cancel any D&O Insurance (Including any “tail” directors’ and officers’ liability insurance policy) during its term.
The rights of each Indemnified Person set forth above shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Person is entitled, whether pursuant to law, contract or otherwise. The obligations of Parent and the Surviving Corporation shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom the foregoing provisions apply without the consent of such affected Indemnified Person. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by an Indemnified Person in enforcing the indemnity and other obligations provided pursuant to the foregoing provisions.
If (1) Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or (2) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth above.
Conditions to the Closing of the Merger
The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by law) waiver by Synchronoss and Parent of the following conditions:
•	the adoption of the Merger Agreement by the Requisite Company Vote;

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the expiration or termination of any applicable waiting period under the HSR Act and any filings, approvals, clearances, and consents which may be required from any Governmental Authority in connection with the Transactions having been obtained or otherwise completed; and

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no governmental authority of competent jurisdiction shall have enacted, issued, amended, promulgated, enforced or entered any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent, that is then in effect, or that has been initiated and remain pending, and could prevent, enjoin, prohibit or make illegal consummation of the Merger.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent of each of the following additional conditions:
•	the representations and warranties of Synchronoss:
•
contained in Sections 3.1 (Organization and Qualification; Company Subsidiaries), 3.3(a), 3.3(b), 3.3(c), 3.3(d) and 3.3(e) (Capitalization), 3.4 (Authority Relative to this Agreement), 3.27 (Related Party Transactions), 3.28 (Takeover Laws), 3.29 (Brokers and Expenses) and 3.30 (Opinion of Financial Advisor) of the Merger Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as of the closing date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

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contained in Sections 3.3(a), 3.3(b) and 3.3(c) (Capitalization) shall be true and correct in all respects as of the closing date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period)(which condition for purposes of the Merger Agreement shall be deemed satisfied, and such representations and warranties shall be deemed true and correct in all respects, so long as any inaccuracy or combination of inaccuracies in such representations and warranties does not result, in aggregate, in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $1,200,000;

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contained in Sections 3.1 (Organization and Qualification; Company Subsidiaries), 3.4 (Authority Relative to this Agreement), 3.28 (Takeover Laws), 3.29 (Brokers and Expenses) and 3.30 (Opinion of Financial Advisor) shall be true and correct in all respects as of the closing date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period); and

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contained in Sections 3.3(d), 3.3(e) (Capitalization) and 3.27 (Related Party Transactions), shall be true and correct in all material respects as of the closing date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period).

•	Synchronoss having performed in all material respects the covenants or agreements under the Merger Agreement to be performed or complied with by it as of the closing date;
•	since the date of the Merger Agreement, a Material Adverse Effect has not occurred;
•	Parent’s receipt of a certificate of Synchronoss signed on its behalf by a duly authorized executive of Synchronoss certifying the matters in the foregoing bullet points and
•	Parent’s receipt of an executed statement, dated as of the closing date, certifying that an interest in Synchronoss is not a real property interest under the federal tax code.

In addition, the obligation of Synchronoss to consummate the Merger is subject to the satisfaction or waiver by Synchronoss of each of the following additional conditions:
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the representations of Parent and Merger Sub shall have been true and correct in all respects as of the closing date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions or perform their respective obligations under the Merger Agreement;

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Parent and Merger Sub each having performed in all material respects the covenants or agreements required under the Merger Agreement to be performed or complied with by them as of the closing date; and

•	Synchronoss’ receipt of a certificate signed by a duly authorized executive of each of Parent and Merger Sub certifying the matters in the foregoing bullet points.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:
•	By mutual written consent of Synchronoss and Parent;
•	By either Synchronoss or Parent:
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if the Merger is not consummated on or before June 1, 2026, which date we refer to as the “Initial Outside Date”, which may be extended pursuant to certain exceptions in the Merger Agreement, the “Outside Date” (except that the right to terminate the Merger Agreement as a result of the occurrence of the Outside Date will not be available to any party whose material failure to fulfill any obligation under the Merger Agreement has been the substantial or primary cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date);

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if any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or other law that (x) makes the consummation of the Merger illegal or otherwise prohibited, or (y) enjoins Parent and Synchronoss from consummating the Merger, and, in each case, such Order or law shall have become final and non-appealable; provided that the right to terminate the Merger Agreement under this bullet not be available to any party whose material failure to fulfill its obligations under the Merger Agreement has been the substantial or primary cause of, or resulted in, such Order or other law); or

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if the Requisite Company Vote shall not have been obtained at the Special Meeting or at any adjournment or postponement of the Special Meeting at which a final vote on adoption of the Merger Agreement is taken;

•	By Synchronoss:
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if there is an inaccuracy in Parent’s or Merger Sub’s representations in the Merger Agreement, or a breach by Parent or Merger Sub of its covenants therein, that would, respectively, cause the representations and warranties or Parent or Merger Sub to not be true and correct, except as has not had and would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions or to be in material breach of their respective obligations under the Merger Agreement as of the closing; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Parent is notified in writing by Synchronoss of such breach, Synchronoss may not terminate the Merger Agreement (x) prior to such date if Parent and Merger Sub are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date;

•	By Parent or Merger Sub:
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if there is an inaccuracy in Synchronoss’ representations in the Merger Agreement, or a breach by Synchronoss of its covenants therein, that would, respectively, cause the condition with respect to Synchronoss’ satisfaction of its representations and warranties as of the closing to not be satisfied or to be in material breach of its obligations under the Merger Agreement as of the closing; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Synchronoss is notified in writing by Parent of such breach, Parent and Merger Sub may not terminate the Merger Agreement (x) prior to such date if Synchronoss is taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date (collectively, a “Synchronoss Uncured Breach”); or

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if at any time prior to the Special Meeting, the Board of Directors or any committee thereof shall have made a Change in Recommendation (it being agreed that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate the Merger Agreement).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will become void and without any further liability on the part of any party thereto. However, certain provisions of the Merger Agreement relating to certain confidentiality obligations, the effect of termination of the Merger Agreement, termination fees, enforcement costs, expenses, and certain general provisions, will survive any termination of the Merger Agreement. Termination shall not relieve any party of liability and each party shall remain liable for any willful and material breach of its representations, warranties or covenants.
Termination Fee
If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee. Parent would be entitled to receive a termination fee equal to $7,752,000 from Synchronoss (the “Company Termination Fee”) under the following circumstances:
•	(A) if the Merger Agreement is terminated:
(i)
by Parent, Merger Sub or Synchronoss due to the Merger not having occurred on or before by the Outside Date (and at the time of any such termination, (x) any applicable antitrust approvals have been obtained, and no Order or law has the effect of preventing, enjoining, prohibiting or making illegal consummation of the Merger, (y) the representations and warranties of Parent and Merger Sub were true and correct in all material respects as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, had not had and would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions or perform their respective obligations under the Merger Agreement, and (z) each of Parent and Merger Sub had performed in all material respects the covenants or agreements required under Merger Agreement to be performed or complied with by it as if such date of termination was the closing date),

(ii)
by Parent, Merger Sub or Synchronoss due to the Requisite Company Vote not having been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting at which a final vote on adoption of the Merger Agreement is taken in accordance with the terms thereof; or

(iii)	by Parent or Merger Sub as a result of Synchronoss Uncured Breach; and

(B) (x) an Acquisition Proposal by a third party shall have been publicly announced after the date of the Merger Agreement and not withdrawn prior to such termination and (y) within 12 months after such termination Synchronoss enters into a definitive agreement with respect to an Acquisition Proposal (with all references to 25% in the definition thereof being treated as references to 50.1% for purposes of this paragraph); or
•	if the Merger Agreement is terminated by Parent or Merger Sub due to a Change in Recommendation.
Each of the parties has expressly acknowledged and agreed on behalf of itself and its respective affiliates that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable for the efforts, expenses and resources expended and opportunity forgone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
Specific Performance
Each of the parties are entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement by the other party described in the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, including other party’s obligation to consummate the Merger.
Fees and Expenses
Except as provided in the Merger Agreement, whether or not the Merger is completed, Synchronoss, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other Transactions; provided that all filing fees paid by any party in respect of any and all filings under the antitrust laws shall be borne by Parent.
Waiver
Prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained in the Merger Agreement; provided, that after receipt of the Requisite Company Vote, there shall be no waiver or extension of the Merger Agreement that would require further approval of the stockholders of Synchronoss. Notwithstanding the foregoing, no failure or delay by Synchronoss, Parent or Merger Sub in exercising any right under the Merger Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege under the Merger Agreement.
Amendment
The Merger Agreement may be amended in writing by the parties to the Merger Agreement at any time prior to the Effective Time; provided that, after receipt of the Requisite Company Vote, if any amendment shall be applicable law or in accordance with the rules and regulations of The Nasdaq Stock Market, LLC require further approval of the stockholders of Synchronoss or the sole stockholder of Merger Sub, as applicable.
Governing Law
The Merger Agreement is governed by Delaware law without regard to any applicable conflicts of law.

THE SUPPORT AGREEMENTS
Concurrently with the execution and delivery of the Merger Agreement on December 3, 2025, and as a condition and inducement to Parent’s and Synchronoss’ willingness to enter into the Merger Agreement, the Supporting Stockholders entered into the Support Agreements with Parent and Synchronoss. As of the Record Date, the Supporting Stockholders beneficially owned, collectively, approximately 21% of the voting power of Synchronoss Common Stock.
Pursuant to the Support Agreements, each of the Supporting Stockholders agreed, until such date and time as the Support Agreements are validly terminated (the “Expiration Time”), at every meeting of Synchronoss’ stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), the Supporting Stockholder will vote all of such Supporting Stockholder’s shares of Synchronoss Common Stock:
•	in favor of the approval and adoption of the Merger Agreement and approval of the Merger and the other Transactions;
•
in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the approval and adoption of the Merger Agreement on the date on which such meeting is held; and

•
against (i) any action, proposal, transaction or agreement that, to the Supporting Stockholder’s knowledge, would reasonably be expected to result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to Outside Date and (ii) any Acquisition Proposal (including any Acquisition Proposal made after the termination of the Merger Agreement, to the extent the Support Agreements survive such termination), or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere or materially and adversely affect the consummation of the Merger and the other Transactions.

Each Supporting Stockholder further agreed (i) not to, and to cause each of its controlled affiliates not to, transfer their shares prior to the termination of the applicable Support Agreement (except to certain permitted affiliates), and (ii) to waive the right to exercise any and all appraisal rights under Section 262 of the DGCL (including by taking all actions necessary to opt out of any class in any class action claim) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of the Support Agreements or the Merger Agreement (including any claim seeking to enjoin or delay the Closing (as defined in the Support Agreements) or the Merger) or alleging a breach of any duty of the Synchronoss Board, Parent or Merger Sub in connection with the Merger Agreement, the Support Agreements or the Transactions.
The Support Agreements will terminate at the earliest to occur of (i) the Expiration Time, or (ii) with respect to any Supporting Stockholder, at the election of such Supporting Stockholder in its sole discretion following any amendment of any term or provision of the original unamended Merger Agreement that reduces the amount or changes the form or type of Merger Consideration, or imposes any conditions, requirements or restrictions on the Supporting Stockholder’s right to receive the consideration payable to such Supporting Stockholder pursuant to the Merger Agreement.
Pursuant to the Support Agreements, each party to the Support Agreements, will be entitled to an injunction or injunctions to prevent breaches of the Support Agreements and to enforce specifically the terms and provisions of the Support Agreements. The Support Agreements are governed by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us regarding beneficial ownership of our Common Stock as of December 29, 2025 by:
•	Each person, or group of affiliated persons, who is known to us to own beneficially more than five percent (5%) of our Common Stock;
•	Each of our named executive officers;
•	Each of our current directors; and
•	All of our current directors and executive officers as a group.
The table below is based upon information supplied by executive officers, directors and principal stockholders and Schedule 13Gs and 13Ds filed with the SEC through December 29, 2025.
As of December 29, 2025, 11,506,734 shares of our Common Stock were outstanding. The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The information does not necessarily indicate beneficial ownership for any other purposes. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest. Except as otherwise set forth below, the street address of the beneficial owner is c/o Synchronoss Technologies, Inc., 200 Crossing Boulevard, 8th Floor, Bridgewater, NJ 08807.

	Common Stock Beneficially Owned
Name	Shares	%
Mount Logan Capital Inc.(1)	866,788	7.5%
Directors, Current Executive Officers and Named Executive Officers
Stephen Waldis(2)	128,669	1.1%
Jeffrey Miller(3)	511,372	4.4%
Patrick Doran(4)	198,301	1.7%
Louis Ferraro Jr.(5)	151,558	1.3%
Christina Gabrys(6)	77,360	*
Kristin Rinne(7)	65,970	*
Mohan Gyani(8)	59,389	*
Laurie Harris(9)	56,221	*
Martin Bernstein(10)	63,832	*
Kevin Rendino(11)	28,768	*
All current executive officers and directors as a group (10 persons)(12)	1,341,440	11.7%

*	Less than 1%
(1)
The address for Mount Logan Capital Inc. is 650 Madison Avenue, 3rd Floor, New York, New York 10022. The foregoing information is based on information provided by Mount Logan Capital Inc. on November 23, 2025.

(2)	Includes 12,000 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase.
(3)	Includes 221,351 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase.
(4)	Includes 81,640 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase.
(5)	Includes 74,055 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase.
(6)	Includes 48,970 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase.
(7)	Includes 12,000 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase.
(8)	Includes 12,000 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase.
(9)	Includes 12,000 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase.
(10)	Includes 12,000 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase.
(11)	Includes 12,000 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase.
(12)	Includes 426,016 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Synchronoss. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
Synchronoss will hold an annual meeting in 2026 only if the Merger has not already been completed.
If you wish to submit a proposal for inclusion in the 2026 annual meeting proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A and Rule 14a-8, in conformance with the Company’s bylaws and submitted in writing to Synchronoss Technologies, Inc., 200 Crossing Boulevard, 8th Floor, Bridgewater, New Jersey 08807, Attn: Secretary, to be received no later than the close of business on December 31, 2025 (120 days before the first anniversary of the date the proxy statement for Synchronoss’ 2025 annual meeting was released to stockholders). However, if the date of the annual meeting of stockholders is changed by more than 30 days from the first anniversary of Synchronoss’ 2025 annual meeting, then the deadline will be a reasonable time before Synchronoss begins to print and send its proxy materials.
If you wish to submit a proposal to be presented at the 2026 annual meeting of stockholders but which will not be included in the Company’s proxy materials, your proposal must be submitted in writing and in conformance with Synchronoss’ bylaws to Synchronoss Technologies, Inc., 200 Crossing Boulevard, 8th Floor, Bridgewater, New Jersey 08807, Attn: Secretary, no later than the close of business on the 45th day prior to the first anniversary of the date the Synchronoss 2025 proxy statement was released to stockholders (March 15, 2026), nor earlier than the close of business on the 75th day prior to the first anniversary of the date Synchronoss 2025 proxy statement was released to stockholders (February 13, 2026). In the event that the date of the 2026 annual meeting of stockholders is changed by more than 30 days from the first anniversary of the Synchronoss 2025 Annual Meeting, then notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
A copy of our amended and restated bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Secretary, Synchronoss Technologies, Inc., 200 Crossing Boulevard, 8th Floor, Bridgewater, New Jersey 08807.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this Proxy Statement.
The following Synchronoss filings with the SEC are incorporated by reference:
•	Synchronoss’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024;
•	Synchronoss’ Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025; and
•	Synchronoss’ Current Reports on Form 8-K or Form 8-K/A filed on April 16, 2025, April 29, 2025, June 11, 2025, July 24, 2025, and December 4, 2025.
We also incorporate by reference into this Proxy Statement additional documents that we may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting and the date the Merger Agreement is terminated. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this Proxy Statement.
You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:
Synchronoss Technologies, Inc.
Attn: Secretary
200 Crossing Boulevard, 8th Floor
Bridgewater, New Jersey 08807
Phone: (800) 575-7606
If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investors section of our website, www.synchronoss.com. The information included on our website is not incorporated by reference into this Proxy Statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of Synchronoss Common Stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 750-9496
Banks and Brokers may call collect: (212) 750-5833

MISCELLANEOUS
Synchronoss has supplied all information relating to Synchronoss, and Parent has supplied all information relating to Parent and Merger Sub, and Synchronoss has not independently verified, all of the information relating to Parent and Merger Sub contained in this Proxy Statement.
You should rely only on the information contained in this Proxy Statement, including the annexes to this Proxy Statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated January 5, 2026. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement), and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

Among

LUMINE GROUP US HOLDCO INC.,

SKYFALL MERGER SUB INC.

and

SYNCHRONOSS TECHNOLOGIES, INC.

Dated as of December 3, 2025

A-i

Index of Exhibits

Exhibit A	Certificate of Incorporation of the Surviving Corporation

A-ii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of December 3, 2025 (this “Agreement”), among Lumine Group US Holdco Inc., a Delaware corporation (“Parent”), Skyfall Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Synchronoss Technologies, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the parties hereto intend that, upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) are advisable, fair to, and in the best interests of, the Company and the holders of the Company’s common stock, each with a par value of $0.0001 per share (“Company Common Stock”), (ii) approved this Agreement and the Transactions (including the Merger), (iii) subject to the terms hereof, resolved and agreed to recommend that holders of Company Common Stock adopt this Agreement and approve the Merger, and (iv) directed that this Agreement be submitted to the holders of Company Common Stock entitled to vote thereon for adoption;
WHEREAS, the board of directors (or equivalent governing body) of Parent has unanimously adopted and declared advisable this Agreement and the Transactions (including the Merger);
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company stockholders listed on Section 1.1 of the Company Disclosure Schedule, are entering into a voting agreement with Parent (the “Voting Agreement”) pursuant to which, among other things, such Company stockholders have agreed, in each case upon the terms and subject to the conditions set forth therein, to (i) vote all of the shares of Company Common Stock beneficially owned by it in favor of the adoption of this Agreement and (ii) waive any dissenters’ or appraisal rights in respect of, and to not transfer, any Company Shares beneficially owned by such Company stockholder prior to the termination of the applicable provisions of the Voting Agreement;
WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Transactions (including the Merger) are advisable, fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub, (ii) approved this Agreement and the Transactions (including the Merger), and (iii) subject to the terms hereof, resolved and agreed to recommend that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger; and
WHEREAS, Parent, as the sole stockholder of Merger Sub will adopt this Agreement and approve the Merger by written consent immediately following the execution of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
Article 1
DEFINITIONS
1.1 Definitions. For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and any person making an Acquisition Proposal, the terms of which are not materially less favorable in the aggregate to the counterparty than those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict the submission to the Company of Acquisition Proposals and such confidentiality agreement shall permit the Company to comply with its obligations under this Agreement, including Section 6.2 hereof).
“Acquisition Proposal” means any bona fide proposal or offer from a Third Party (whether or not in writing) relating to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any license or lease) by any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of (A) assets (including equity securities of any Company Subsidiary) or businesses that constitute twenty-five percent (25%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) beneficial ownership of equity securities representing twenty-five percent (25%) or more of the total outstanding voting power of the Company; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Company or any Company Subsidiary that, if consummated, would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning twenty-five percent (25%) or more of the total voting power of the Company; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving the Company, as a result of which the owners of the equity securities of the Company immediately prior to such event beneficially own equity securities representing less than seventy-five percent (75%) of the total voting power of the surviving entity immediately following such event; or (iv) any liquidation or dissolution of the Company, in each case other than the Transactions and transactions otherwise permitted by the terms of Section 5.1.
“Action” means any litigation, suit, action, hearing, proceeding, arbitration or mediation by or before a Governmental Authority, arbitrator or mediator of competent jurisdiction.
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“beneficial owner” means a person who shall be deemed to be the beneficial owner as determined by Rule 13d-3 of the Exchange Act.
“business day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Bylaws” means the Amended and Restated Bylaws of the Company, dated as of April 25, 2006, as amended by Amendment No. 1 to the Amended and Restated Bylaws of the Company, dated as of February 15, 2018, as further amended by Amendment No. 2 to the Amended and Restated Bylaws of the Company, dated as of June 30, 2021, and as may be further amended from time to time.
“Company Credit Agreement” means the Credit Agreement, dated as of June 28, 2024, by and among the Company and the Lenders party thereto and BGC Lender Rep LLC, as Administrative Agent, as amended by that certain First Amendment to Credit Agreement and Pledge and Security Agreement, dated as of April 24, 2025, by and among the Company and the parties thereto.
“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, dated as of June 20, 2006, as amended by the Certificate of Amendment to the Restated Certificate of Incorporation of the Company, dated as of June 16, 2022, as further amended by the Certificate of Amendment to the Restated Certificate of Incorporation of the Company, dated as of December 6, 2023, as amended by the Certificate of Designations, and as may be further amended from time to time.
“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) or licensed to the Company or any Company Subsidiary, or that the Company or any Company Subsidiary otherwise has the right to use (or that the Company or any Company Subsidiary claims or purports to own or have a license with respect to or otherwise have a right to use).
“Company IT Systems” means all information technology and computer systems (including computer software, information technology and telecommunication hardware and other hardware and equipment) in the possession, custody, or control of Company that are used for or relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, that are owned, leased or licensed by the Company or a Company Subsidiary or provided as a service to the Company or a Company Subsidiary and used in the business of the Company or a Company Subsidiary, including all of the foregoing that are used by the Company or a Company Subsidiary to make its services available to customers.
“Company PBCUs” means any performance-based cash unit and any other cash award denominated in shares of the Company’s Common Stock subject to the attainment of specified performance goals granted under any of the Company Stock Plans.
“Company Preferred Stock” means the Company’s preferred stock, par value $0.0001 per share.

“Company RSA” means an award of any restricted stock (including any performance stock) granted under any of the Company Stock Plans.
“Company Shares” means shares of Company Common Stock.
“Company Software” means Software in the Owned Company Intellectual Property.
“Company Stock Option” means any option to purchase one or more shares of the Company’s Common Stock granted under any of the Company Stock Plans.
“Company Stock Plans” means any equity incentive plans of the Company, as amended, pursuant to which the Company granted Company Stock Options, Company RSAs or Company PBCUs (including the 2015 Equity Incentive Plan, the 2017 New Hire Equity Incentive Plan and prior 2000 Equity Incentive Plan and 2006 Equity Incentive Plan).
“Company Termination Fee” shall mean an amount equal to $7,752,000.
“Company Transaction Expenses” means, without duplication, all fees and expenses incurred or payable by the Company for the items set forth in Section 2.13 of the Disclosure Schedule.
“Company Transaction Expense Fee Cap” means $24,400,000.
“Company Transaction Expense Overage” means any amount of Company Transaction Expenses in excess of the Company Transaction Expense Fee Cap; provided that no amount of Company Transaction Expenses in excess of the Company Transaction Expense Fee Cap shall be counted until the aggregate amount of Company Transaction Expenses equals or exceeds $25,620,000, at which point all Company Transaction Expenses in excess of $24,400,000 from the first dollar shall count.
“Continuing Employees” mean all employees of the Company or any Company Subsidiary who (i) at the Effective Time, continue their employment with the Company or any Company Subsidiary, or (ii) remain or become, at the Effective Time, employees of the Company, any Company Subsidiary or Parent.
“Contract” means any legally binding contract, subcontract, agreement, indenture, deed of trust, license, sublicense, note, bond, loan instrument, mortgage, lease, purchase or sales order, concession, franchise, option, insurance policy, benefit plan or guaranty and any similar legally binding undertaking, commitment or pledge.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
“Copyrights” means any and all U.S. and foreign copyrights, mask works, and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).
“Delaware Law” means the DGCL and any other applicable Law (including common law) of the State of Delaware.
“Environmental Laws” means any Law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, including the exposure of any individual to Hazardous Substances, (ii) the manufacture, handling, transport, transfer, use, recycling, treatment, storage, investigation, removal, remediation, exposure of others to, distribution or disposal of Hazardous Substances or materials containing Hazardous Substances, (iii) pollution, regulation or protection of the indoor or outdoor environment or natural resources or human health and safety as it relates to environmental protection, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq. and their state and local counterparts; or (iv) any Laws governing or applicable to any product content including, without limitation, the European Union Directives 2012/19/EU (Waste Electrical and Electronic Equipment Directive) and 2011/65/EU (Restriction on the Use of Hazardous Substances).

“ERISA Affiliate” means any person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Fully Diluted Shares” means (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of Company Common Stock underlying the In-the-Money Options, (iii) the aggregate number of Company RSAs that are outstanding immediately prior to the Effective Time, and (iv) the aggregate number of shares of Common Stock underlying Company PBCUs that are outstanding immediately prior to the Effective Time assuming target performance is satisfied.
“Generative AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.
“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); or (iv) organization, entity or body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or similar power of any nature (including stock exchanges).
“Hazardous Substances” means (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any biological or chemical substance, material or waste regulated or classified as hazardous, toxic, or radioactive by any Governmental Authority of competent jurisdiction pursuant to any Environmental Law; provided, that Hazardous Substances shall not include office and janitorial supplies that are safely maintained.
“Indebtedness” means any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties, breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) indebtedness for borrowed money (including advances of any kind and any capital lease obligations) of the Company or any Company Subsidiary; (ii) obligations of the Company or any Company Subsidiary evidenced by any note, bond, debenture or other debt security; (iii) the deferred purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business); (iv) obligations under any bankers’ acceptances or letters of credit (to the extent drawn upon), performance bonds or similar obligations; (v) net cash payment obligations under foreign exchange Contracts, swaps (including interest rate and currency obligation swaps), options, derivatives, collars, caps and other hedging Contracts or arrangements that shall be payable upon termination thereof (assuming termination on the date of determination); (vi) obligations of another person secured by a Lien on any asset of the Company or any Company Subsidiary; (vii) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other person and (viii) obligations of other persons of the nature of those referred to in clauses (i) through (vii) that are guaranteed by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary is otherwise liable.
“Indemnified Person” means each person who is now or was prior to the Effective Time an officer or director of the Company or any Company Subsidiary and each person who is now or was prior to the Effective Time an officer or director of the Company or any Company Subsidiary who served as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of Section 3(3) of ERISA).
“Intellectual Property” means any and all (i) formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (iii) databases and other compilations and collections of data or information (“Databases”); (iv) trademarks, service marks, logos and design marks, and trade dress, together with all goodwill associated with any of the foregoing (“Trademarks”); (v) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”) and (vi) confidential and proprietary information and other intangible materials not generally known to the public that that derive independent economic value from not being generally known or readily ascertainable, including (to the extent maintained as a trade secret) (A) any technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, and other information and other intangible materials; (B) customer, vendor, and distributor lists, contact and registration information, and correspondence; and (C) any specifications, designs, prototypes, and schematics (“Trade Secrets”).
“Intellectual Property Rights” means any and all rights recognized by any Governmental Authority anywhere in the world in the Intellectual Property, including (i) Patents; (ii) Copyrights; (iii) industrial design rights and registrations thereof and applications therefor; (iv) rights with respect to Trademarks, and all registrations thereof and applications therefor; (v) rights with respect to Domain Names, including registrations thereof and applications therefor; (vi) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any person; and (vii) rights with respect to Databases, including registrations thereof and applications therefor.
“In-the-Money-Option” means any Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, that has a per share exercise price that is greater than the Merger Consideration.
“knowledge of the Company” means the actual knowledge, as of the date of this Agreement, of each of the Chief Executive Officer, Chief Technology Officer, Chief Commercial Officer, Chief Legal Officer, Chief Financial Officer, and Chief Human Resources Officer, in each case, (i) after reasonable inquiry of their direct reports with operational responsibility for the matter in question who would reasonably be expected to have actual knowledge of the matter in question and (ii) including the knowledge that such person would have obtained in the reasonable conduct of his or her duties after familiarizing himself or herself with the terms and conditions of this Agreement (including Article 3) and the Disclosure Schedule. With respect to Intellectual Property and Intellectual Property Rights, the “reasonable conduct of his or her duties” does not require the Company or any of the individuals named in the previous sentence to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any clearance searches, and no knowledge of any third-party Intellectual Property Rights that would have been revealed by such inquiries, opinions, or searches will be imputed to the Company or any such individual.
“Law” or “Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, controlling principles of law, published policies and guidelines, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards, including controlling general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority.
“Lien” means any liens, mortgages, encumbrances, pledges, security interests, options, rights of first refusal, or other similar restrictions of any kind or nature whatsoever.
“Material Adverse Effect” means any event, occurrence, condition, circumstance, development, state of facts, change or effect (each an “Effect”, and collectively, “Effects”) that (A) individually or when taken together with all other Effects has had a material adverse effect on or would reasonably be expected to have a material adverse effect on, the business, financial condition, operations or results of operations of the Company and the Company Subsidiaries, taken as a whole or (B) would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation by the Company of the Transactions in accordance with the terms hereof; provided, that, in the case of clause (A) only, none of the following Effects shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) general conditions in the industry in which the Company operates; (ii) changes in the general economic, business, regulatory, legislative or political conditions within the U.S. or other jurisdictions in the world; (iii) general changes in the economy or securities, credit, financial or other capital markets of the U.S. or any other region outside of the U.S. (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels, trading volumes or suspension in the trading in securities on any securities exchange or over-the-counter market); (iv) the availability or cost of equity, debt or other financing to Parent or Merger Sub, (v) earthquakes, fires, floods, hurricanes, tornadoes natural disasters, or similar catastrophes, acts of God or other comparable events, pandemics or epidemics, acts of terrorism, cyberterrorism, war, civil unrest, civil disobedience, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar magnitude event, or any escalation or worsening thereof; (vi) any change in GAAP or any change in Laws (or interpretation or enforcement thereof); (vii) any Effect directly resulting from the execution, delivery or performance of this Agreement or the announcement or pendency or consummation of the Transactions; provided, that this clause (vii) shall not apply to any representation or warranty set forth in Section 3.5; (viii) any decline in the market price, or change in price or trading volume, of the capital stock of Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period or any change in the credit rating of the Company or any of its securities; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Material Adverse Effect to the extent not otherwise excluded by the definition thereof; (ix) the compliance by any party with the terms of this Agreement, including any action expressly required to be taken or refrained from being taken pursuant to or in accordance with this Agreement, including the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent or Merger Sub unreasonably withholds, conditions or delays its consent thereto after a written request therefor pursuant to Section 5.1; (x) any actions taken, or failure to take any action, in each case, to which Parent or Merger Sub has expressly approved, consented or requested in writing; (xi) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the Transactions, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure or any demand, action, claim or proceeding for appraisal of any Company Shares pursuant to the DGCL in connection with this Agreement and the Transactions; and (xii) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates; provided, that an Effect described in any of clauses (i)-(iii), (v) and (vi) may be taken into account to the extent the Company and the Company Subsidiaries are materially disproportionately affected thereby relative to other peers of the Company and the Company Subsidiaries in the same industries in which the Company and the Company Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect); provided, further, that an Effect described in clause (v) may only be taken into account the extent the Company and the Company Subsidiaries are materially disproportionately affected relative to other peers in the same geography where the Company and the Company Subsidiaries operate.
“Merger Consideration” means (i) $9.00 per share (based on 12,937,437 Fully Diluted Shares), minus (ii) an amount equal to the Company Transaction Expense Overage, if any, as finally determined pursuant to Section 2.13, divided by the total number of Fully Diluted Shares.
“Nasdaq” means The Nasdaq Stock Market, LLC.
“Open Source” means all Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model, including all Software that is generally available in source code form and that is distributed under a license which, by its terms, (i) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (ii) does not prohibit licensees of such Software from making modifications thereof, and (iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof).
“Option holders” means the holders of the Company Stock Options.
“Owned Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) the Company or any Company Subsidiary (or that Company or any Company Subsidiary claims or purports to own), including all Registered Company Intellectual Property set forth on Section 3.13(a) of the Disclosure Schedule. In the case of Domain Names, “Owned Company Intellectual Property” includes Domain Names registered in the name of the Company or any Company Subsidiary or that are used by the Company or any Company Subsidiary in its business.
“Patents” means any and all U.S. and foreign patent rights, including without limitation, all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-

in-part, divisions, renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.
“Permitted Liens” means (i) Liens for Taxes that are not due and payable or that although delinquent may thereafter be paid without interest or penalty or that are being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto or that are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) any obligations in respect of letters of credit and performance and construction bonds issued in the ordinary course of business, (iv) purchase money security interests for the purchase or lease of office equipment, computers, vehicles and other items of tangible personal property, (v) zoning, building, subdivision, environmental, entitlement or other similar codes and regulations, (vi) Liens (other than Liens securing Indebtedness), defects or irregularities in title, easements, quasi-easements, rights-of-way, covenants, restrictions, conditions and other charge, instrument or encumbrance with respect to real estate or the underlying fee interest of any Company Leased Real Property that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (vii) statutory or contractual Liens in favor of lessors arising in connection with any lease, (viii) non-exclusive licenses granted in the ordinary course of business, (ix) any Lien created under federal, state or foreign securities Laws, (x) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith, (xi) any Lien that is disclosed on the Company Balance Sheet or notes thereto (or securing liabilities reflected on such balance sheet), (xii) any Lien that will be released at or prior to the Closing, (xiii) Liens securing obligations under or in connection with the Company Credit Agreement, and (xiv) any other Liens that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, enterprise, society, estate, firm, joint venture, organization, entity or Governmental Authority.
“Personal Information” means (a) any data or information relating to an identified and/or identifiable individual, and (b) any other data or information that constitutes “personal data”, “personal information,” “personally identifiable information” or any similar term provided by applicable Privacy Laws.
“Privacy Laws” means all applicable Laws, as amended, consolidated, re-enacted or replaced from time to time, relating to the receipt, collection, compilation, use, storage, sharing, safeguarding, security, disposal, destruction, disclosure, transfer, or otherwise Processing of Personal Information, including without limitation, and only as applicable, the California Consumer Privacy Act, and other U.S. state privacy Laws, the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the California Invasion of Privacy Act and all other Laws regulating the interception, monitoring or recording of communications, the Computer Fraud and Abuse Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state unfair or deceptive trade practices Laws, the Biometric Information Privacy Act of Illinois and other Laws concerning the Processing of biometric information, state social security number protection Laws, state data breach notification Laws, the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation or “EU GDPR”), the EU GDPR in such form as incorporated into the Laws of the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018 (as amended) (“UK GDPR”), EU Directive 2002/58/EC and any Laws implementing either or all of the GDPR, UK GDPR and EU Directive 2002/58/EC, all applicable Laws, insofar as such Laws relate to the Processing of Personal Information, concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, wiretapping, or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing).
“Registered Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights that have been the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (including Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names) included in the Owned Company Intellectual Property that are currently registered, recorded, or filed by, for, or in the name of Company or any Company Subsidiary with any Governmental Authority or domain name registrar.
“Representatives” means the directors, officers, employees, agents (including financial and legal advisors) and other advisors and representatives of a person.
“RSA Holders” means the holders of the Company RSAs.
“Sanctioned Jurisdiction” means, at any time, a country or territory that is itself the subject or target of comprehensive sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria (prior to July 1, 2025), and the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).
“SEC” means the Securities and Exchange Commission, or any successor thereto.
“Software” means all computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof.
“Source Code” means computer programming code in human-readable form (including flow charts, developer notes, comments and annotations relating thereto) that is not suitable for machine execution without intervening steps such as interpretation or compilation.
“subsidiary” or “subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Tax” or “Taxes” means all U.S. federal, state, local, non-U.S. and other net income, gross income, gross receipts, value-added, sales, use, capital gains, ad valorem, customs duties, capital stock, environmental, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, registration, severance, stamp, occupation, premium, real property, personal property, abandoned and unclaimed property, escheat, windfall profits, customs, duties, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, any penalties or additions to tax with respect thereto or additional amount imposed by any Governmental Authority of competent jurisdiction.
“Tax Returns” means returns, reports, Tax elections, declarations, disclosures, schedules, estimates, claims for refund and information returns, including any schedule or attachment thereto, supplied or required to be supplied to a Governmental Authority of competent jurisdiction (or any agent thereof) relating to Taxes.
“Third Party” means any person other than Parent and its subsidiaries (including Merger Sub) and the respective Representatives of Parent and its subsidiaries.
“U.S.” means United States of America.
The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Agreement	6.2(a)(i)
Agreement	Preamble
Anticorruption Laws	3.19
Antitrust Laws	3.5(a)
Audited Company Financial Statements	3.7(b)
Blue Sky Laws	3.5(b)

Defined Term	Location of Definition
Book-Entry Shares	2.9(b)
Certificate of Merger	2.2
Certificates	2.9(b)
Change in Recommendation	6.2(b)
Closing	2.2
Closing Date	2.2
Code	2.11
Company	Preamble
Company Balance Sheet	3.7(c)
Company Benefit Plans	3.10(a)
Company Board	Recitals
Company Board Recommendation	6.2(b)
Company Common Stock	Recitals
Company Financial Reports	3.7(b)
Company Intellectual Property Agreements	3.13(l)
Company Leased Real Property	3.12(c)
Company Material Contract	3.16(a)
Company Products	3.13(m)
Company Related Parties	8.3(c)
Company Required Approvals	3.5(b)
Company Securities	3.3(c)
Company Subsidiary	3.1(b)
Confidentiality Agreement	6.1(b)
D&O Insurance	6.4(b)
Delaware Courts	9.7(b)
Designated Persons	3.23(e)
Developers	3.13(o)
Developer IP Agreement	3.13(f)
DGCL	Recitals
Disclosure Schedule	Article 3
Dissenting Company Shares	2.8(a)
EAR	3.13(u)
EEOC	3.11(h)
Effective Time	2.2
Enforceability Limitations	3.4(a)
Enforcement Costs	8.3(d)
ERISA	3.10(a)
Exchange Fund	2.9(a)
Fair Value	4.10
GAAP	3.7(b)
Grant Date	3.3(e)
Government Official	3.19
HSR Act	3.5(a)
Indemnification Agreements	6.4(a)
Information Security Reviews	3.20(d)
Initial Outside Date	8.1(b)(i)
Intervening Event	6.2(b)(i)
IRS	3.10(b)
ITAR	3.13(u)
Law	3.5(a)

Defined Term	Location of Definition
Licensed Open Source Material	3.13(q)
Measurement Date	3.3(b)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Notice of Designated Superior Proposal	6.2(b)(ii)
Off-The-Shelf Software	3.13(k)(ii)
Option Payment	2.7(a)
Order	7.1(c)
Original Meeting Date	6.2(f)(i)
Outside Date	8.1(b)(i)
Outstanding Option	2.7(a)
Outstanding PBCU	2.7(c)
Parent	Preamble
Parent Material Adverse Effect	4.1
Parent Plans	6.3(c)
Parent Related Parties	8.3(c)
Paying Agent	2.9(a)
PBCU Payment	2.7(c)
Permits	3.6
Privacy Requirements	3.20(a)
Proxy Statement	6.2(e)(i)
Requisite Company Vote	3.4(a)
RSA Payment	2.7(b)
SEC Reports	3.7(a)
Securities Act	3.7(a)
Security Incident	3.20(b)
SOX	3.7(d)
Stockholders Meeting	6.2(f)(i)
Superior Proposal	6.2(a)(iii)
Surviving Corporation	2.1
Third Party Programs	3.13(p)
Top Customer	3.21(b)
Top Supplier	3.21(a)
Transactions	Recitals
WARN Act	3.11(h)
Willful and Material Breach	8.2

Article 2
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Parent and the Company shall consummate the Merger and Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and, from and after the Merger, the Company shall be a wholly owned subsidiary of Parent and the separate corporate existence of the Company shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.
2.2 Effective Time; Closing. Unless this Agreement shall have been terminated in accordance with Article 8, upon the terms and conditions set forth herein, the closing of the Merger (the “Closing”) will take place by exchange of documents (with signatures) by electronic transmission (a) no later than the third (3rd) business day after the day on which the last of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) has been satisfied or waived (and all such conditions remain satisfied or waived on such business day) in accordance with this Agreement or (b) at such other time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Subject to the terms and conditions set forth herein, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”).
2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
2.4 Certificate of Incorporation; Bylaws.
(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to be in the form attached hereto as Exhibit A, until thereafter amended as provided by law and such certificate of incorporation.
(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.
2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(b), Company RSAs (which shall be governed by Section 2.7(b)) and any Dissenting Company Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash, without interest, equal to the Merger Consideration payable to the holder of such share of Company Common Stock, upon surrender, in the manner provided in Section 2.9. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be adjusted to the extent appropriate (taking into account any prior adjustments applicable pursuant to this Section 2.6(a)) for all purposes of this Article 2.
(b) Each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto.
(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.7 Company Stock Options; Company RSAs; Company PBCUs.
(a) By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Stock Options, each outstanding Company Stock Option (or any portion thereof), whether vested or unvested (each, an “Outstanding Option”), shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (y) the number of Company Shares subject to such Company Stock Option, less all applicable deductions and withholdings required by law to be withheld in respect of such payment (such amount, the “Option Payment”), subject to applicable Tax withholdings. Option Payments to employees and former employees of the Company shall be remitted through the payroll system of the Company or Parent. Option Payments to all other persons shall be remitted through the Company’s or Parent’s accounts payable or (with the consent of the Paying Agent) through the Paying Agent. The amount of cash each Optionholder is entitled to receive with respect to its Outstanding Options shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Outstanding Options held. For clarity, the Option Payment shall be deemed to be zero dollars for any option that is not an In-the-Money Option and such option shall be cancelled for no consideration.
(b) By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the RSA Holders, each Company RSA (or any portion thereof) that is outstanding immediately prior to the Effective Time (including any Company RSAs which are subject to performance conditions that have not been satisfied at the Effective Time, which shall be deemed satisfied in accordance with (and to the extent provided by) the terms of the Company Stock Plans and applicable award agreements in connection with the Merger, as defined herein) shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time an amount in cash (without interest) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to each such Company RSA, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment (such amount, the “RSA Payment”), subject to applicable Tax withholdings. RSA Payments to employees and former employees of the Company shall be remitted through the payroll system of the Company or Parent. RSA Payments to all other persons shall be remitted through the Company’s or Parent’s accounts payable or (with the consent of the Paying Agent) through the Paying Agent.
(c) By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company PBCUs, each Company PBCU (or any portion thereof) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested (each, an “Outstanding PBCU”), shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash (without interest) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to each such Outstanding PBCU based on the achievement of the target performance criteria set forth in the applicable award agreement (such amount, the “PBCU Payment”), subject to applicable Tax withholdings. PBCU Payments to employees and former employees of the Company shall be remitted through the payroll system of the Company or Parent. PBCU Payments to all other persons shall be remitted through the Company’s or Parent’s accounts payable or (with the consent of the Paying Agent) through the Paying Agent.
(d) Prior to the Effective Time, the Company shall to the extent and in the manner required by the applicable Company Stock Plan provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding award granted pursuant to any Company Stock Plan describing the treatment of such award in accordance with this Section 2.7 and the Company Stock Plans. Prior to the Effective Time, the Company (i) shall take (or cause there to be taken, as the case may be) such actions, shall obtain such consents, adopt (or cause there to be adopted) any amendments of any Company Stock Plan and any awards thereunder, as may be necessary to effect the transactions contemplated by this Section 2.7 and (ii) shall take such actions as necessary to terminate the Company Stock Plans and the Company’s Employee Stock Purchase Plan effective as of the Effective Time (for clarity, without prejudice to the rights of holders of Company Securities to payment as set forth in this Section 2.7).
2.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by the stockholders of the Company who are entitled to demand appraisal and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders of the Company shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by the stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 2.9.
(b) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.
2.9 Surrender of Company Shares; Stock Transfer Books.
(a) Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), which shall provide for the payment by the Paying Agent of the amounts payable under Section 2.6(a) in accordance with the terms of this Section 2.9. On the Closing Date, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent the aggregate amount payable pursuant to Section 2.6(a) (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund may not, pending its disbursement to holders of shares of Company Common Stock, be invested by the Paying Agent except as directed by Parent. No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article 2, and to the extent that there are net losses with respect to any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Company Common Stock immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Exchange Fund. No investment of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent. The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment of funds to holders of Company Shares.
(b) Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of certificates representing shares of Company Common Stock (the “Certificates”) and to each holder of record (as of immediately prior to the Effective Time) of book-entry shares representing shares of Company Common (the “Book-Entry Shares”) that are not held, directly or indirectly, through The Depository Trust Company (“DTC”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6(a): (i) a letter of transmittal which shall specify that delivery shall be effected and risk of loss and title to the Certificates or such Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates to the Paying Agent, or in the case of such Book-Entry Shares, upon adherence to the procedures set forth in Section 2.9(c) below, and which shall be in such form and have such other provisions as Parent may reasonably specify; and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto. Upon delivery of a duly completed and validly executed letter of transmittal to the Paying Agent and (A) in the case of Certificates, surrender to the Paying Agent of a Certificate for cancellation or (B) in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of such Certificate or Book-Entry Shares shall receive in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate or book-entry entitle such holder to receive pursuant to the provisions of this Article 2 and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share shall represent from and after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 2. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred, and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal and reasonable exchange practices.
(c) The persons who were, at the Effective Time, holders of Book-Entry Shares held, directly or indirectly, through DTC, in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6(a) will not be required to deliver an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article 2. With respect to such Book-Entry Shares held, directly or indirectly, though DTC, Parent and the Company will cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent and the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 2.6(a).
(d) The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates or Book-Entry Shares, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by applicable law.
(e) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares for six (6) months after the Effective Time shall be delivered to Parent or one of its affiliates, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or similar laws, as general creditors thereof) for payment of their claim for Merger Consideration, without any interest thereon.
(f) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the earlier of (i) two years after the Effective Time and (ii) immediately prior to the date on which the Merger Consideration payable with respect to the Company Shares represented by such Certificate or Book-Entry Shares pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct (consistent with the policies and practices of the Paying Agent) as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, subject to such person’s compliance with the exchange procedures set forth in Section 2.9(b) (other than the surrender of a Certificate), issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable with respect to the Company Shares represented by such Certificate in accordance with this Article 2.
2.10 Closing Date Cash Payment. At or prior to the Closing, Parent shall pay or cause to be paid, on behalf of the Company, the amounts set forth in the Payoff Letters delivered pursuant to Section 6.17 by wire transfer of immediately available funds to the accounts of the applicable lenders or other parties as set forth in the Payoff Letters.
2.11 Withholding Rights. Each of Merger Sub, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Article 2 of this Agreement to any holder of Company Shares, Company RSAs, Company Stock Options and Company PBCUs such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld, and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to person in respect of which such deduction and withholding was made.
2.12 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.
2.13 Determination of Final Company Transaction Expenses.
(a) (i) No later thirty days prior to the Closing Date, the Company shall prepare and deliver to Parent a written statement setting forth the expected final amounts for each Company Transaction Expense set forth in Section 2.13 of the Disclosure Schedule, together with reasonable supporting documentation; and (ii) no later than eight (8) business days prior to the Closing Date, the Company shall prepare and deliver to Parent an updated written statement (the “Expected Final Company Transaction Expenses Statement”) setting forth the expected final amounts for each Company Transaction Expense set forth in Section 2.13 of the Disclosure Schedule, together with reasonable supporting documentation.
(b) Parent shall have the right to dispute any part of the Expected Final Company Transaction Expenses Statement by delivering a written notice (for which email will suffice) (a “Dispute Notice”) to that effect to the Company on or prior to 11:59 p.m. Eastern Time, on the third (3rd) business day following Parent’s receipt of the Expected Final Company Transaction Expenses Statement (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Expected Final Company Transaction Expenses Statement and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.
(c) If, on or prior to the Response Time, Parent notifies the Company in writing that it has no objections to the Expected Final Company Transaction Expenses Statement or if Parent fails to deliver a Dispute Notice as provided in Section 2.13(b) prior to the Response Time, then the Expected Final Company Transaction Expenses Statement shall be deemed to have been finally determined for purposes of this Agreement.
(d) If Parent delivers a Dispute Notice on or prior to the Response Time, then Representatives of the Company and Parent shall promptly (and in no event later than one (1) business day thereafter) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the final Company Transaction Expenses amounts, which agreed upon Company Transaction Expenses amounts shall be deemed to have been finally determined for purposes of this Agreement.
(e) If Representatives of the Company and Parent are unable to negotiate an agreed-upon determination of final Company Transaction Expenses amounts pursuant to Section 2.13(d) within two (2) business days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then any remaining disagreements as to the calculation of final Company Transaction Expenses amounts shall be referred to for resolution to an impartial nationally or regionally recognized firm of independent certified public accountants other than the Company’s accountants or Parent’s accountants, acceptable to Parent and Company (the “Accounting Firm”). The Company and Parent shall promptly deliver to the Accounting Firm the work papers (subject to execution of customary work paper access letters if requested by the auditor of the Company) and back-up materials used in preparing the Expected Final Company Transaction Expenses Statement and the Dispute Notice, and the Company and Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within three (3) business days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm, and the Accounting Firm shall make its determination solely on the presentation or written submissions of the parties and not based on independent investigation. The Accounting Firm will be bound by the applicable provisions set forth in this Agreement, including the applicable definitions and will not assign to any individual item a value greater than the greatest value, or lower than the lowest value, for such individual item claimed by any party hereto. The determination of the final Company Transaction Expenses amounts made by the Accounting Firm shall be made in writing delivered to each of the Company and Parent, shall be final and binding on the Company and Parent and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the final Company Transaction Expenses amounts.
Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in a document of even date herewith delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement and referring by Section number to the representations and warranties in this Agreement (the “Disclosure Schedule”), (provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other section of this Agreement is reasonably apparent from the text of such disclosure), and except as disclosed in the SEC Reports filed by the Company with, or furnished by the Company to, the SEC and publicly available prior to the date of this Agreement (but excluding any risk factor disclosure under the headings “Risk Factors” or “Forward Looking Statements”) (provided that nothing disclosed in the SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.3 or Section 3.8), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1 Organization and Qualification; Company Subsidiaries.
(a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to do so, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by the Company or the nature of its business makes such qualification or licensing necessary except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries, taken as a whole.
(b) Section 3.1(b) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of the name, and jurisdiction of organization of each subsidiary of the Company (each a “Company Subsidiary”), and all registered directors and officers of each Company Subsidiary, as well as the ownership interest of the Company in each such Company Subsidiary and the ownership interest of any other third party in each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing or in good standing or to have such requisite power and authority, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries, taken as a whole.
(c) Section 3.1(c) of the Disclosure Schedule sets forth a correct and complete list of each jurisdiction in which the Company and the Company Subsidiaries are organized and qualified to do business.
(d) Except for the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. There are no outstanding contractual obligations of the Company to make any investment (in the form of a loan, capital contribution or otherwise) in any such person.
3.2 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws, each as amended to date, of the Company and (b) the Certificate of Incorporation and the Bylaws (or equivalent organizational documents), each as amended to date, of the Company Subsidiaries. Such Certificate of Incorporation and Bylaws are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective Certificate of Incorporation or Bylaws (or equivalent organizational documents).
3.3 Capitalization.
(a) The authorized capital stock of the Company consists of 26,666,667 Company Shares, par value of one hundredth of one cent ($0.0001) each. The number of shares of Company Common Stock authorized to be issued is 16,666,667. The number of shares of Company Preferred Stock authorized to be issued is 10,000,000.
(b) As of November 28, 2025 (the “Measurement Date”):
(i) 10,635,433 shares of Company Common Stock were issued and outstanding (excluding Company Shares subject to outstanding Company Stock Options, Company RSAs or Company PBCUs (assuming target level of performance), as set forth in clauses (v)–(vii) below);
(ii) no shares of Company Preferred Stock were issued or outstanding;
(iii) no Company Shares were held in the treasury of the Company;
(iv) no Company Shares were held by any Company Subsidiary;
(v) 425,661 Company Shares were subject to outstanding Company Stock Options, of which Company Stock Options to purchase 419,459 shares of Company Common Stock were exercisable;
(vi) 871,320 unvested Company RSAs were outstanding;
(vii) 1,426,651 Company PBCUs were outstanding (assuming target level of performance); and
(viii) all outstanding Company Shares were validly issued, fully paid and non-assessable and are issued free of any preemptive rights created by the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party.
(c) Except as set forth above and except for changes since the Measurement Date resulting from the exercise of Company Stock Options or vesting of Company RSAs outstanding on such date, as of the date of this Agreement, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) shares of capital stock of or other voting securities or ownership interests in the Company or any Company Subsidiary, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other Indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in the Company or any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There is no liability for dividends accrued and unpaid by the Company or any Company Subsidiary other than intercompany dividends.
(d) All Company Shares subject to issuance pursuant to outstanding Company Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights created by the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party. There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.
(e) Section 3.3(e) of the Disclosure Schedule sets forth a listing, as of the Measurement Date, of (i) all equity plans of the Company (including all Company Stock Plans); (ii) all outstanding Company Stock Options, Company RSAs and Company PBCUs and the number of Company Shares subject thereto (including with respect to any performance-based award, the number of Company Shares subject thereto at target and at maximum); (iii) the date of grant and name of the holder of each Company Stock Option, each Company RSA and each Company PBCU; (iv) with respect to each Company Stock Option, the exercise price thereof; and (v) with respect to each Company Stock Option, whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Each Company Stock Option, each Company RSA and each Company PBCU was granted in accordance with the terms of the applicable Company Stock Plan and all other applicable Law. Each Company Stock Option, Company RSA and Company PBCU, (x) was duly authorized no later than the date on which the grant of such award was by its terms to be effective (the “Grant Date”) by all necessary action and granted in material compliance with all applicable Laws and all of the material terms and conditions of the Company Stock Plan under which it was granted, (y) is evidenced by an award agreement, substantially in a form made available to Parent, and (z) will not trigger any liability for the holder thereof under Section 409A of the Code. Each Company Stock Option, has an exercise price equal to no less than the fair market value of the underlying Company Shares on the Grant Date, as determined in accordance with Section 409A of the Code.
3.4 Authority Relative to this Agreement.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject only to adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). Except for the Requisite Company Vote, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses, general equitable principles and to the discretion of the court before which any proceeding therefor may be brought (such enforceability limitations set forth in the preceding clauses (i) and (ii), the “Enforceability Limitations”).
(b) The Company Board has unanimously, at a duly convened and held meeting: (i) determined that this Agreement and the Transactions (including the Merger) are advisable, fair to, and in the best interests of the Company and holders of Company Shares, (ii) approved this Agreement and the Transactions (including the Merger), (iii) resolved and agreed to recommend that the holders of Company Common Stock adopt this Agreement and approve the Merger, and (iv) directed that this Agreement be submitted to the holders of Company Common Stock entitled to vote thereon for adoption.
3.5 No Conflict; Required Filings and Consents.
(a) Assuming compliance with the matters referenced in Section 3.5(b) and receipt of the Requisite Company Vote and the Company Required Approvals, and subject to obtaining the consents listed in

Section 3.5(a) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming the making of all filings or notifications as may be required in connection with the transactions described herein under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (A) any foreign or other antitrust or related Law governing competition or prohibiting, restricting or regulating actions with the purpose or effect of monopolization, restraint of trade, or lessening of competition, (B) foreign investment Laws or (C) Laws that provide for review of national security matters (the foregoing clauses (A) through (C), together with the HSR Act, collectively, the “Antitrust Laws”), and the receipt of all clearances, authorizations, approvals, consents, or waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act and any other Antitrust Law, conflict with or violate any U.S. or non-U.S. law, including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a Governmental Authority of competent jurisdiction (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or (except with respect to Company Stock Options, Company RSA’s and Company PBCUs in connection with the treatment of such awards under Section 2.7 of this Agreement) give to others any right of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, or result in the loss of a material benefit under any Company Material Contract or Permit to which the Company or any Company Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not would not be material to the Company and the Company Subsidiaries, taken as a whole.
(b) Assuming the accuracy of the Parent’s representations and warranties set forth in Section 4.11, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority of competent jurisdiction, except for (v) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (w) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” laws (“Blue Sky Laws”) and the rules and regulations of Nasdaq, (x) any required pre-merger notification under the HSR Act, and similar pre-closing or post-closing requirements under any other Antitrust Laws and any associated consents, approvals, authorizations, waiting period expirations or terminations, or permits, and (z) the filing of the Certificate of Merger (the foregoing clauses (v) through (z) collectively, the “Company Required Approvals”), except where the failure to obtain such consents, approvals, waiting period expirations or terminations, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries, taken as a whole.
3.6 Permits; Compliance. Section 3.6 of the Disclosure Schedule lists all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals and orders of any Governmental Authority of competent jurisdiction, including with respect to any Environmental Laws, necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). Each of the Company and the Company Subsidiaries is in possession of all such Permits. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in the suspension or cancellation of any such Permits, except as would not be material to the Company and the Company Subsidiaries, taken as a whole. From January 1, 2022, to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice that the Company or any Company Subsidiary is in conflict with, or in default, breach or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any material Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any non-material conflicts, defaults, breaches or violations that have since been definitively cured or otherwise fully resolved. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Authority of competent jurisdiction alleging that it is not in compliance in any material respect with any Law.
3.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and other documents required to be filed by it with the SEC since January 1, 2022 (such documents filed since January 1, 2022, and those filed by the Company with the SEC subsequent to the date hereof, if any, including any amendments thereof, but excluding the Proxy Statement, being collectively referred to as the “SEC Reports”). Each SEC Report, as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing), complied, or will comply, as the case may be, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder.
(b) Except as disclosed in the SEC Reports, (i) each of the audited consolidated financial statements contained in the SEC Reports (collectively, the “Audited Company Financial Statements”) (A) complied, or will comply, as the case may be, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing), in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, (B) was, or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (C) fairly presents, or will fairly present, as the case may be, in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, and (ii) the unaudited financial information contained in the SEC Reports (such unaudited financial information together with the Audited Company Financial Statements, the “Company Financial Reports”) (A) was, or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (B) fairly presents, or will fairly present, as the case may be, in all material respects the consolidated financial position and results of operations of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).
(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of September 30, 2025, including the notes thereto (the “Company Balance Sheet”) or as set forth on Schedule 3.7(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation of a nature required by GAAP to be disclosed on a consolidated balance sheet of the Company, except for (w) executory performance obligations under Contracts to which the Company or any Company Subsidiary is a party, (x) liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (y) liabilities that (i) do not exceed $200,000 individually or $500,000 in the aggregate; and (ii) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (z) liabilities and obligations incurred in connection with the Transactions or as required by this Agreement.
(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made, or will make, as the case may be, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications are true and correct. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.
(e) The Company maintains a system of internal controls over financial reporting and accounting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets that would reasonably be expected to have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(f) The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.
(g) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2022 to the date of this Agreement, relating to the Company’s SEC Reports and all responses of the Company thereto. As of the date of this Agreement, there are no outstanding unresolved issues with respect to the Company or the SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and there are no pending (i) formal or, to the knowledge of the Company, informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. As of January 1, 2022 to the date of this Agreement, except as disclosed in Section 3.7(g) of the Disclosure Schedule, there has been no material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.
3.8 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet to the date of this Agreement, except as contemplated by this Agreement and except as has not, and would not reasonably be expected to have, a Material Adverse Effect, the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice. Since the date of the Company Balance Sheet to the date of this Agreement, (i) there has not been any event, condition, circumstance, development, change or effect, having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) none of the Company or any of the Company Subsidiaries has taken any action that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.1. Without limitation to the foregoing, except as disclosed in Section 3.8 of the Disclosure Schedule, since the date of the Company Balance Sheet to the date of this Agreement, neither the Company nor any Company Subsidiary has (i) changed its price lists, manner of pricing or billing, or the credit it makes available to customers, except in the ordinary course consistent with past practice, (ii) entered into or completed any non-arm’s length transactions or (iii) agreed in any Contract to do any of the things described above in this Section 3.8.
3.9 Absence of Litigation.
(a) Except as disclosed in Section 3.9(a) of the Disclosure Schedule, as of the date of the Agreement, there is (i) no Action pending, or (ii) to the knowledge of the Company, no inquiry or investigation pending or Action threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary.
(b) Except as disclosed in Section 3.9(b) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any consent decree, settlement agreement or similar written agreement between the Company and any Governmental Authority of competent jurisdiction that is materially adverse to the Company, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction.
3.10 Employee Benefit Plans.
(a) Section 3.10(a) of the Disclosure Schedule lists, as of the date of this Agreement, all (i) material Company Benefit Plans subject to and governed by Laws of the United States and (ii) material Company Benefit Plans subject to and governed by the laws of a foreign Governmental Authority. The “Company Benefit Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) or any equivalent laws of a foreign Governmental Authority, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination or severance Contracts to which the Company or any ERISA Affiliate is a party (except for offer letters that provide for employment that is terminable at will and without material cost or liability to the Company or its subsidiaries), with respect to which the Company or any ERISA Affiliate has or could have any material obligation or that are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA or any equivalent laws of a foreign Governmental Authority, and (iv) any material consulting contracts, arrangements or understandings between the Company or any Company Subsidiary and any natural person consultant of the Company or any Company Subsidiary. For the avoidance of doubt, each Company Subsidiary is an ERISA Affiliate.
(b) The Company has made available to Parent a true and complete copy of each Company Benefit Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such material Company Benefit Plan (except for individual written Company Stock Option agreements, Company RSA agreements, and Company PBCU agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) annual reports on Internal Revenue Service (“IRS”) Form 5500 for the most recent plan year, (iv) the most recently received IRS determination, opinion or advisory letter for each such Company Benefit Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan. To the knowledge of the Company, neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than in the ordinary course of business, or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.
(c) No Company Benefit Plan is, and neither the Company nor any ERISA Affiliate has ever maintained, sponsored or contributed to any plan that is or was, a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
(d) Except as set forth in Section 3.10(d) of the Disclosure Schedule, none of the Company Benefit Plans (other than, with respect to the Company Benefit Plans governed by the Laws of a foreign Governmental Authority, to the extent required by applicable Laws and in the amounts required by such applicable Laws) (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, or (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of the Transactions. None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state law. Except as provided in this Agreement or as set forth in Section 3.10(d) of the Disclosure Schedule, the execution of this Agreement and the consummation of the Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any forgiveness of indebtedness, or increase in benefits under or with respect to any Company Benefit Plan, or (ii) trigger any obligation to fund any Company Benefit Plan. No current or former director, employee, or consultant of the Company is entitled to receive a gross-up payment from the Company with respect to any Taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.
(e) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) Each Company Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, (ii) the Company and the Company Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the knowledge of the Company, there is no material default or material violation by any party to, any Company Benefit Plan and (iii) as of the date of this Agreement, no Action is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business).
(f) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination, notification or advisory letter from the IRS covering all of the provisions applicable to such Company Benefit Plan for which such letters are currently available that such Company Benefit Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan, and each trust established in connection with any such Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan. No capital stock of the Company is used as a funding vehicle or otherwise permitted as an investment option with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. To the knowledge of the Company, no event has occurred since the date of the most recent determination letter relating to any such Company Plan that would reasonably be expected to adversely affect the qualification of such Company Plan.
(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Company Benefit Plan. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists that could reasonably give rise to any such liability. As of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS, the United States Department of Labor, or other Governmental Authority of competent jurisdiction with respect to any Company Benefit Plan. All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates, except as would not result in material liability to the Company or its subsidiaries.
(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has complied in all material respects with Section 409A of the Code with respect to its form and operation unless otherwise exempt.
(i) Except as disclosed on Section 3.10(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event to the knowledge of the Company as of the date of this Agreement), could reasonably be expected to result in an “excess parachute payment” within the meaning of Section 280G of the Code.
3.11 Labor and Employment Matters.
(a) Section 3.11(a) of the Disclosure Schedule (i) lists the names, titles and status (active or non-active, and if not active, the reason why and period of time not active) of all employees of the Company and each Company Subsidiary, including current base salary or hourly rate of remuneration, commissions, bonus arrangements, profit sharing, or other incentive compensation (monetary or otherwise), hire date (and if applicable, start and end dates of all previous periods of service), benefits, and accrued vacation or personal time off entitlements, exempt or non-exempt status, primary work location (including city and state), and employing entity; and (ii) identifies all employees who are party to a written employment Contract with the Company or any Company Subsidiary.
(b) Section 3.11(b) of the Disclosure Schedule lists the names of all independent contractors engaged by the Company or any Company Subsidiary, including the date of commencement of service, current rate of compensation, primary work location (including city and state), the total fees paid to such contractor in the 12-month period ended September 30, 2025; and (ii) identifies all contractors who are party to a written engagement Contract with the Company or any Company Subsidiary, and anticipated termination date (if any). All such independent contractors have been properly classified and treated as independent contractors under all applicable Laws.
(c) True and complete copies of all employment or engagement Contract templates used by the Company and the Company Subsidiaries have been provided to Parent. Except as identified on Section 3.11(a) and 3.11(b) of the Disclosure Schedule, all employees and contractors of the Company and each Company Subsidiary are subject to written employment or engagement agreements substantially in the form of such templates. True and complete copies of any employment or engagement Contracts listed in Section 3.11(a) and 3.11(b) of the Disclosure Schedule have been provided to Parent. No employee or contractor of the Company or any Company Subsidiary is subject to an oral Contract with the Company or Company Subsidiary, and no employee or contractor has any oral entitlements in addition to their entitlements under their written Contract with the Company or Company Subsidiary, as applicable.
(d) As of the date of this Agreement there have been no, and at no time in the past three (3) years have there been any, material legal proceedings, claims, demands, internal or external investigations, labor disputes or organizing activities, grievances, internal or external complaints or settlements pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees or independent contractors. Except as disclosed on Section 3.11(d) of the Disclosure Schedule, the Company and any Company Subsidiary have not entered into any settlement agreement or other release agreement related to allegations of employment-related misconduct including, without limitation, sexual harassment or sexual misconduct by any director, officer or employee. There are no charges, investigations, proceedings or complaints of discrimination (including, but not limited to, discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) or, retaliation, or harassment, or violation of any Law pending or, to the knowledge of the Company, threatened with respect to the Company, nor is there any basis for such a claim.
(e) Except as set forth in Section 3.11(e) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor or trade union Contract applicable to persons employed by the Company or any Company Subsidiary; to the knowledge of the Company none of the employees or independent contractors of the Company or any Company Subsidiary is represented by any union, works council, or any other labor organization; and, to the knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any such employees or independent contractors.
(f) Except as set forth in Section 3.11(f) of the Disclosure Schedule, as of the date of this Agreement, there are no grievances filed pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending against the Company or any Company Subsidiary; nor are there any unfair labor practice complaints pending, or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of the Company or any Company Subsidiary.
(g) As of the date of this Agreement, there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. No consent of any labor or trade union is required to consummate any of the Transactions. There is no obligation to inform, consult or obtain consent in advance of or simultaneously with the Transactions of any works council, employee representatives or other representative bodies in order to consummate the Transactions, except as set forth on Section 3.11(g) of the Disclosure Schedule.

(h) The Company and the Company Subsidiaries are in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and “plant closings” and “mass layoffs” within the meaning of the Worker Adjustment and Retraining Act of 1988 or similar state or local law (the “WARN Act”), and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Action pending or, to the knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of the Company or any Company Subsidiary, except as described on Section 3.11(h) of the Disclosure Schedule. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2022, neither the Company nor any Company Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Company or any Company Subsidiary, and to the knowledge of the Company, no such investigation or inquiry is in progress.
(i) Section 3.11(i) of the Disclosure Schedule lists (i) each employee of the Company or any Company Subsidiary who holds or is otherwise subject to a work visa or permit and (ii) the type of visa or permit. To the knowledge of the Company, the transactions contemplated by this Agreement will not breach the terms of any such employee’s work visa or permit.
3.12 Property and Leases.
(a) The Company or one of the Company Subsidiaries owns, and has good and marketable title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the Company Balance Sheet (except for tangible assets sold or disposed of since that date in the ordinary course of business and sales after the date of the Company Balance Sheet of assets no longer required for the conduct of their respective businesses as presently conducted) in all material respects, free of any Liens (other than Permitted Liens); provided, that no representation is made under this Section 3.12 with respect to Intellectual Property Rights. The Company and the Company Subsidiaries have good and marketable title to all their tangible personal properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect. All of the tangible personal property and assets owned or used by the Company and the Company Subsidiaries are in the condition and repair sufficient to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect.
(b) Neither the Company nor any Company Subsidiary owns any real property.
(c) Section 3.12(c) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all leases and subleases of real property (“Company Leased Real Property”) to which the Company or any Company Subsidiary is a party, including the full address, landlord name, subtenant name (if applicable), square footage, lease effective date, lease renewals (if any), and current basic and additional rent. All such leases of real property to which the Company or any Company Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Company Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Company Subsidiary, except as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect. Except as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect, neither the Company nor any Company Subsidiary has made any material alterations, additions or improvements to the Company Leased Real Property that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable lease term. As of the date of this Agreement, and except as would not have, or reasonably be expected to have, a Material Adverse Effect: (i) neither the Company nor any Company Subsidiary has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting the Company Leased Real Property or any portion thereof or interest therein, and to the knowledge of the Company, no such proceedings are threatened, or (ii) to the knowledge of the Company, the Company Leased Real Property is not subject to any special assessment nor zoning or other land-use regulation proceeding, nor any change in any Law or Permit that seeks to impose any material legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and the Company Subsidiaries substantially as it was operated prior to the date of this Agreement with respect to the Company Leased Real Property. Except as set forth in Section 3.12(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted to any other person any rights to use, occupy or possess any part of the Company Leased Real Property, and (B) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other Lien in the Company Leased Real Property.
3.13 Intellectual Property.
(a) Section 3.13(a) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of all (A) Registered Company Intellectual Property, in each case, including a listing of, as applicable, (i) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (ii) the application or registration number, (iii) the filing date or issuance/registration/grant date, (iv) name of registrant or applicant, and (v) the expiry or renewal date and next required action date, if any; and (B) material Company Products.
(b) The Company is current in the payment of all registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property, except in each case as the Company has elected in its reasonable business judgment to abandon or permit to lapse a registration or application.
(c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any decree, judgment, order, or arbitral award that requires the Company or any Company Subsidiary to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any Owned Company Intellectual Property.
(d) As of the date of this Agreement, no Registered Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, cancellation or other proceeding, including any proceeding regarding invalidity or unenforceability, in the United States or any foreign jurisdiction, and, to the knowledge of the Company, no such action has been threatened in any written communication delivered to the Company or any Company Subsidiary.
(e) The Company and Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken reasonable steps consistent with industry standards to protect their rights in and to the Trade Secrets included in the Owned Company Intellectual Property, except where the failure to do so would not have a Material Adverse Effect. To the knowledge of the Company, there has been no misappropriation or unauthorized disclosure of any material Trade Secret included in the Owned Company Intellectual Property. The Company and Company Subsidiaries are in compliance in all material respects with and have not breached in any material respect any contractual obligations to protect the Trade Secrets of Third Parties in accordance with the terms of any Contracts relating to such Trade Secrets of Third Parties.
(f) The Company and Company Subsidiaries have had and enforced policies requiring each employee and consultant and any other Developer involved in the development of any material Owned Company Intellectual Property to execute proprietary information, confidentiality and assignment agreements that, to extent permitted by applicable Law, assign to the Company and/or a Company Subsidiary (or otherwise grant sufficient rights in) all Intellectual Property and Intellectual Property Rights that are developed by the employees in the course of their employment, and, with respect to consultants and other Developers, all Intellectual Property and Intellectual Property Rights that are developed for the Company or any Company Subsidiary by such consultants or such Developers in the course of performing services for the Company or any Company Subsidiaries (each, a “Developer IP Agreement”).
(g) All Registered Company Intellectual Property (i) is registered in the name of the Company, (ii) have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except in each case as the Company has elected in its reasonable business judgment to abandon, cancel, or permit to lapse a registration or application, and (iii) are subsisting, and to the knowledge of the Company, and excluding applications, valid and enforceable. To the knowledge of the Company, there are no facts or circumstances that would be reasonably expected to render invalid or unenforceable any of the Intellectual

Property Rights included in the Owned Company Intellectual Property. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the validity or enforceability of any of the Intellectual Property Rights included in the Owned Company Intellectual Property, or containing any express threat on the part of any Third Party to bring an Action that any of the Intellectual Property Rights included in the Owned Company Intellectual Property are unenforceable or have been misused, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h) To the knowledge of the Company as of the date of this Agreement, no Third Party is infringing or otherwise violating any Intellectual Property Rights included in the Owned Company Intellectual Property. Since January 1, 2022, neither Company nor any Company Subsidiary has commenced any Action with respect to infringement or misappropriation of any Intellectual Property Rights included in the Owned Company Intellectual Property against any Third Party. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the Company’s or any Company Subsidiary’s exclusive ownership of any Intellectual Property Rights included in the Owned Company Intellectual Property or claiming that any Third Party has any claim of legal or beneficial ownership with respect thereto.
(i) Since January 1, 2022 to the date of this Agreement, the Company and the Company Subsidiaries have not received any written notice of any Action alleging that the Company or any Company Subsidiary has infringed or otherwise violated any Intellectual Property Rights of any Third Party in any material respect, or that any Company Product infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of any Third Party in any material respect and, to the knowledge of the Company, there are no facts, circumstances or information that would be the reasonable basis for such Action. To the knowledge of the Company (with respect to Patents and Trademarks only) as of the date of this Agreement, neither the operation of the business of the Company or any Company Subsidiary, nor any activity by Company or any Company Subsidiary infringes, misappropriates, or violates (or since January 1, 2022, infringed, misappropriated, or violated) any Intellectual Property Rights or Intellectual Property of any Third Party. Except as expressly set forth in Section 3.13(i) of the Disclosure Schedule, no provision of this Agreement is, or will be construed to be, a representation or warranty by the Company or its subsidiaries with respect to the infringement or other violation of any of the intellectual property rights of any Third Party.
(j) The Company and the Company Subsidiaries own the Owned Company Intellectual Property, except for (i) any moral rights of any Third Party existing therein and (ii) any Domain Names included in the Owned Company Intellectual Property, which the Company and the Company Subsidiaries do not own but registered in the name of the Company or any the Company Subsidiary, free and clear of all Liens (except for non-exclusive licenses or other Permitted Liens), and have not exclusively licensed (under any Contract in effect as of the date of this Agreement) any such Owned Company Intellectual Property to any Third Party.
(k) Section 3.13(k) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of:
(i) all Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which the Company or any Company Subsidiary has granted or agreed to grant to any Third Party any license, covenant, release, immunity, assignment, or other right with respect to any Owned Company Intellectual Property, other than (1) any licenses or other rights granted under any nondisclosure agreement, (2) any non-exclusive licenses or rights with respect to any Company Intellectual Property granted (A) in connection with the licensing, sale or other disposition of the Company Products in the ordinary course of business, or (B) under any independent contractor services agreement, and (3) any non-exclusive licenses to use the Company’s or any Company Subsidiary’s Trademarks for limited publicity purposes or in connection with such Third Party’s performance under a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, or advertising agreement; and
(ii) all Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which any Third Party has granted or agreed to grant to Company or any Company Subsidiary any license, covenant, release, immunity, assignment, or other right with respect to any Company Intellectual Property (including all Third Party Programs incorporated into any Company Product) (other than

(1) generally available commercial Software (including Software provided as a service) that is licensed on standard or non-negotiable terms or pursuant to Open Source, “shrinkwrap” or “clickwrap” license agreements (collectively, “Off-The-Shelf Software”), and (2) any licenses or other rights granted under any nondisclosure agreement).
(iii) the Contracts to which the Company or any Company Subsidiary is a party and that are required to be listed in subsection (i) or (ii) above are, collectively, the “Company Intellectual Property Agreements.” All Company Intellectual Property Agreements that have not expired or terminated in accordance with their terms are in full force and effect and are enforceable in accordance with their terms (subject to applicable Enforceability Limitations). The Company and each Company Subsidiary is in material compliance with, and has not materially breached any term of, any such Company Intellectual Property Agreements (other than any material breaches that the Company or a Company Subsidiary has cured, or that would not reasonably be expected to have a Material Adverse Effect) and, to the knowledge of the Company, as of the date of this Agreement, all other parties to such Company Intellectual Property Agreements are in material compliance with, and have not materially breached any term of, such Company Intellectual Property Agreements (other than any material breaches that any other party has cured, or that would not reasonably be expected to have a Material Adverse Effect). As of the date of this Agreement, the Company is not involved in any pending disputes regarding such Company Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith, except for disputes that would not reasonably be expected to have a Material Adverse Effect. Correct and complete copies of all Company Intellectual Property Agreements have been made available to Parent.
(l) Subject to obtaining the consents that are required to be listed in Section 3.5(a) of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will violate or result in the breach, material modification, cancellation, termination or suspension of, loss of any material rights or acceleration of any payments under the Company Intellectual Property Agreements (or give rise to any right with respect to any of the foregoing). Immediately following the Effective Time, the Surviving Corporation will have and be permitted to exercise all of the Company’s and the Company Subsidiaries’ rights under the Company Intellectual Property Agreements (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of Third Parties under the Company Intellectual Property Agreements) to the same extent that Company and the Company Subsidiaries would have had, and been able to exercise, had this Agreement not been entered into, and the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company and Company Subsidiaries would otherwise have been required to pay anyway pursuant to the Company Intellectual Property Agreements. No Contract to which the Company or any Company Subsidiary is a party will cause or require (or purports to cause or require) the Surviving Corporation or Parent to (i) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or the Surviving Corporation; or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party (except, in each of (i) and (ii), with respect to Surviving Corporation only, royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that Company or Surviving Corporation would have had to pay, offer or grant had this Agreement not been entered into and the Transactions not been consummated).
(m) “Company Products” means all products and services of the Company or Company Subsidiaries that the Company or Company Subsidiaries currently make publicly or commercially available.
(n) The Company and Company Subsidiaries have taken steps in accordance with generally adopted industry standards to identify (and, as deemed appropriate by the Company or Company Subsidiaries, to address) material defects, bugs, and errors in the Company Software included within the Company Products. To the knowledge of the Company as of the date of this Agreement, the Company Software included in the Company Products does not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines intentionally designed by a Third Party to permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement, or destruction of, Software, data or other materials.
(o) All Company Products that are software have been written only by current and former employees, consultants, contractors, or other personnel of the Company (the “Developers”) who assigned their intellectual property rights (and where applicable, related moral rights) in any Software incorporated in the presently made available version(s) of Company Products in favor of the Company or Company Subsidiary (as applicable), other than components of such Software which (i) in the aggregate, do not comprise more than 5% of the Source Code for the current version of such Software; and (ii) if removed, would not be detrimental to, or otherwise materially inhibit, the operation or functionality of such Software or the applicable Company Product.
(p) Except as set forth in Section 3.13(p) of the Disclosure Schedule (“Third Party Programs”), Off-The-Shelf Software, and the Licensed Open Source Material, no presently licensed version of any Company Product incorporates, bundles or otherwise requires any Third Party Software. The Owned Company Intellectual Property, together with the Third Party Programs, Off-The-Shelf Software, and Licensed Open Source Material, contains all Intellectual Property Rights necessary for the continued testing, development, maintenance, and commercialization of the Company Products as presently conducted by the Company and the Company Subsidiaries as of the date of the Agreement, except for such items that are expected to be available for licensing on reasonable terms from third parties.
(q) Except as set forth in Section 3.13(q) of the Disclosure Schedule (“Licensed Open Source Material”), no Open Source is used in, incorporated into, bundled with, or required for the operation or functionality of any of the Company Products. Since January 1, 2022 to the date of this Agreement, the Company has materially complied with the licenses applicable to each item of Open Source contained or embedded in, or distributed or made available with, any of the Company Products. No Company Product contains, is derived from, is distributed with or is being or was developed using Open Source in a manner that imposes a requirement or condition that any Company Source Code or part thereof (other than the applicable Open Source component itself): (A) be disclosed or distributed in source code form (e.g. copyleft requirements); (B) be licensed in Source Code format for the purpose of making modifications or derivative works; (C) be redistributable at no charge; or (D) be subject to any royalty. “Company Source Code” means material Source Code for any Company Product or part thereof that is proprietary to the Company or any of the Company Subsidiary, other than any Open Source component (if applicable).
(r) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Owned Company Intellectual Property. To the Company’s knowledge, no person or entity who contributed to the creation or development of any Owned Company Intellectual Property, was, at the time of such contribution, performing services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Owned Company Intellectual Property.
(s) Except as disclosed in Section 3.13(s) of the Disclosure Schedule, no Company Source Code has been delivered or made available to or deposited into escrow with any Third Party and the Company nor any Company Subsidiary has agreed to provide such Company Source Code to any Third Party, except for (A) any Developer assigned to work with the Source Code, and (B) any cloud service providers engaged by the Company to host the Source Code, in each case that are bound by reasonable written confidentiality obligations with respect to such Source Code. The Company Source Code: (i) is currently stored only in the Company’s offices or on a secure cloud service account accessible only by the Company; (ii) has remained exclusively under the control and safekeeping of the Company; and (iii) is not in the possession of, or accessible to, any Third Party, except, in each case of the foregoing (i) through (iii), for (A) any Developer assigned to work with the Source Code, and (B) any Third Party disclosed in Section 3.13(s) of the Disclosure Schedule, in each case that are bound by reasonable written confidentiality obligations with respect to such Source Code. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions contemplated hereby will entitle any Third Party, including any customer, to obtain a copy of the Company Source Code.
(t) Except as set forth in Section 3.13(t)4.19.2.12 of the Disclosure Schedule, no Third Party, including distributors, joint venturers, partners, sales agents, representatives, resellers, or original equipment manufacturers, has any rights of any nature or kind whatsoever to market, distribute or license the Company Products as of the date of this Agreement.
(u) The Company has accurately determined and, if necessary, classified the Company Products in accordance with applicable Laws relating to export control, including the Export Administration Regulations

(“EAR”) and the International Traffic in Arms Regulations (“ITAR”), where applicable. Section 3.13(u) of the Disclosure Schedule is a complete and accurate list of the Company Products, along with each Company Product’s corresponding export classification, if any, under the EAR, ITAR, or any other applicable export control regime.
(v) Except as set forth on Section 3.13(v) of the Disclosure Schedule, the Company and the Company Subsidiaries exclusively own the Owned Company Intellectual Property, free and clear of all Liens, other than non-exclusive licenses and Permitted Liens, except for (i) any moral rights of any Third Party existing therein and (ii) any Domain Names included in the Owned Company Intellectual Property, which the Company and the Company Subsidiaries do not own but registered in the name of the Company or any the Company Subsidiary.
(w) The Company and Company Subsidiaries use all Generative AI Tools in material compliance with the applicable license terms, consents, agreements and laws. To the knowledge of the Company, the Company and Company Subsidiaries have not included and do not include any trade secrets or material confidential or proprietary information of the Company or any Company Subsidiary, or of any Third Party to whom the Company or any such Company Subsidiary owes an obligation of confidentiality, in any prompts or inputs into any Generative AI Tools, except in cases where the applicable provider of such Generative AI Tools has agreed in writing (i) to keep such information and prompts submitted by the Company and any Company Subsidiaries confidential and not to use it for any purpose other than providing the applicable Generative AI Tool to the Company or the applicable Company Subsidiary and (ii) not to use such information or prompts submitted by the Company and any Company Subsidiaries to train the machine learning or algorithm of such tools or improve the services related to such tools. The Company and Company Subsidiaries have not used Generative AI Tools to develop any material Intellectual Property that the Company intended to maintain as proprietary in a manner that it believes would materially affect the Company’s or any Company Subsidiary’s ownership or rights therein.
(x) The Company IT Systems are in good working condition to effectively perform material all information technology operations necessary to conduct the business of the Company and each Company Subsidiary as currently conducted, including with the respect to redundancy and scalability. All Company IT Systems have been reasonably maintained in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, designed to ensure operation, monitoring and use, except where failure of maintenance would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company and each Company Subsidiary have not experienced within the past three (3) years any material disruption to, or material interruption in, the Company IT Systems. The Company and each Company Subsidiary have taken commercially reasonable measures designed to provide for the back-up and recovery of the material data and information in its possession, custody, or control that are necessary to the conduct of the business of the Company and each Company Subsidiary as currently conducted without material disruption to, or material interruption in, the conduct of the business of the Company and each Company Subsidiary as currently conducted.
3.14 Taxes.
(a) Each of the Company and the Company Subsidiaries has filed, or caused to be filed, all income and other material Tax Returns that it was required to file under applicable laws and regulations (taking into account any applicable extensions), and has timely paid all Taxes required to be paid, except for Taxes being contested in good faith, other than where the failure to file such Tax Returns or the non-payment of such Taxes would not have a Material Adverse Effect. There are no Liens for material Taxes (other than Permitted Liens) upon any assets of the Company or any of the Company Subsidiaries.
(b) Other than disputes or claims that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no material dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries either claimed or raised by any Governmental Authority responsible for the imposition of Taxes in writing which remains unpaid or unresolved.
(c) Neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of any material Taxes which waiver remains in effect or agreed to any extension of time with respect to a material Tax assessment or deficiency which assessment or deficiency has not been paid.
(d) None of the Company or the Company Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns for which the Company is the common parent)

provided for under the laws of the United States., any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable year and neither the Company nor any Company Subsidiary has any obligation to contribute to the payment of any material Tax of any person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non U.S. Tax Law), as transferee or successor.
(e) During the three (3)-year period ending on the date of this Agreement, neither the Company nor any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock occurring during the two (2)-year period ending on the date of this Agreement that was intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or foreign law).
(f) None of the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, sharing or indemnity agreement (other than contracts the primary purposes of which do not relate to Taxes).
(g) Neither the Company nor any Company Subsidiary has engaged in a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b).
(h) There is no limitation on the utilization of any Tax attributes of the Company under Section 382, 383, 384 or 1502 of the Code (or any comparable provision or provisions of state, local or non-U.S. Law), other than any such limitations resulting from the Transactions.
(i) The Company will not be required to include or accelerate the recognition of any material item of income in, or exclude or defer any material item of deduction or other Tax benefit from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a Tax period ending on or prior to the Closing Date (including, for the avoidance of doubt, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law)); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Law) occurring prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid or deposit amount received on or prior to the Closing Date; (vi) interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951, 951A, or 965 of the Code; (vii) debt instrument that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code, or (viii) deferral of a payment obligation or advance of a credit with respect to Taxes under any Law with respect to COVID-19.
(j) To the knowledge of the Company, the Company has not created a permanent establishment outside of the United States nor has any Company Subsidiary done so outside its jurisdiction of incorporation.
(k) No Company Subsidiary that is incorporated outside the U.S. is and has never been a Passive Foreign Investment Company (PFIC) as defined in Section 1297 of the Code.
(l) The Company and each Company Subsidiary (A) is in material compliance with all applicable transfer pricing Laws and regulations under Section 482 of the Code; and (B) has at all times been compliant with all applicable anti-boycott Laws. Except as disclosed in Section 3.14(l) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any past or pending audits or Tax controversies associated with any Tax return.
(m) Any liability for Taxes owed by the Company or any Company Subsidiary arising under Section 965 of the Code has been timely and fully settled, and no such installment payments remain outstanding.
(n) The Company and each Company Subsidiary has timely filed all required Report of Foreign Bank and Financial Accounts (FBAR) on Financial Crimes Enforcements Network (FinaCEN) Form 114 in compliance with the Bank Secrecy Act (U.S.), and the regulations and other Laws promulgated thereunder.
3.15 Environmental Matters. Except as set forth on Section 3.15 of the Disclosure Schedule, (a) the Company and each Company Subsidiary and their respective products are and have been since January 1, 2022 in compliance in all material respects with all applicable Environmental Laws; (b) (i) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) have at any time been used by the Company or any Company Subsidiary or, to the knowledge of the Company, any other person to make, store, handle, treat, dispose of, generate or transport Hazardous Substances in violation of any applicable Environmental Law, and (ii) to the knowledge of the Company, none of such properties are contaminated with any Hazardous Substance for which the Company or a Company Subsidiary is legally responsible for any unperformed investigation or remediation required by applicable law or any Contract; and (c) as of the date of this Agreement, no Action is pending against the Company or any Company Subsidiary, arising under or related to any Environmental Law or related to any environmental condition, including with respect to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary. The Company has made available to Parent all material assessments, reports, data, results of investigations or audits, and other similar information that is in the possession of the Company or the Company Subsidiaries as of the date of this Agreement regarding the environmental condition of any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary, including the compliance (or noncompliance) by the Company and the Company Subsidiaries with any Environmental Laws.
3.16 Material Contracts.
(a) Section 3.16(a) of the Disclosure Schedule lists all Company Material Contracts and identifies the subcategory of the definition of “material contract” below pursuant to which each Company Material Contract is being disclosed. “Company Material Contracts” means the following Contracts as of the date of this Agreement (each Contract of the type described in clauses (i)-(xxii) of this Section 3.16(a) is referred to herein as a “Company Material Contract”):
(i) any Contract that is a “material contract” (as such terms is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), other than those agreements and arrangements described in Item 601(b)(10)(iii)(C) with respect to the Company or any Company Subsidiary;
(ii) any Contract that involves or may result in the payment of money or money’s worth to the Company or any Company Subsidiary in an amount in excess of $200,000 in 2024 or is expected to involve or result in the payment of money or money’s worth to the Company or any Company Subsidiary in an amount in excess of $200,000 in 2025;
(iii) any Contract that involves or may result in the payment of money or money’s worth by the Company or any Company Subsidiary in an amount in excess of $100,000 in 2024 or is expected to involve or result in the payment of money or money’s worth by the Company or any Company Subsidiary in an amount in excess of $100,000 in 2025;
(iv) any Contract that has a term of more than two years (including renewals);
(v) all Contracts (A) evidencing Indebtedness in excess of $100,000 (other than indebtedness among the Company and/or any Company Subsidiaries) or (B) granting a Lien (other than a Permitted Lien) on any material assets of the Company and the Company Subsidiaries;
(vi) all Contracts that grant to a Third Party any right of first refusal or first offer or similar right or that limit in material respects, or purport to limit in any material respects, the right of the Company or any Company Subsidiary or, upon the consummation of the Merger or any other Transaction, Parent or any of its subsidiaries to compete in respect of Company Products with any person or entity or in any geographic area or during any period of time;
(vii) any Contract that is a collective bargaining agreement, work council agreement, work force agreement or any other labor or trade union Contract applicable to persons employed by the Company or any Company Subsidiary;
(viii) any Contract that requires the Company or any Company Subsidiary to deal exclusively with any person with respect to any matter or that provide “most favored nation” pricing or terms to the other party to such Contract or any third party, including any such Contract that, following the Effective Time, would apply to Parent or any of its subsidiaries;

(ix) all Contracts that contain “non-solicitation,” “no hire” or similar provisions that restrict the Company or any Company Subsidiary from soliciting, hiring, engaging, retaining or employing any person’s current or former employees;
(x) all Contracts that prohibit (A) the payment of dividends or distributions in respect of the capital stock or other ownership interests of the Company or any Company Subsidiary, (B) the pledging of the capital stock or other ownership interests of the Company or any Company Subsidiary or (C) the issuance of guaranties by any Company Subsidiary;
(xi) all Contracts with a Governmental Authority (other than Contracts with a Governmental Authority, the existence or content of which may not be disclosed pursuant to the terms of such Contract);
(xii) any Contract that provides for the settlement of any material Action against the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any existing material obligation;
(xiii) any Contract that is a partnership, joint venture, limited liability or similar arrangement or agreement relating to the formation, creation, operation, management or control of any partnership or joint venture with a third party material to the Company or any Company Subsidiary, unless immaterial to the Company and the Company Subsidiaries;
(xiv) any Contract that provides for the acquisition or disposition of ownership any assets (other than acquisitions or dispositions in the ordinary course of business) or any business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any person, that contains material continuing rights or obligations of the Company or any Company Subsidiary, including any indemnification, guaranty, “earn-out” or other contingent payment obligations;
(xv) any Contract that pertains to the Company or any Company Subsidiary as a lessor or lessee of any personal property involving payments in excess of $1,000,000 per annum;
(xvi) any Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company or any Company Subsidiary);
(xvii) any Contract that facilitates the purchase, sale, transfer, shared ownership and/or escrow arrangements with respect to the Source Code of the Company Products;
(xviii) any Contract that relates to the ownership, creation, modification and/or development of the Company Products and/or Company Intellectual Property (other than Developer IP Agreements);
(xix) any Contract that relates to the licensing, sale, or transfer of the Company Products and/or Owned Company Intellectual Property (other than product licensing in customer Contracts entered into in the ordinary course of business);
(xx) any Contract that relates to any individual severance entitlements, change-in-control payment, transaction bonus, or other non-standard obligation in connection with the employees and contractors of the Company or any Company Subsidiary;
(xxi) any Contract providing for the employment or engagement of any current employee or contractor on a full-time, part-time, consulting or other basis, which provides for payment of base salary or base compensation in excess of $150,000 per year; and
(xxii) any Contract providing for uncapped indemnification, other than customer, vendor, or distributor Contracts entered into in the ordinary course of business.
(b) Except as set forth in Section 3.16(b) of the Disclosure Schedule, (i) each Company Material Contract is in all material respects a legal, valid and binding agreement and is, in all material respects, in full force and effect and enforceable in accordance with its terms (subject to applicable Enforceability Limitations); (ii) the Company or any Company Subsidiary, as applicable, is not in material default under any Company Material Contract, and no event has occurred that, with or without notice, lapse of time, or both, would constitute a material default by the Company or a Company Subsidiary under the Company Material Contract; (iii) as of the date of this Agreement, to the knowledge of the Company, none of the Company Material Contracts has been canceled by the other party; (iv) as of the date of this Agreement, to the knowledge of the Company, no other party is in material breach or violation of, or material default under, any Company Material Contract; and (v) as of the date of this Agreement, the Company and the Company Subsidiaries have not received any written claim of default under any Company Material Contract, which has not been cured in accordance with the cure provisions such Contract. The Company has made available to Parent or its Representatives true and complete copies of all Company Material Contracts (other than Contracts with a Governmental Authority if prohibited by the terms thereof), including any amendments thereto.
(c) Except as disclosed in Section 3.16(c) of the Disclosure Schedule or the Company Financial Statements, neither the Company nor any Company Subsidiary has received any deposits, prepayments, or payments in an amount in excess of $200,000 in respect of any of the Company Material Contracts in respect of services yet to have been performed or goods yet to have been delivered.
3.17 Product Warranties. Except as set forth in Section 3.17 of the Disclosure Schedule, as of the date of this Agreement, (i) there are no material claims in writing against the Company or any Company Subsidiary under warranties or with respect to the production, licensing, or sale of the Company Products or the provision of services by the Company, and (ii) to the knowledge of the Company, there is no reasonable basis for any possible prospective material claim against, or loss on the part of, the Company arising from, relating to, or in connection with the production, licensing, or sale of the Company Products or the provision of services by the Company.
3.18 Insurance. The Company has all policies of insurance covering the Company and any of its employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder. Section 3.18 of the Disclosure Schedule sets forth a list of all active insurance policies maintained by the Company and Company Subsidiaries, and notes the insurance carrier name, policy number, coverage type(s), coverage amount(s), deductibles, effective date, and next renewal date, and such policies collectively meet the insurance requirements of the Company and Company Subsidiaries as may be set forth in contracts with Top Customers and Top Suppliers.
3.19 Certain Business Practices. In the past five (5) years, neither the Company, any Company Subsidiary nor any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (ii) directly or indirectly, used funds, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any foreign government official or to any foreign political party or campaign (collectively, “Government Official”), for the purpose, with respect to subclauses (i) and (ii), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any Company Subsidiary. The Company and each Company Subsidiary are, and have for the past five (5) years been, in compliance with all applicable statutory and regulatory requirements under the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), and the U.K. Bribery Act 2010 and applicable international anti-bribery conventions and local anti-corruption and anti-bribery Laws in all jurisdictions in which the Company and the Company Subsidiaries do business (collectively, “Anticorruption Laws”). Neither the Company, any Company Subsidiary, nor any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary, is or has in the past five (5) years (a) received any notices, complaints, reports, or allegations regarding any alleged failure to comply with Anticorruption Laws, or (b) been subject to or conducted any investigation, inquiry or Action regarding actual or alleged violations of any applicable Anticorruption Laws. There are no pending or, to the knowledge of the Company, threatened investigations, inquiries, disclosures or other claims concerning any liability of the Company or Company Subsidiary nor any of their respective officers, directors, employees or agents with respect to Anticorruption Laws. The Company and Company Subsidiary have established and maintained policies, procedures and internal controls designed to ensure compliance with all applicable Anticorruption Laws.
3.20 Data Protection.
(a) The Company and the Company Subsidiaries comply and have materially complied with their respective written privacy and security policies, all contractual requirements related to the privacy, security and/or the processing of Personal Information, all binding industry standards related to the privacy, security and/or the processing of Personal Information (including, as applicable, the Payment Card Industry Data Security Standard), and all Privacy Laws (collectively, “Privacy Requirements”).
(b) Since January 1, 2022 to the date of this Agreement, the Company has taken commercially reasonable measures designed to protect Personal Information in the Company’s, the Company Subsidiaries’ and/or their respective service providers’ control and all Company IT Systems against loss, damage, and unauthorized access, use, and modification. There has been no material loss of, damage to, and/or unauthorized access, use, or modification of any Personal Information held by or, to the knowledge of the Company, on behalf of the Company, nor has there been any authorized access to or use of any Company IT Systems, any ransomware attacks affecting the Company and/or any other security incidents affecting the Company that was material to the operation of the Company or the Company Subsidiaries’ business (each, a “Security Incident”).
(c) When the Company and/or the Company Subsidiaries use a data processor or service provider to process Personal Information on the Company and/or the Company Subsidiaries’ behalf, the processor has provided commercially reasonable guarantees, warranties or covenants in relation to Processing of Personal Information, confidentiality, security measures, breach notification requirements, and compliance with those obligations that are sufficient for the Company’s and the Company Subsidiaries’ compliance with the Privacy Requirements, and there is in existence a written agreement between the Company and/or the Company Subsidiaries and each such data processor or service provider that complies in all material respects with the requirements of all Privacy Requirements.
(d) The Company and the Company Subsidiaries have: (i) on a commercially reasonable basis conducted and regularly conduct vulnerability testing, risk assessments, and external audits of, and track Security Incidents (collectively, “Information Security Reviews”), (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews, and (iii) timely installed software security patches and other fixes to identified material technical information security vulnerabilities. The Company and the Company Subsidiaries provide their employees with regular training on privacy and data security matters.
(e) Since January 1, 2022 to the date of this Agreement, no person (including any Governmental Authority of competent jurisdiction) has commenced any Action with respect to loss, damage, or unauthorized access, use, or modification of any such Personal Information in Company’s and the Company Subsidiaries’ control by Company or any Company Subsidiary (or any of their respective employees or contractors).
(f) The execution, delivery and performance of this Agreement and the consummation of the Transactions complies in all material respects with Company’s and the Company Subsidiaries’ applicable privacy policies and with all applicable Privacy Requirements.
3.21 Top Customers and Suppliers.
(a) Schedule 3.21(a) of the Disclosure Schedule contains a true, complete and accurate list of (i) the 10 largest suppliers to the Company and its Subsidiaries (excluding utilities) on a consolidated basis, by the aggregate dollar value of purchases by the Company and its Subsidiaries during (A) the 12 month period ended December 31, 2024 (B) the 9 month period ended September 30, 2025 (each, a “Top Supplier”) and (ii) with respect to each Top Supplier, such aggregate dollar value of purchases during such 12 month or 9 month period, as applicable. As of the date of this Agreement, neither the Company nor any Company Subsidiaries has received written notice from any such Top Supplier that such Top Supplier intends to terminate or materially and adversely modify the amount, frequency or terms of the business such Top Supplier presently conducts with the Company and its Subsidiaries, and there are no obligations or conditions in any Contract between a Top Supplier and the Company or Company Subsidiaries that, following the completion of the Transactions, will result in the imposition on the Company or its Subsidiaries to refund or return any discount, allowance, rebate, or other vendor income received by the Company or its Subsidiaries prior to the Closing, as a result of the Transactions.
(b) Schedule 3.21(b) of the Disclosure Schedule contains a true, complete and accurate list of (i) the 10 largest customers (consolidating into a single customer all known affiliated customers) of the Company and its Subsidiaries by the aggregate dollar value of sales by the Company and its Subsidiaries, taken as a whole, during (A) the 12 month period ended December 31, 2024; and (B) the 9 month period ended September 30, 2025 (each a “Top Customer”) and (ii) with respect to each Top Customer, the aggregate dollar value of such sales during such 12 month or 9 month period, as applicable. As of the date of this Agreement, neither the

Company nor any Company Subsidiaries has received written notice from any such Top Customer that such Top Customer intends to terminate or materially and adversely modify the amount, frequency or terms of the business such Top Customer conducts with the Company and its Subsidiaries, and there are no obligations or conditions in any Contract between a Top Customer and the Company or Company Subsidiaries that, following the completion of the Transactions, will result in the imposition on the Company or its Subsidiaries to issue any refund or offer any discount, allowance, rebate, or other customer benefit, as a result of the Transactions.
3.22 Bank Accounts. Section 3.22 of the Disclosure Schedule sets forth a complete and accurate list of all bank accounts and safe deposit boxes of the Company and each Company Subsidiary, including the names and addresses of the financial institutions at which they are maintained, the type of account, and the names of all persons having access, signing authority, or powers of attorney related thereto.
3.23 Export Control and Economic Sanctions Laws. Since April 21, 2019, the Company and each of the Company Subsidiaries has conducted its business in all material respects in accordance with applicable provisions of U.S. economic sanctions, import and export control laws and regulations, including, without limitation, the Arms Export Control Act, the ITAR, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the EAR, and regulations administered by the Office of Foreign Assets Control (31 CFR Part V), the customs regulations administered by U.S. Customs and Border Protection, and other applicable economic sanction and export laws and regulations of the countries where it conducts business. Furthermore:
(a) in the past five (5) years, the Company and each of the Company Subsidiaries has obtained all export licenses, registrations and other approvals required for its exports of products, software and technology, and re-exports of products, software and technology subject to laws applicable to the Company and each its Subsidiaries;
(b) in the past five (5) years, the Company and each of the Company Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses, registrations or other approvals;
(c) except as disclosed in Section 3.23(c) of the Disclosure Schedule, in the past five (5) years, neither the Company nor any of the Company Subsidiaries has received any written communication alleging that it is not or may not be in compliance with, or has, or may have any, liability under any such applicable export licenses, registrations or other approvals;
(d) There are no pending or, to the knowledge of the Company, threatened claims against, or audits or investigations of, the Company or any Company Subsidiary with respect to such export licenses, registrations or other approvals;
(e) Neither the Company, any Company Subsidiary, nor any of their respective Representatives is (i) a person designated or listed under economic sanction, export control, or trade control laws in any jurisdiction; (ii) a person that is, or is a part, agency, or instrumentality of, the government of a Sanctioned Jurisdiction or of Venezuela; (iii) any person that is operating from, organized under the laws of or residing in, a Sanctioned Jurisdiction; and (iv) a person that is 50% or greater owned, directly or indirectly, individually or in the aggregate, or otherwise controlled by, or acting on behalf of, such a person described in clauses (i) – (iii) (collectively, “Designated Persons”); and
(f) Neither the Company, any Company Subsidiary, nor any of their respective Representatives has had any direct or indirect dealings involving a Designated Person on behalf of the Company or any of the Company Subsidiaries, nor any direct or indirect dealings involving Belarus, Burma (Myanmar), Central African Republic, the Crimea region of Ukraine, Côte d'Ivoire, Democratic Republic of the Congo, Egypt, Eritrea, Iran, Iraq, Lebanon, Liberia, Libya, North Korea, Russia, Ukraine, Sierra Leone, Somalia, South Sudan, Sudan, Syria, Tunisia, Venezuela, Yemen, or Zimbabwe or any Sanctioned Jurisdiction or with any person who is (i) controlled by, acting on behalf of or otherwise representing any Governmental Authority of any such countries, (ii) a person established under the laws of any such countries, or (iii) a natural person ordinarily resident in any such countries, in each case on behalf of the Company or any of the Company Subsidiaries and in violation of applicable laws.
3.24 CFIUS. Each of the Company and the Company Subsidiaries represents and warrants that, as of Closing, it does not (i) produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” within the meaning of 31 C.F.R. § 800.215 for which a U.S. regulatory authorization would be required for the export, reexport, transfer (in-country), or retransfer of such critical technology to end users located in countries listed in Supplement

No. 3 to Part 740 of the EAR, 15 C.F.R. § 730 et seq; (ii) perform functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure,” as that term is defined in 31 C.F.R. § 800.212; and (iii) maintain or collect “sensitive personal data” of U.S. citizens as that term is defined in 31 C.F.R. § 800.241.
3.25 Outbound Investment Security Program. Neither the Company nor any of the Company Subsidiaries is a (i) a “person of a country of concern” or (ii) engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”). Neither the Company nor any of the Company Subsidiaries is a person that directly or indirectly holds a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of any “covered foreign person” (as defined in the Outbound Investment Security Program).
3.26 Data Security Program. Neither the Company nor any of the Company Subsidiaries is a “covered person” as that term is defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “DSP”). Since April 8, 2025, neither the Company nor any of the Company Subsidiaries has engaged in any “covered data transaction,” as that term is defined in the DSP, except in full compliance with the DSP.
3.27 Related Party Transactions. Except for compensation, employee benefits or other employment arrangements or arrangements with directors and officers as set forth in the SEC Reports, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
3.28 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.7 are true and correct (a) the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the Transactions and (b) no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Certificate of Incorporation and Bylaws is, or at the Effective Time will be, applicable to the shares of Company Shares, the Merger or the other Transactions.
3.29 Brokers and Expenses. No broker, finder or investment banker (other than TD Securities (USA) LLC) (“TD Cowen”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
3.30 Opinion of the Company’s Financial Advisor. On November 30, 2025, in connection with the Company Board’s approval of the Transactions, the Company Board received an opinion from TD Cowen to the effect that, as of the date thereof and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the $9.00 per share consideration to be received in the Merger by holders of Company Common Stock (other than, as applicable, Parent, Merger Sub and their respective affiliates) pursuant to this Agreement was fair, from a financial point of view, to such holders. The Company will deliver a written copy of such opinion to Parent solely for informational purposes as soon as practicable following the date hereof (it being understood and agreed that such opinion is for the benefit of the Company Board only).
Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Merger Sub from performing any of their material obligations under this Agreement (a “Parent Material Adverse Effect”).
4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the

Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent subject to applicable Enforceability Limitations.
4.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Merger Sub, (ii) subject to obtaining the consents that are described in Section 4.3(b), and assuming the making of all filings or notifications as may be required in connection with the transactions described herein under the HSR Act and any other Antitrust Laws, and the receipt of all clearances, authorizations, approvals, consents, or waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act and any other Antitrust Law, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, or result in the loss of a material benefit under any Contract, franchise, grant, authorization, licenses, permit, easement, variance, exception, consent, certificate, certification, approval, order or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Assuming the accuracy of the Company’s representations and warranties set forth in Sections 3.24, 3.25 and 3.26, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, waiting period termination or expiration, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of (w) the Exchange Act and Blue Sky Laws, (x) the HSR Act and other Antitrust Laws where a merger filing will be necessary, and (z) the filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, waiting period expirations or terminations, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
4.4 Sufficient Funds. Parent has, and at the Effective Time, Parent shall have sufficient cash and other sources of immediately available funds to purchase and pay for all of the Company Shares that may be converted into the Merger Consideration, make all Option Payments, RSA Payments and PBCU Payments required under Section 2.7(a)-(c) and to pay all fees and expenses in connection therewith, including with respect to the Payoff Letters under Section 6.17.
4.5  Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, any subsidiary of Parent, or any property or asset of Parent or any subsidiary of Parent, before any Governmental Authority of competent jurisdiction that is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any subsidiary of Parent nor any property or asset of Parent or any subsidiary of Parent is subject to any material continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent or Merger Sub, continuing investigation by, any Governmental Authority of competent jurisdiction, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction that is reasonably likely to have a Parent Material Adverse Effect.
4.6 Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any person other than

Parent may acquire any equity security of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements with any person or entity.
4.7 Ownership of Company Shares. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years ending on the date of this Agreement has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Prior to the date hereof, neither Parent nor Merger Sub has taken, or authorized or permitted any Representatives of Parent or Merger Sub to take, any action that would reasonably be expected to cause, Parent, Merger Sub or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub nor any of their affiliates own any Company Shares.
4.8 Brokers and Expenses. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
4.9 Certain Arrangements. As of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub, on the one hand, and any beneficial owner of five percent (5%) or more of the outstanding Company Shares or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the Transactions or to the operations of the Surviving Corporation after the Effective Time.
4.10 Solvency. Immediately after giving effect to the consummation of the Transactions (including any financings being entered into in connection therewith), assuming the accuracy of the representations and warranties set forth in Article 3 in all material respects: (a) the Fair Value of the assets of Parent and its subsidiaries, on a consolidated basis, shall be greater than the total amount of Parent’s and its subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), on a consolidated basis; (b) Parent and its subsidiaries, on a consolidated basis, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and (c) Parent and its subsidiaries, on a consolidated basis, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage. For the purposes of this Section 4.10, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
4.11 U.S. Regulatory Authorization. Each of Parent and Merger Sub represents and warrants that neither Parent, Merger Sub nor any other persons with a “voting interest for purposes of critical technology mandatory declarations” in Parent or Merger Sub, within the meaning of 31 C.F.R. § 800.256, (i) have a principal place of business in, or are nationals of, a country listed in Country Group D:1, E:1, or E:2 of Supplement No. 1 to Part 740 of the EAR, or (ii) are a government end-user (as defined in the EAR) located or headquartered in a country not listed in Supplement No. 3 to 15 C.F.R. Part 740 of the EAR.
Article 5
CONDUCT OF BUSINESS PENDING THE MERGER
5.1 Conduct of the Business Pending the Merger.
(a) The Company covenants and agrees that from the date of this Agreement until the earlier of (1) the Effective Time or (2) termination of this Agreement in accordance with Section 8.1, except (v) as contemplated or permitted by this Agreement, (w) as required by applicable Laws or any Governmental Authority, (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) to the extent necessary to comply with the express obligations set forth in any Company Material Contract in effect as of the date hereof that has been made available to Parent prior to the date hereof, or (z) as set forth in Section 5.1 of the Disclosure Schedule, the Company shall, and shall cause each Company Subsidiary to use its commercially reasonable efforts to, (i) conduct its business in the ordinary course consistent with past practice (except as otherwise required by this Agreement), (ii) preserve business organizations of the Company and each Company Subsidiary intact and to maintain existing relationships and goodwill with customers, suppliers and other persons with whom the Company or any Company Subsidiary has material business relationships, (iii) preserve the material assets of the Company and each Company Subsidiary, including by ensuring that the Company and each Company Subsidiary’s full rights to and ownership of the Owned Company Intellectual Property is retained and maintained, and defend and protect against any infringement thereof; and (iv) comply with all Laws applicable to the Company and each Company Subsidiary, including by applying for, maintaining in good standing, and renewing (as applicable), all Permits; provided, however, that no action taken by the Company or Company Subsidiaries that is expressly permitted by any provision of Section 5.1(b) (including any qualification or exception to any of the restrictions set forth in Section 5.1(b)) shall be deemed to be a breach of this Section 5.1(a).
(b) From the date of this Agreement until the earlier of (1) the Effective Time or (2) termination of this Agreement in accordance with Section 8.1, except (v) as contemplated or permitted by this Agreement, (w) as required by applicable Law or any Governmental Authority, (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) to the extent necessary to comply with the express obligations set forth in any Company Material Contract in effect on the date hereof that has been made available to Parent prior to the date hereof, or (z) as set forth in Section 5.1 of the Disclosure Schedule, the Company will not and will not permit any Company Subsidiary to, directly or indirectly:
(i) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;
(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Company Securities, except (A) for the issuance of Company Shares pursuant to exercises of the Company Stock Options outstanding on the date hereof and any sales by the Company of Company Shares in connection with Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSAs, (B) for the issuance of Company Shares or the payment of cash pursuant to the vesting of Company PBCUs outstanding on the date hereof, (C) for any Permitted Liens, and (D) as required by the existing terms of agreements in effect prior to the execution of this Agreement and that have been made available to Parent;
(iii) transfer, lease, sell, pledge, license, dispose of, abandon, allow to lapse, or encumber any material assets or properties of the Company or any of the Company Subsidiaries, except (A) in the ordinary course of business, but only with respect to Company Products, (B) for the transfer, lease, sale, license or disposal of assets or properties with a fair market value not in excess of $500,000 individually or $1,000,000 in the aggregate, (C) for any Permitted Liens, (D) as required by the existing terms of agreements in effect prior to the execution of this Agreement and that have been made available to Parent ((A) through (D) collectively, the “Permitted Changes”);
(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its, or any of the Company Subsidiaries’, capital stock;
(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company, except Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSAs to the extent such Company Stock Options or Company RSAs are outstanding as of the date hereof;
(vi) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person;
(vii) incur any Indebtedness or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person, other than (A) existing guarantees or credit support provided by the Company or any Company Subsidiary for existing Indebtedness of the Company or any Company Subsidiary, and (B) Indebtedness in an aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries that does not exceed $500,000;
(viii) make any loans, advances or capital contributions to any person, except for (A) reimbursement of employees’ business expenses incurred in the ordinary course and pursuant to Company written policies,

(B) extended payment terms for customers, subject to applicable Law and only in the ordinary course of business, or (C) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned subsidiaries of the Company that are necessary for the continued operation or solvency of such wholly owned subsidiaries;
(ix) make or change any material Tax election, adopt or change any accounting period or any accounting method with respect to Taxes, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of the Company Subsidiaries (other than pursuant to an automatic extension of time to file a Tax Return obtained in the ordinary course of business), in each case, only to the extent such action would have the effect of materially increasing the Tax liability of the Company or any of the Company Subsidiaries for any period;
(x) settle, release, waive or compromise any claim, arbitration or other Action, other than any Action that involves only the payment of monetary damages not in excess of $250,000 individually or $500,000 in the aggregate;
(xi) except as required by Law, or in the ordinary course of business, enter into any Contract or amendment that would be a Company Material Contract if in effect on the date of this Agreement, or amend or modify in any material respect in a manner that is adverse to the Company or any Company Subsidiary, or consent to the termination of, any Company Material Contract, or waive or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, in each case other than the termination or expiration of a Company Material Contract in accordance with its terms;
(xii) enter into any new line of business outside of the businesses being conducted by the Company or any Company Subsidiary on the date of this Agreement;
(xiii) agree to any covenant limiting the ability of the Company or any Company Subsidiaries to compete or engage in any line of business or to compete with any person in any geographic area, or pursuant to which any material benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;
(xiv) commence any material Action, except (i) for collections of accounts receivable, (ii) in such cases where the Company in good faith determines that failure to commence such Action would result in the material impairment of a valuable aspect of its business, provided that the Company provides prior written notice to Parent prior to commencing such Action, (iii) as otherwise permitted or required by this Agreement or (iv) to enforce this Agreement;
(xv) delay the payment of any trade payables to vendors and other Third Parties or accelerate the collection of trade receivables and other receivables, in each case outside the ordinary course of business;
(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization, recapitalization or other reorganization of the Company (other than the Transactions);
(xvii) terminate, cancel, amend or modify any material insurance policy of the Company in a manner inconsistent with past practice in any material respect or that is not simultaneously replaced by a substantially comparable amount of insurance coverage;
(xviii) waive, release, abandon, let lapse, grant or transfer any right under, or amend, modify or change in any material respect, any existing material license or right to use any Intellectual Property, except for the Permitted Changes;
(xix) release any person from any confidentiality, non-competition, non-solicitation, or similar Contract containing similar restrictive covenants, or modify or waive any material provision of any such Contract;
(xx) take any of the actions described in Section 5.1(b)(xx) of the Disclosure Schedule;

(xxi) implement any reduction in force, mass layoff, collective redundancy, early retirement program, or other voluntary or involuntary termination program (other than individual employee terminations in the ordinary course of business consistent with past practice);
(xxii) incur, authorize or commit to incur any material capital expenditures that are not included in the Company’s capital expenditure budget attached in Section 5.1(b)(xxii) of the Disclosure Schedule; or
(xxiii) otherwise resolve or make a legally-binding commitment to do any of the foregoing.
5.2 No Control of the Company’s Business. Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.
Article 6
ADDITIONAL AGREEMENTS
6.1 Access to Information; Confidentiality.
(a) Upon reasonable prior notice, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall, and shall cause the Company Subsidiaries to, afford Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Company Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through their officers, employees and other Representatives, may reasonably request as long as these actions are in compliance with all applicable Laws (including data privacy/protection Laws and Antitrust Laws); provided, that such disclosure shall not be required to include (i) any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or any Acquisition Proposal or Superior Proposal or (ii) any information that is subject to a statutory non-disclosure or similar provision, or that is subject to an attorney-client privilege or other legal privilege, or that is subject to a non-disclosure agreement with a third party or to protection as a trade secret. If requested by Parent, the Company agrees to use its commercially reasonable efforts to secure the consent of the appropriate third parties to permit disclosure of such information protected under clause (ii) above to Parent and Merger Sub or to redact such protected information to the extent necessary to address privilege and confidentiality concerns.
(b) All information obtained by Parent or Merger Sub pursuant to this Section 6.1 shall be held confidential in accordance with the mutual non-disclosure agreement between Lumine Group Inc. and the Company, dated February 20, 2025 (the “Confidentiality Agreement”).
(c) The Company may, as it deems advisable and necessary in its reasonable judgment, designate any competitively sensitive materials provided under this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of Parent and will not be disclosed by such outside counsel to employees, officers, or directors of Parent or Merger Sub without the advance written consent of the Company.
(d) Subject to the limitations set out in Section 6.1(a) above, the Company shall, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, deliver to Parent (i) monthly updates of the Company’s financial position, including the Company’s cash position and other material financial information; and (ii) drafts of any material Tax Returns to be filed prior to the Effective Time by the Company or any Company Subsidiary reasonably prior to filing to allow for Parent’s review and comment. The Company shall also deliver to Parent, within 30 days following the date hereof, the vesting schedule of each Company Stock Option, Company RSA and Company PBCU.
6.2 Solicitation of Transactions; Proxy Filing & Stockholders Meeting.
(a) Non-Solicitation.

(i) From and after the date of this Agreement and continuing until prior to the time that the Requisite Company Vote is obtained or if earlier, the termination of this Agreement in accordance with Section 8.1, the Company and the Company Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective Representatives to, directly or indirectly, except as otherwise permitted by this Section 6.2, (a) solicit, initiate, knowingly encourage, facilitate or assist with any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, or otherwise cooperate in any way with, any person (other than Parent, Merger Sub and their Representatives) with respect to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (c) approve, endorse or recommend any proposal that constitutes, or could be reasonably expected to lead to, an Acquisition Proposal; (d) execute, enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar Contract constituting or related to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (any of the foregoing, an “Acquisition Agreement”); (e) take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in the Company’s organizational documents, in each case inapplicable to any person (other than Parent, Merger Sub or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such person or Acquisition Proposal under any such provisions); or (f) authorize, resolve, or commit to do any of the foregoing. Any violation of the restrictions on the Company or any Company Subsidiary set forth in this Section 6.2(a)(i) by any Representative of the Company or any Company Subsidiary that is authorized, knowingly sanctioned or knowingly caused by the Company or any Company Subsidiary shall be deemed a breach of this Section 6.2(a)(i) by the Company.
(ii) Notwithstanding anything to the contrary contained in this Agreement, at any time following the date hereof and prior to the time the Requisite Company Vote is obtained, the Company Board may, in response to a bona fide written Acquisition Proposal that was not solicited in breach of Section 6.2(a)(i) that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) is, or would reasonably likely lead to, a Superior Proposal, the Company may, subject to compliance with this Section 6.2(a)(ii), (x) furnish information regarding the Company and the Company Subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that all such information has previously been made available to Parent or is made available to Parent prior to or contemporaneously with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, but only if and to the extent that in connection with the foregoing clauses (x) and (y), the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. In addition, notwithstanding the foregoing, prior to the time the Requisite Company Vote is obtained, the Company may, to the extent the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, not enforce any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party for the sole purpose of allowing the other party to such agreement to submit confidentially to the Company Board an Acquisition Proposal that will constitute, or could reasonably likely lead to, a Superior Proposal, that did not, in each case, result from a material breach by the Company of Section 6.2(a)(i).
(iii) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal made by a Third Party that, if consummated, would result in such Third Party’s (or its stockholders’) owning, directly or indirectly, greater than 50% of the equity securities of the Company (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or greater than 50% of the assets of the Company and Company Subsidiaries, taken as a whole (based on the fair market value thereof, as determined by the Company Board) and that the Company Board determines in good faith after consultation with the Company’s financial advisor and outside legal counsel if consummated, (i) to be more favorable to the Company’s stockholders from a financial point of view (in their capacities as stockholders) than the Merger, taking into account all financial, legal, financing, regulatory and other terms and conditions of such proposal and of this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) and (ii) relative to the Transaction, is reasonably likely to be completed on the terms proposed, taking into account all financial, legal, financing, regulatory and other terms and conditions of such proposal and of this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise).
(b) Except as set forth in this Section 6.2, until the earlier of the time the Requisite Company Vote is obtained and the termination of this Agreement in accordance with Section 8.1, neither the Company Board nor any committee thereof shall: (x) (A) withhold, withdraw, modify, amend or qualify or publicly propose to withhold, withdraw, modify, amend or qualify, in any manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Merger or the Transactions (the “Company Board Recommendation”), (B) fail to publicly reaffirm the Company Board Recommendation within five (5) business days of the occurrence of a material event or development after Parent so requests in writing (or, if the Stockholders Meeting is scheduled to be held within five (5) business days, then within one (1) business day after Parent so requests in writing) (it being understood that the Company will not be obligated to affirm the Company Board Recommendation on more than three occasions), (C) make any recommendation in favor of a tender or exchange offer for shares of Company Common Stock or fail to publicly recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) business days of the commencement of such offer, (D) fail to publicly reconfirm the Company Board Recommendation within ten (10) business days after the commencement of a tender offer or exchange offer or public announcement of an Acquisition Proposal from a Third Party (or, if the Stockholders Meeting is scheduled to be held within five (5) business days, then no later than one (1) business day prior to the Stockholders Meeting) after written request from Parent to do so, (E) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, or (F) fail to include the Company Board Recommendation in the Proxy Statement (any of the foregoing in clauses (A)-(F), a “Change in Recommendation”), or (y) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into any Acquisition Agreement.
(i) Notwithstanding anything to the contrary contained in this Agreement, if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company Board may at any time prior to the time the Requisite Company Vote is obtained if an event, fact, development, circumstance or occurrence that affects the business, assets or operations of the Company or any Company Subsidiary that was not known to the Company Board as of the date of this Agreement (or, if known, the consequences of which are not known to or understood by the Company Board as of the date of this Agreement) becomes known by the Company Board after the date of this Agreement or the material consequences thereof become known to or understood by the Company Board after the date of this Agreement and prior to the time the Requisite Company Vote is obtained (an “Intervening Event”), effect a Change in Recommendation; provided, however, that the Company Board may not effect a Change in Recommendation due to an Intervening Event unless the Company shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action, and prior to effecting such Change in Recommendation, the Company shall, and shall cause its Representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary (and in the event of any material change to the circumstances related to the Intervening Event that is adverse to the stockholders of the Company, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in this proviso and a renewed negotiation period under this proviso shall commence (except that the five (5) business day period shall instead be equal to three (3) business days)); and provided, further, that the Company Board shall not be permitted to effect a Change in Recommendation pursuant to this Section 6.2(b)(i) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 6.2(b)(ii)).
(ii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the time the Requisite Company Vote is obtained, the Company Board may in response to an Acquisition

Proposal that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) constitutes a Superior Proposal and that was made after the date of this Agreement and did not result from a breach of Section 6.2(a)(i), make a Change in Recommendation if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, that failure to make such Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board may not effect a Change in Recommendation unless the Company shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action (a “Notice of Designated Superior Proposal”), and prior to effecting such Change in Recommendation or termination of this Agreement, the Company shall, and shall cause its Representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary and such Superior Proposal no longer constitutes a Superior Proposal (and in the event of any material change to any of the financial terms (including the form, amount and timing of payment of consideration) of such Superior Proposal that is adverse to the stockholders of the Company, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in this proviso and a renewed negotiation period under this proviso shall commence (except that the five (5) business day period shall instead be equal to three (3) business days)); provided, further, that notwithstanding any Change in Recommendation, the Company shall be required to perform all of its covenants in Section 6.2(f) hereof, including convening the Stockholders Meeting.
(c) The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of the receipt of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company could reasonably expect to lead to an Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes thereto) and the identity of the person making such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company, the Company shall summarize in writing the terms of such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry).
(d) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) making any disclosure to the Company’s stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law, or (ii) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop-look-and-listen” communication to the stockholders); provided, that this Section 6.2(d) shall not be deemed to affect whether any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, would otherwise be deemed to be a Change in Recommendation. For clarity, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, that the Company Board is considering the Acquisition Proposal, that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed a Change in Recommendation.
(e) Proxy Filing; Information Supplied.
(i) The Company shall prepare and file with the SEC, as promptly as reasonably practicable (but in no event later than twenty (20) days) after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined below) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Except to the extent expressly permitted by Section 6.2(b), the Proxy Statement shall include the Company Board Recommendation and, regardless of whether there has been a Change in Recommendation in accordance with Section 6.2(b), the Company will continue to use its reasonable best efforts to obtain the Requisite Company Vote including the solicitation of proxies therefor.
(ii) The Company will provide Parent and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents related to the Stockholders Meeting prior to filing such documents with the applicable Governmental Authority and mailing such documents to the Company’s stockholders. The Company will consider in good faith for inclusion in the Proxy Statement and such other documents related to the Stockholders Meeting all comments reasonably proposed by Parent or its legal counsel and the Company agrees that all information relating to Parent and its subsidiaries included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably. The Company shall ensure that the Proxy Statement (A) will, not when the Proxy Statement is mailed to the Company’s stockholders or at the time of the Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (B) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, (1) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub or their affiliates for inclusion or incorporation by reference in the Proxy Statement (which Parent shall ensure satisfies the requirements of clauses (A)-(B) of the preceding sentence) and (2) Parent, Merger Sub and their respective affiliates assume no responsibility with respect to information supplied in writing by or on behalf of the Company or its affiliates for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. The Company agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law.
(iii) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and without limiting the generality of the undertakings pursuant to this Section 6.2, will (A) promptly provide to Parent copies of all correspondence between the Company and the SEC with respect to the Proxy Statement, (B) provide Parent, its financial advisors and legal counsel a reasonable opportunity to review the Company’s proposed response to such comments, (C) consider in good faith any comments reasonably and promptly proposed by Parent or its legal counsel and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such meetings that relate to the Proxy Statement). The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
(iv) Subject to compliance with the terms of Section 6.2, in connection with any disclosure regarding a Change in Recommendation relating to a Superior Proposal or Acquisition Proposal, the Company shall not be required to provide to Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in), or permit Parent or Merger Sub to participate in any discussions with the SEC regarding, the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC with respect to such disclosure.
(f) Stockholders Meeting.
(i) The Company will take, in accordance with applicable Law and the Certificate of Incorporation and Bylaws, all action necessary to convene a meeting of the Company’s stockholders (the “Stockholders Meeting”) as promptly as reasonably practicable following the date of mailing of the definitive Proxy Statement, for the purposes of obtaining the Requisite Company Vote and to cause such vote to be taken, and shall not postpone or adjourn such meeting (A) except to the extent required by applicable Law (including to permit the filing and dissemination of any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith (after consultation with its outside legal counsel and

Parent) is required under applicable Law), (B) if, on a date that is two (2) business days prior to the date the Stockholders Meeting is scheduled (the “Original Meeting Date”), (1) the Company has not received proxies representing the Requisite Company Vote, whether or not a quorum is present or (2) it is necessary to ensure that any supplement or amendment to the Proxy Statement that the Company board has determined in good faith (after consultation with its outside legal counsel and Parent) is required to be delivered and in each case, if Parent so requests or the Company so elects, the Company shall postpone or adjourn, or make one or more successive postponements or adjournments of, the Stockholders Meeting as long as the date of the Stockholders Meeting is not postponed or adjourned more than ten (10) business days in connection with any one postponement or adjournment or more than an aggregate of thirty (30) days from the Original Meeting Date in reliance on this clause (B), (C) within the three (3) business days prior to the Original Meeting Date or any date that the Stockholders Meeting is then scheduled to be held, if the Company delivers (or has delivered) a notice of an intent to make a Change in Recommendation as long as the date of the Stockholders Meeting is not postponed or adjourned more than for up to ten (10) business days and the Company shall promptly, and in any event no later than the next business day, postpone or adjourn the Stockholders Meeting in accordance with Parent’s direction or the Company’s election, or (D) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that in no event shall the meeting be postponed to a date (x) later than five (5) business days prior to the Initial Outside Date or (y) unless prior written consent (which shall not be unreasonably withheld, delayed or conditioned) is obtained from Parent, that would require the establishment of a new record date.
(ii) Once the Company has established a record date for the Stockholders Meeting, the Company will not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable Law. The Company agrees that, unless this Agreement is terminated in accordance with Section 8.1, and, to the extent required by the terms of this Agreement, the Company has paid to Parent the Company Termination Fee in accordance with Section 8.3, its obligations to hold the Stockholders Meeting pursuant to this Section 6.2 shall not be affected in any manner, including in connection with (i) the making of a Change in Recommendation by the Company Board or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal.
6.3 Employee Benefits Matters.
(a) If so directed by Parent in writing at least ten (10) days prior to the Effective Time, the Company Board will adopt (and will cause any other sponsor of the applicable Company Benefit Plan to adopt), at least three (3) business days prior to the Effective Time, resolutions terminating any and all Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent. The form and substance of such resolutions shall be subject to the reasonable approval of Parent, and the Company shall provide Parent evidence that such resolutions have been adopted by the Company Board or the board of directors of the Company Subsidiaries or any other applicable Company Benefit Plan sponsor, as applicable. The Company shall take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request.
(b) Without limiting any additional rights that any Continuing Employee may have under any Company Benefit Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any Continuing Employee during his or her employment (i) compensation levels (such term to include salary and wages, target short-term bonus opportunities and commission formulas but to exclude long-term cash compensation, equity or equity-based compensation and retention or change-in-control benefits or features) that are no less favorable than the compensation levels provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (excluding defined benefit pension, retiree welfare, long-term incentive, retention, change of control, equity or equity-based compensation, or nonqualified deferred compensation benefits) that are substantially similar in the aggregate to either, in Parent’s sole discretion, (i) the employee benefits provided to such Continuing Employee immediately prior to the Effective Time or (ii) those provided to similarly-situated employees of Parent. In addition, to the extent not already paid by the Company prior to the Closing Date, Parent shall cause the Company to pay to its employees any earned and accrued amounts under the annual bonus program for the Year 2025.
(c) For purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or frozen benefit plan of Parent or vesting under any equity incentive plan) under any employee benefits provided to similarly-situated employees (such benefits, the “Parent Plans”), Parent will credit each Continuing Employee with his or her years of service with the Company (or a predecessor of the Company) before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Parent will use commercially reasonable efforts, subject in each case to receipt of any reasonable required consent of the applicable Parent Plan provider, to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans, (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Benefit Plans in which such Continuing Employee participated immediately prior to the Effective Time, and (iii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plan.
(d) Parent will, and Parent will cause the Surviving Corporation to, honor, in accordance with their terms the executive agreements listed on Section 6.3(d) of the Disclosure Schedule following the Effective Time.
(e) Nothing in this Agreement shall (x) create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) or service provider or former service provider (including any beneficiary or dependent thereof) of the Company or any Company Subsidiary in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any plan or any employee or service provider program or arrangement of Parent or any of its subsidiaries (including any Company Benefit Plan of the Company prior to the Effective Time), (y) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Effective Time or (z) create any right to employment, continued employment, or any term or condition of employment with Parent, the Surviving Corporation or any of their respective Affiliates. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its subsidiaries (including any Company Benefit Plan of the Company prior to the Effective Time).
6.4 Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification, exculpation or advance of expense or similar agreement by the Company or any Company Subsidiary in favor of any Indemnified Person (the “Indemnification Agreements”) (and all other indemnification agreements of the Company that are on terms substantially similar to the Indemnification Agreements) and any indemnification, exculpation or advancement of expenses provisions under the Certificate of Incorporation or Bylaws (or comparable organizational documents) as in effect on the date of this Agreement; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable Law.
(b) Prior to the Effective Time, the Company shall, and for six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement as well as covering claims brought against each Indemnified Person under ERISA; provided, that, in satisfying its obligation under this Section 6.4(b), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 250% of the amount per annum the Company paid in its last full fiscal year (provided that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the most advantageous policies available for an annual premium equal to such amount). Notwithstanding the foregoing, at any time Parent or the Surviving Corporation may, and prior to the time the Requisite Company Vote is obtained, the Company may, purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 6.4(b) shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant to this Section 6.4(b); Parent and the Surviving Corporation shall not cancel any D&O Insurance (including any “tail” directors’ and officers’ liability insurance policy) during its term.
(c) The rights of each Indemnified Person under this Section 6.4 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.4 applies without the consent of such affected Indemnified Person. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.4.
(d) If (1) Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or (2) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.
6.5 Anti-Takeover Statutes. In the event that any “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the Transactions, the Company and Company Board shall grant such reasonable approval and take such reasonable action as necessary so that such Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the Transactions.
6.6 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub in writing of: (i) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in Section 7.2(a) would not be satisfied or any failure of the Company to comply with any covenant or agreement to be complied with by it under this Agreement such that the conditions set forth in Section 7.2(b) would not be satisfied; (ii) any written notice or other written communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement or confirmation) of that person (or another person) is or may be required in connection with this Agreement or the transactions contemplated by this Agreement; (iii) any written notice or other written communication from any person who is a party to a Company Material Contract indicating an intent to terminate such Company Material Contract or to adversely amend any material term or condition of such Material Contract; and (iv) the occurrence or existence of any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Parent shall give prompt notice to the Company in writing of any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with any covenant or agreement to be complied with by it under this Agreement, in each case, such that the becoming untrue or incorrect or failure to so comply, as applicable, would cause the condition set forth in Section 7.3(a) or 7.3(b), as applicable, to not be satisfied. For clarity, unintentional failure to give notice under this Section 6.6 shall not be deemed to be a breach of covenant under this Section 6.6 and shall constitute only a breach of the underlying representation, warranty, covenant or agreement, as the case may be.
6.7 Litigation. Until the termination of this Agreement in accordance with Section 8.1, each party hereto shall promptly notify the other parties of any Action that shall be instituted or threatened in writing against such party to restrain, prohibit or otherwise challenge the legality of or seek damages in connection with this Agreement or any Transaction. Each party hereto shall promptly notify the others of any new Action that is instituted or threatened in writing against the Company, any of the Company Subsidiaries, Merger Sub or Parent, as the case may be, that would have been listed in Section 3.9 of the Disclosure Schedule or would constitute an exception to Section 4.5, as the case may be, if such Action had arisen prior to the date hereof. The Company shall give Parent the opportunity to participate at Parent’s expense in (but not control and to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) the defense or settlement of any stockholder litigation or claims against the Company or any of its directors relating to the Merger, in each case which seek to prohibit or restrain the Transactions. The Company shall not settle or make an offer to settle any litigation by any Company stockholder against the Company or any director relating to this Agreement or the Merger, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).
6.8 Consents and Approvals.
(a) The parties hereto shall cooperate with each other and, subject to the terms and conditions of this Agreement, each use its reasonable best efforts to promptly (x) prepare and file all necessary documentation and (y) effect all applications, notices, petitions and filings (including, to the extent necessary, (1) file a commodity classification request with the U.S. Department of Commerce’s Bureau of Industry and Security for all commodities, software (including source code), and technology that the Company produces, designs, tests, fabricates, manufactures, or develops, as may be deemed required by the parties’ outside legal counsel or third party independent legal advisors; and (2) any notification required by the HSR Act and any other Antitrust Law, as more specifically addressed in Section 6.9); and (z) obtain all permits, consents, waiting period expirations or terminations, approvals and authorizations of all Governmental Authorities that are necessary or reasonably deemed advisable by both parties to consummate the Transactions. The Company shall also use its commercially reasonable efforts to obtain all consents required to be listed on Section 3.5(a) of the Disclosure Schedule (for clarity, the Company will not be required to pay any monies or make any other concession to any third party in connection therewith, except to the extent expressly required by the terms of any Contract with such third party). The parties hereto shall consult with each other with respect to the obtaining of all such permits, consents, approvals, waiting period expirations or terminations and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the Transactions. Parent and the Company shall each, subject to the terms and conditions of this Agreement, use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the Transactions.
(b) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of any of the Transactions relating to any such consent or approval.
(c) This Section 6.8 is subject to, in all respects, the provisions of Section 6.9(b) below.
6.9 HSR Act Filing and International Antitrust Notifications.
(a) To the extent required by applicable Law, each of Parent and the Company shall file, or cause to be filed, as promptly as possible after the date of this Agreement (and no later than twenty-five (25) business days after the date of this Agreement, unless otherwise agreed by the parties hereto), a pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement. As promptly as possible after the date of this Agreement, unless otherwise agreed by the parties hereto, Parent shall file an antitrust notification in any other jurisdiction if Parent has determined that such notification is required by any Antitrust Law. Each of Parent and the Company shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested by any of them pursuant to the HSR Act or any other Antitrust Law in connection with such filings. Parent and the Company shall cooperate fully with each other in connection with the making of all such applicable filings or responses. In addition, except as may be prohibited by any Governmental Authority or by any applicable law, each party hereto will permit authorized representatives of the other parties to attend any meeting, communication, or conference with any Governmental Authority in connection with such proceedings under or relating to the HSR Act or any other Antitrust Law.
(b) Subject to applicable confidentiality restrictions or restrictions required by Law, Parent and the Company will notify the other promptly upon the receipt of (i) any substantive comments, questions, or requests for information or documents from any Governmental Authority in connection with any applicable filings made pursuant to Section 6.9(a) or the Transactions and (ii) any request by any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws relating to an investigation of the

Transactions and shall keep each other reasonably appraised of the status of the matters addressed in this Section 6.9. Whenever any event occurs that is required to be set forth in an amendment or supplement to any applicable filing made pursuant to this Section 6.9, or whenever a Governmental Authority requests information or documents related to the Transactions, each party hereto will promptly inform the other of such occurrence or request and cooperate in filing or producing promptly with the applicable Governmental Authority such amendment, supplement, information or documents. Without limiting the generality of the foregoing, each party hereto shall provide to the other (or the other’s respective advisors) copies of all substantive correspondence between such party and any Governmental Authority relating to the Transactions. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.9 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the Transactions shall include representatives of both parties. Subject to applicable Law, the parties hereto will consult in advance and cooperate with each other, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Authority regarding the Transactions by or on behalf of any party hereto.
(c) Each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances, approvals, authorizations, waiting period expirations or terminations, or orders required to be obtained or made by Parent, Merger Sub or the Company or any Company Subsidiary, or avoid any Action or Order by any Governmental Authority in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions. Each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under any applicable Antitrust Laws. Parent and the Company shall take any and all of the following actions to the extent necessary to cause the expiration or termination of the waiting period pursuant to the HSR Act (if applicable) and any applicable notice periods under Antitrust Laws with respect to such transactions and to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable Law regarding the Transactions: (A) entering into negotiations, (B) providing information required by applicable Law and (C) substantially complying with any “second request” for information pursuant to Antitrust Laws.
6.10 Rule 16b-3. Prior to the time the Requisite Company Vote is obtained, the Company shall take such actions as may be required to cause the transactions contemplated by Section 2.7 and any other dispositions of equity securities of the Company by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.11 Delisting. Each party hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to (i) delist the Company Common Stock from Nasdaq and (ii) to terminate the registration of the Company Common Stock under the Exchange Act; provided, that such delisting or termination shall not be effective until after the Effective Time, and in any event no more than ten days after the Effective Time.
6.12 Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effect the Transactions. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the Transactions.
6.13 Public Announcements. No press release or public announcement, statement or disclosure concerning the Merger or any other Transaction shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (w) as such release, statement, announcement or other disclosure made with respect to the Merger or any other Transaction contemplated hereby may be required by Law, including the rules or regulations of any U.S. or non-U.S. securities exchange, court process, or any Governmental Authority to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, (x) in connection with any actions by the Company or the Company Board permitted by Section 6.2(b), (y) as such release, statement, announcement or other disclosure is required or advisable in connection with the making of any notification or filing required in connection with the Merger or any other Transaction under any Antitrust Law or in responding to any request for information or documents made by a Governmental Authority in connection with its investigation of the Merger or any other Transaction under any Antitrust Law, and (z) as such release, statement, announcement, or other disclosure made with respect to the Merger or any other Transaction contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the relevant party in accordance with this Section 6.13.
6.14 Fees and Expenses. Except as provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided that all filing fees paid by any party in respect of any and all filings under the Antitrust Laws shall be borne by Parent.
6.15 Management. Prior to the Effective Time, without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not knowingly permit or agree to permit any Person (acting at its direction) to, directly or indirectly, have any formal or informal discussions, or directly or indirectly, enter into any agreement, arrangement or understanding (whether or not binding) with any director, officer or other employee of the Company relating to (i) any retention, severance or other compensation, incentives or benefits that may be or become payable in connection with the transactions contemplated hereby or after the Effective Time, (ii) any equity rollover or other similar transaction, or any equity or other investment in Parent, the Company or any parent company thereof, or any affiliate of Parent, the Company or any parent company thereof, following the Effective Time or (iii) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company with Parent, the Company or any parent company thereof, or affiliate of Parent, the Company or any parent company thereof, from and after the Effective Time.
6.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the Transactions on the terms and conditions set forth in this Agreement.
6.17 Company Credit Agreement. To the extent that the Company Credit Agreement is then outstanding, the Company shall use commercially reasonable efforts to deliver to Parent no less than three (3) business days prior to the Closing customary payoff letter(s) (the “Payoff Letters”) in connection with the repayment by Parent at the Effective Time of the funded Indebtedness of the Company and the Company Subsidiaries under the Company Credit Agreement, which Payoff Letters shall (i) acknowledge the aggregate principal amount and accrued and unpaid interest outstanding in respect of such Indebtedness as of the Effective Time, and (ii) provide for the termination of all agreements relating to such Indebtedness, subject to customary exceptions (including any provisions that expressly survive repayment in full), and the release and termination of all Liens securing such Indebtedness and all guarantees by the Company or any of the Company Subsidiaries of such Indebtedness, in each case, upon receipt of payment in full (from funds provided by Parent) of the applicable payoff amount specified therein in accordance therewith (including the replacement or cash collateralization by Parent of any letters of credit outstanding thereunder). The Company shall use commercially reasonable efforts to provide all required notices in connection with the repayment and termination of such Indebtedness as of the Effective Time (or obtain waivers of the requirement to provide such notice); it being understood that in no event shall the Company be required to give any such notice that is not conditioned on the occurrence of the Closing.
Article 7
CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a) This Agreement shall have been duly adopted by holders of Company Shares constituting the Requisite Company Vote in accordance with applicable Law and the Certificate of Incorporation and Bylaws.
(b) Any applicable waiting periods (and extensions thereof) under the HSR Act shall have expired or been terminated and any filings, approvals, clearances, and consents which may be required from any Governmental Authority in connection with the Transactions shall have been obtained or otherwise completed.

(c) No Governmental Authority of competent jurisdiction shall have enacted, issued, amended, promulgated, enforced or entered any Law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect, or that has been initiated and remain pending, and could prevent, enjoin, prohibit or make illegal consummation of the Merger.
7.2 Conditions to the Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:
(a) (i) the representations and warranties of the Company set forth in this Agreement, other than Sections 3.1, 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.4, 3.27, 3.28, 3.29, and 3.30 shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(b) and 3.3(c) shall be true and correct in all respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period) (which condition for purposes hereof shall be deemed satisfied, and such representations and warranties shall be deemed true and correct in all respects, so long as any inaccuracy or combination of inaccuracies in such representations and warranties does not result, in aggregate, in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $1,200,000), (iii) the representations and warranties of the Company set forth in Sections 3.1, 3.4, 3.28, 3.29, and 3.30 shall be true and correct in all respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period) and (iv) the representations and warranties of the Company set forth in Sections 3.3(d), 3.3(e), and 3.27 shall be true and correct in all material respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period).
(b) The Company shall have performed in all material respects the covenants or agreements of the Company under this Agreement to be performed or complied with by it as of such time.
(c) Since the date of the Agreement, a Material Adverse Effect has not occurred.
(d) The Company shall have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by a duly authorized executive of the Company to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) shall have been satisfied.
(e) The Company shall have delivered to Parent a properly executed statement, dated as of the Closing Date, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing.
7.3 Conditions to the Obligation of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:
(a) the representations and warranties of Parent and Merger Sub set forth in Article 4 shall have been true and correct in all respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions or perform their respective obligations hereunder.

(b) Each of Parent and Merger Sub shall have performed in all material respects the covenants or agreements required under this Agreement to be performed or complied with by it as of such time.
(c) Parent and Merger Sub shall have furnished the Company with a certificate dated as of the Closing Date signed on their respective behalves by a duly authorized executive of such party to the effect that the conditions set forth in Sections 7.3(a) and (b) shall have been satisfied.
Article 8
TERMINATION
8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
(a) By mutual written consent of Parent and the Company by action of the board of directors of Parent and the Company Board, respectively; or
(b) By either Parent, Merger Sub or the Company, if:
(i) the Merger shall not have occurred on or before June 1, 2026 (such date, the “Initial Outside Date”, and the Initial Outside Date as it may be extended pursuant to this Section 8.1(b)(i) or otherwise by mutual written agreement of Parent and the Company, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, the failure of the Merger to occur on or before such date; provided, further, that if as of the Initial Outside Date any of the conditions set forth in Section 7.1(b) and Section 7.1(c) (if the applicable Order arises under Antitrust Laws) have not been satisfied or waived by each applicable party hereto entitled to the benefit of such condition, then either Parent or the Company shall be entitled to extend the Outside Date by a period of one-month, up to three times, by delivering written notice to the other party hereto no later than the Initial Outside Date or the Outside Date, as applicable; or
(ii) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or other Law that (x) makes the consummation of the Merger illegal or otherwise prohibited, or (y) enjoins Parent and the Company from consummating the Merger, and, in each case, such Order or Law shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, such Order or other Law; or
(iii) the Requisite Company Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting at which a final vote on adoption of this Agreement is taken in accordance with this Agreement;
(c) By either Parent or Merger Sub, if there is an inaccuracy in the Company’s representations herein, or a breach by the Company of its covenants herein, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) shall not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date the Company is notified in writing by Parent of such breach, Parent and Merger Sub may not terminate the Agreement pursuant to this Section 8.1(c) (x) prior to such date if the Company is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date; or
(d) By either Parent or Merger Sub, if the Company Board or any committee thereof shall have made a Change in Recommendation (it being agreed that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate this Agreement pursuant to this Section 8.1(d)); or
(e) By the Company, if there is an inaccuracy in Parent’s or Merger Sub’s representations herein, or a breach by Parent or Merger Sub of its covenants herein, in either case such that the conditions set forth in Sections 7.3(a) or 7.3(b) shall not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Parent is notified in writing by the Company of such breach, the Company may not terminate the Agreement pursuant to this Section 8.1(e) (x) prior to such date if Parent and Merger Sub are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date.
8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders, or affiliates; provided, that, (a) Section 6.1(b) (Confidentiality), Section 6.13 (Public Announcements), Section 6.14 (Fees and Expenses), Section 8.3 (Termination Fees), Article 9 (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement, and (b) subject to Section 8.3(c), such termination shall not relieve any party from liability for any Willful and Material Breach of its representations or warranties or covenants hereunder. “Willful and Material Breach” means a material breach of any representation or warranty, or a material failure to perform any covenant or agreement set forth in this Agreement, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would, or would be expected to, cause or constitute such a material breach or material failure to perform. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties.
8.3 Termination Fees.
(a) In the event that this Agreement is terminated:
(i) (A) by Parent, Merger Sub or the Company pursuant to Section 8.1(b)(i) (and at the time of any such termination the conditions set forth in Section 7.1(b) and Section 7.1(c) have been satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date), Section 8.1(b)(iii), or Section 8.1(c), and (B) (x) an Acquisition Proposal by a Third Party shall have been publicly announced after the date of this Agreement and not withdrawn prior to such termination and (y) within twelve (12) months after such termination the Company enters into a definitive agreement with respect to an Acquisition Proposal (with all references to 25% in the definition thereof being treated as references to 50.1% for purposes of this Section 8.3(a)); or
(ii) by Parent or Merger Sub pursuant to Section 8.1(d);
then, in any such event, the Company shall pay Parent the Company Termination Fee, which amount shall be payable by wire transfer of immediately available funds. The Company Termination Fee shall be paid (x) in the circumstances described in clause (i) above, promptly (but in no event later than one (1) business day) following the date of entry into such Alternative Acquisition Agreement; and (y) in the circumstances described in clause (ii) above, within one (1) business day of the termination.
(b) Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledges and agree on behalf of themselves and their affiliates that the Company Termination Fee is not a penalty, but rather each is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable for the efforts, expenses and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Each of the parties hereto expressly acknowledges and hereby agrees that the provisions of this Section 8.3 are an integral part of the Transactions, and that, without such provisions, neither Parent, Merger Sub, nor the Company would have entered into this Agreement.
(c) Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that Parent’s right to receive payment of the Company Termination Fee pursuant to this Section 8.3, in circumstances in which the Company Termination Fee is payable, plus, if applicable, the Enforcement Costs, shall constitute the sole and exclusive monetary remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise) of Parent, Merger Sub and their respective affiliates (the “Parent Related Parties”) against the Company and the Company Subsidiaries and their respective affiliates (collectively, the “Company Related Parties”) and any person who pays the Company Termination Fee on the Company’s behalf for any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement or any contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby or the Transactions in such circumstances, and upon payment of the Company Termination Fee, if due, to Parent pursuant to this Section 8.3, none of the Company Related Parties shall have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement or the Transactions; provided, however, that any such payment shall not relieve the Company of any liability or damages incurred or suffered by Parent or Merger Sub to the extent such liability or damages were the result of or arise out of any fraud or Willful and Material Breach of this Agreement (including with respect to Willful and Material Breaches of this Agreement pursuant to which the Termination Fee shall have become or becomes payable pursuant to this Article 8), in which case Parent or Merger Sub shall be entitled to all rights and remedies available in equity or at law, in contract, in tort or otherwise. For the avoidance of doubt, (i) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and (ii) each of the parties hereto expressly acknowledges and agrees that none of the foregoing nor anything else contained in this Agreement is intended to limit Parent and Merger Sub’s right to seek monetary damages from the Company in the event of the Company’s Willful and Material Breach of this Agreement in circumstances in which the Company Termination Fee is not payable.
(d) If the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 8.3(a), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee (or a portion thereof) set forth in Section 8.3(a), then notwithstanding the limitations contained in Section 8.3(c) the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder (the “Enforcement Costs”).
(e) Any fee or other amount payable pursuant to this Section 8.3 shall be paid free and clear of all deductions and withholdings.
Article 9
GENERAL PROVISIONS
9.1 No Survival of Representations and Warranties. The representations and warranties, covenants and agreements, as applicable shall terminate at the Effective Time other than this Section 9.1 and Section 6.4.
9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt) or sent by electronic transmission (notice deemed given upon electronic confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

c/o Lumine Group Inc.
5060 Spectrum Way, Suite 100
Mississauga, ON, L4W 5N5, Canada

Attention: David Nyland (CEO); Caroline Khachehtoori (General Counsel)
Email: [***]; [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018

Attention: Michael R. Patrone, Joshua M. Zachariah, Joshua L. Eisenson, Amanda J. Gill
Email: MPatrone@goodwinlaw.com; JZachariah@goodwinlaw.com, JEisenson@goodwinlaw.com, AGill@goodwinlaw.com if to the Company:

Synchronoss Technologies, Inc.
200 Crossing Blvd. 8th Floor
Bridgewater, NJ 08807

Attn: Legal Department
Email: [***]; [***]

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Marina Park Drive
Suite 900
Boston, Massachusetts 02210

Attention: Marc F. Dupre, Andrew Y. Luh, Keith J. Scherer
Email: mdupre@gunder.com; aluh@gunder.com; kscherer@gunder.com

9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
9.4 Entire Agreement; Assignment; No Other Representations or Warranties. This Agreement and the Confidentiality Agreement (including Section 7 thereof) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including Section 7 of the Confidentiality Agreement). This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary of Parent so long as Parent and Merger Sub remain liable for all of the obligations contemplated under this Agreement. Except for the representations and warranties contained in Article 3, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes, and neither Parent nor Merger Sub nor any person on their behalf relies upon, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or any of the Company Subsidiaries, or any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, or any other person, with respect thereto other than as expressly set forth in the representations and warranties contained in this Agreement. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of the Company Subsidiaries, nor any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as may be expressly set forth in Article 3 of this Agreement.
9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than, (i) following the Effective Time, the rights of holders of Company Shares to receive payment for the Company Shares converted into cash pursuant to the Merger and the rights of holders of Company Stock Options, Company RSAs and other convertible securities to receive payment pursuant to Section 2.7, (ii) Section 6.4 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons), and (iii) Section 8.3(c) (which is intended to be for the benefit of the Parent Related Parties and may be enforced by such persons).
9.6 Specific Performance.
(a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy at law or equity, and nothing herein shall be deemed a waiver by any party of any right to injunctive relief or specific performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy.
(b) The right to specific enforcement hereunder shall include the right of a party to cause the other party to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of the parties to this Agreement further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.6, and each of the parties to this Agreement irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties to this Agreement agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand, and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Company, Parent and Merger Sub pursuant to this Agreement, in each case, on the basis that (x) either party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at equity or Law, or any similar grounds.
9.7 Governing Law.
(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.
(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery, or if such court does not have proper jurisdiction, the Superior Court of the State of Delaware, or if no such state court has proper jurisdiction, then the Federal courts located in the State of Delaware (collectively, the “Delaware Courts”). The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.
9.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.8.
9.9 General Interpretation.
(a) The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
(c) Unless otherwise indicated, (i) the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation,” (ii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in herein, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the words “date hereof” when used in herein shall refer to the date of this Agreement, (iv) the terms “or,” “any” and “either” are not exclusive and (v) the words “ordinary course of business” or phrases of similar import, when used herein, shall mean ordinary course of business consistent with the applicable company’s past practice, including actions taken or omitted.
(d) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document.
(e) When calculating periods of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such periods will be excluded, and if the last day of such period is a non-business day, the applicable period will end on the next succeeding business day.
(f) The phrase “made available to Parent” when used herein, shall mean that the subject documents (i) were uploaded to the electronic data room maintained by the Company at https://app.global.datasite.com/en/platform/diligence/672e4d3f7b6f071c44e25ac9/documents/content/index/
690bf4fd0e4456dc52ba951c at least two (2) business days prior to the execution of this Agreement or were otherwise provided to Parent (which for the avoidance of doubt shall include any portion of the electronic data room in which subject documents are uploaded solely to outside counsel or specified Representatives of Parent pursuant to any “clean team” or similar arrangements, as applicable) or (ii) included in the forms, reports and other documents filed or furnished by the Company with the SEC.
(g) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.
(h) The terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.
(i) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to U.S. dollars.

9.10 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, that after receipt of the Requisite Company Vote, if any such amendment shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. This Agreement may not be amended except by an instrument in writing signed and delivered by each of the parties hereto.
9.11 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of any other party hereto or any condition to its own obligations contained herein; provided, that after receipt of the Requisite Company Vote, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties hereto to be bound thereby.
9.12 Counterparts. This Agreement may be executed and delivered (including by electronic mail in “portable document format” (.pdf) form or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when each party shall have received one or more counterparts hereof signed by each of the other parties.
9.13 No Recourse to Non-Parties. Notwithstanding anything in this Agreement to the contrary, each party hereto agrees, on behalf of itself and its affiliates, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (i) this Agreement or any other agreement referenced herein or the Transactions, (ii) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (iii) any breach or violation of this Agreement or any other agreement referenced herein and (iv) any failure of the transactions contemplated hereunder or under any other agreement referenced herein to be consummated, in each case, may be made only against (and are those solely of) the Company, Parent, Merger Sub, and the persons that are expressly identified herein as a party to this Agreement (or a party to any such other agreement referenced herein or contemplated hereunder) (for clarity, excluding any Company Related Party or Parent Related Party that does not so qualify as such) and, in accordance with, and subject to the terms and conditions of this Agreement (or the terms of any such other agreement referenced herein or contemplated hereunder).
* * * * * *

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LUMINE GROUP US HOLDCO INC.

By:	/s/ David Nyland
Name:	David Nyland
Title:	Director

SKYFALL MERGER SUB INC.

By:	/s/ David Nyland
Name:	David Nyland
Title:	Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SYNCHRONOSS TECHNOLOGIES, INC.

By:	/s/ Jeffrey Miller
Name:	Jeffrey Miller
Title:	CEO

[Signature Page to Agreement and Plan of Merger]

Annex B
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of December [ ], 2025, by and among Lumine Group US Holdco Inc., a Delaware corporation (“Parent”), and the stockholders of Synchronoss Technologies, Inc., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”), and the Company.
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Skyfall Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;
WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), which meaning will apply for all purposes of this Agreement; provided, that all options, restricted stock awards, performance-based cash units and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of the number of shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) as set forth next to such Stockholder’s name on Schedule A hereto, with such shares being all of the shares of Company Common Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares (i) together with any additional shares of Company Common Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof (including, for the avoidance of doubt, any shares of Company Common Stock acquired as a result of the vesting, settlement or exercise of any Company Stock Options, Company RSAs and/or Company PBCUs (it being understood that Company PBCUs may currently only be settled in the form of cash)), but (ii) excluding any (x) Owned Shares or (y) additional shares of Company Common Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, in each of the foregoing clauses (x) and (y), that are Transferred following the time that the Requisite Company Vote has been obtained, such Stockholder’s “Covered Shares”);
WHEREAS, the Company Board, has unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and holders of shares of Company Common Stock, (ii) approved the Merger Agreement and the Transactions, including the Merger, (iii) resolved and agreed to recommend that the holders of Company Common Stock adopt the Merger Agreement and approve the Merger, and (iv) directed that the Merger Agreement be submitted to the holders of Company Common Stock entitled to vote thereon for adoption; and
WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.
“Expiration Time” shall mean the earliest to occur of (a) the time that the Requisite Company Vote has been obtained, (b) Effective Time, (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article 8 thereof (other than in the case of a termination pursuant to Sections 8.1(d) or 8.1(b)(iii) of the Merger Agreement, but only to the extent the Company has received a Superior Proposal prior to the Company Stockholder Meeting or another Acquisition Proposal has been publicly made prior to the Company Stockholder Meeting), or (d) in the case of a termination of the Merger Agreement pursuant to Section 8.1(d) or Section 8.1(b)(iii), but only to the extent the Company has received a Superior Proposal prior to the Company Stockholder Meeting or another Acquisition Proposal has been publicly made prior to the Company Stockholder

Meeting, six (6) months following such date as the Merger Agreement shall be validly terminated; provided, that in the event of a termination of this Agreement pursuant to the foregoing clause (a), Section 3 shall survive such termination through the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement is terminated in accordance with its terms without the Merger having occurred, and (c) such date and time as this Agreement is validly terminated pursuant to Section 10.18.
“Lien” means any liens, mortgages, hypothecations, encumbrances, pledges, security interests, options, rights of first refusal, or other similar restrictions of any kind or nature whatsoever.
“Permitted Lien” means (i) any Lien arising under this Agreement, (ii) any applicable restrictions on transfer under the Securities Act of 1933 (as amended), any other applicable securities laws and/or set forth in the Company’s organizational documents and (iii) with respect to Company Stock Options, Company RSAs or Company PBCUs, any Lien created by the terms of any applicable Company Stock Plan or award agreement thereunder.
“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, dividend, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, by testamentary disposition, by gift, by operation of applicable Law or otherwise), or entry into any option or other Contract, swap, arrangement, agreement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, dividend, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, by testamentary disposition, by gift, by operation of applicable Law or otherwise), of any Covered Shares or any interest (including legal or beneficial) in any Covered Shares (in each case other than this Agreement), (b) the deposit of any Covered Shares into a voting trust, the entry into a voting agreement, arrangement, understanding or commitment (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, (c) the creation of any Lien, or the entry into any Contract, swap, arrangement, agreement or understanding creating any Lien, with respect to any Covered Shares (other than Permitted Liens), (d) the entry into any derivative or hedging arrangement with respect to any Covered Shares or any interest therein, or (e) any Contract or other legally-binding commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d) above; provided, that Liens on Covered Shares in favor of a bank or broker-dealer, in each case holding custody of Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder, provided that any transfer as a result of the exercise of remedies under such liens shall be deemed to be a Transfer.
2. Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Stockholder agrees not to and to cause each of its controlled affiliates not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares (except as provided in this Section 2), other than with the prior written consent of Parent; provided, however, that any Stockholder may, with respect to Covered Shares that are shares of Company Common Stock, Transfer any such Covered Shares (i) by will or by operation of law or other Transfers for estate planning purposes, (ii) underlying such Stockholder’s Company Stock Options, Company RSAs and/or Company PBCUs for the net settlement of such Company Options, Company RSAs and/or Company PBCUs in order to satisfy any tax withholding obligation or to pay the exercise price of such Company Stock Options, (iii) to any stockholder, member or partner of any Stockholder which is an entity and controlling, controlled by or under common control with such Stockholder, and (iv) to any affiliate of Stockholder controlling, controlled by or under common control with such Stockholder, in each case of the foregoing, only if such transferee of such Covered Shares evidences in writing such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. For clarity, with respect to Company PBCUs, payment of cash upon settlement of such Company PBCUs pursuant to the terms and conditions of the applicable award agreement will not be deemed a prohibited Transfer hereunder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. If any involuntary transfer of any of such Stockholder’s Covered Shares shall occur (including a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, (x) each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of such Covered Shares), subject to the provisions hereof, and (y) the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Shares or any certificate or uncertificated interest representing any such Stockholder’s Covered Shares, except as permitted by, and in accordance with, this Section 2.
3. Agreement to Vote the Covered Shares.
3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), each Stockholder (whether voting as a single class, separately or otherwise) shall vote (including via proxy or written consent) all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy or written consent) all of such Stockholder’s Covered Shares) (the following clauses (a) through (c), the “Covered Proposals”):
(a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement;
(b) in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the approval and adoption of the Merger Agreement on the date on which such meeting is held; and
(c) against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the termination of the Merger Agreement and (ii) any Acquisition Proposal (including any Acquisition Proposal made after the termination of the Merger Agreement, to the extent this Agreement survives such termination), or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere or materially and adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement. For clarity, no Stockholder will be required, for purposes of this Agreement, to exercise any unexercised Company Stock Options held by such Stockholder.
3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall appear at such meeting or otherwise cause each Covered Share to be counted for the purposes of a quorum and shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by such proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.
3.3 Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time, a Governmental Authority enters an order restraining, enjoining or otherwise prohibiting the Stockholders from taking any action pursuant to Section 3.1 or Section 3.2, then the obligations of each Stockholder set forth in Section 3.1 or Section 3.2 shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action.
3.4 For the avoidance of doubt, other than with respect to the Covered Proposals, a Stockholder does not have any obligation under this Agreement to vote the Covered Shares in any particular manner and, with respect to such other matters (for clarity, other than the Covered Proposals), such Stockholder shall be entitled to vote the Covered Shares in its sole discretion.
4. Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby irrevocably waives and agrees not to exercise any and all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder. In addition, each Stockholder hereby agrees not to commence or participate in (x) any class action with respect to Parent, Merger Sub, the Company or any of their respective subsidiaries or successors, or (y) any legal action, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective subsidiaries or successors, in each case: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Company Board, Parent or

Merger Sub in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, however, that the foregoing shall not restrict Stockholder from enforcing any of its rights under this Agreement. For clarity, to the extent applicable, nothing in this Section 4 shall limit the rights of Stockholder or its Representatives to indemnification, exculpation or advancement of expenses under the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any Company Subsidiary or Section 6.4 (Directors’ and Officers’ Indemnification and Insurance) of the Merger Agreement.
5. New Shares. Each Stockholder agrees that any shares of Company Common Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires record or beneficial ownership (including (a) any shares of Company Common Stock that such Stockholder acquires pursuant to the vesting, exercise or settlement of any Company Stock Options, Company RSAs and/or Company PBCUs or (b) pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Company Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction) after the date hereof and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Time, shall automatically become, and shall be deemed to be, Covered Shares and will thereafter be subject to the terms and conditions of this Agreement to the same extent as if they comprised Covered Shares on the date hereof.
6. Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Without limiting the terms of the Merger Agreement in any respect, nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of a Stockholder’s or its affiliates’ designee(s) or beneficial owner(s) serving on the Company Board (solely to the extent in any such director’s capacity as such) or, solely to the extent in his or her capacity as a director, officer or employee of the Company or any of its affiliates, from complying with his or her fiduciary obligations solely to the extent acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. Without limiting the terms of the Merger Agreement in any respect, no action taken (or omitted to be taken) solely to the extent in any such capacity as a director, officer or employee of the Company or any of its affiliates shall be deemed to constitute a breach of this Agreement.
7. Representations and Warranties of the Stockholder. Each Stockholder hereby, severally for itself and not jointly with any other Stockholder (it being acknowledged and agreed that each reference to “the Stockholder” in this Section 7 shall be deemed to refer to such Stockholder and not any other Stockholder) represents and warrants to Parent that:
7.1 Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If an entity, the Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 8.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar applicable Laws affecting creditors’ rights and remedies generally.
7.2 Ownership of the Covered Shares. (a) The Stockholder is as of the date hereof, and with respect to any of such Stockholder’s Covered Shares acquired after the date hereof, will be as of the date of such acquisition, the beneficial or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, and (b) subject only to community property laws, if applicable, the Stockholder has sole voting power over all of such Stockholder’s Covered Shares and no person (other than the Stockholder and any person under common control with the Stockholder) has a right to acquire any of the Covered Shares held by the Stockholder. As of the date hereof, the Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Common Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Common Stock or other voting shares of the Company) other than the Owned Shares set forth on Schedule A.
7.3 No Conflict; Consents.
(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement does not and will not: (i) violate any applicable Laws applicable to the Stockholder or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the Covered Shares owned, beneficially or of record, by such Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject or (iii) if an entity, violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in each case of clauses (ii) through (iii), except for such violations, breaches or defaults as would not delay or impair in any respect the ability of the Stockholder to perform its obligations under this Agreement.
(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act (as contemplated by Section 10.8(b) hereof), filing with, any Governmental Authority or any other Person, is required under any competition, antitrust and investment laws or regulations of any jurisdiction by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.
7.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.
8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders that:
8.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of organization. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 7.3(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar applicable Laws affecting creditors’ rights and remedies generally.
8.2 No Conflict; Consents.
(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any applicable Laws applicable to Parent, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or obligation to which Parent is a party or by which Parent is subject, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (ii) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.
(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act (as contemplated by Section 10.8(a)

hereof), filing with, any Governmental Authority or any other Person, is required under any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.
8.3 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.
9. No Solicitation. Subject in all cases to Section 6, until the Expiration Time, each Stockholder agrees that it will not take any action that the Company, its subsidiaries or their respective Representatives are prohibited from taking pursuant to Section 6.2 of the Merger Agreement.
10. Miscellaneous.
10.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any other Person any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares. Without limiting this Agreement in any manner, rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent nor any other Person shall have any authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as expressly provided herein.
10.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
10.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.
10.4 Expenses. Except as otherwise provided, all costs and expenses incurred in connection with this Agreement shall be paid by the party hereto incurring such cost or expense.
10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (provided no transmission error occurs) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 10.5):

(i)	if to a Stockholder, to the address set forth below their signature to this Agreement:

(ii)	if to Parent, to:

c/o Lumine Group Inc.
5060 Spectrum Way, Suite 100 Mississauga, ON, L4W 5N5, Canada

Attention: David Nyland (CEO); Caroline Khachehtoori (General Counsel)

Email:	[***]; [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue
New York, New York 10018
Attention: Michael R. Patrone, Joshua M. Zachariah, Amanda J. Gill
Email: MPatrone@goodwinlaw.com, JZachariah@goodwinlaw.com,
AGill@goodwinlaw.com

(iii)	if to Company, to:

Synchronoss Technologies, Inc. 200 Crossing Blvd. 8th Floor Bridgewater, NJ 08807, USA

Attention:	Legal Department

Email:	[***]; [***]

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP One Marina Park Drive
Suite 900
Boston, Massachusetts 02210

Attention: Marc F. Dupre, Andrew Y. Luh, Keith J. Scherer
Email: mdupre@gunder.com; aluh@gunder.com; kscherer@gunder.com or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated (including by email) or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.
10.6 Enforcement; Exclusive Jurisdiction.
(a) The rights and remedies of the parties hereto shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
(b) In addition, each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any Action relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.5 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.6 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Action to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Action arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Action in the Chosen Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it shall not bring any Action relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, the Company and the Stockholders agrees that a final judgment in any Action in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
10.7 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY HERETO MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.
10.8 Documentation and Information.
(a) Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), and any other information that Parent or the Company reasonably determines is required to be disclosed by applicable Law, in the Proxy Statement and any other disclosure document required by applicable Law in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Each Stockholder acknowledges that Parent, Merger Sub and the Company, in Parent’s or the Company’s sole discretion, as applicable, may file this Agreement or a form hereof with the U.S. Securities and Exchange Commission (the “SEC”) or any other Governmental Authority. Such Stockholder agrees to promptly give Parent and the Company any information they may reasonably request for the preparation of any such disclosure documents.
(b) If applicable and to the extent required under applicable Law, such Stockholder shall promptly and in accordance with applicable Law amend their Schedule 13D or Schedule 13G filed with the SEC to disclose this Agreement. Parent consents to and authorizes the publication and disclosure by each Stockholder of the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) in any such amendment.
10.9 Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
10.10 Entire Agreement. This Agreement, including the Exhibits and Schedules annexed hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.
10.11 Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

10.12 Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
10.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of applicable Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void; provided, that the foregoing shall not limit the obligations under this Agreement of any transferee of the Covered Shares permitted by Section 2 (any such transferee shall be bound by this Agreement as set forth herein). This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
10.14 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
10.15 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.
10.16 Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, the Company or any Stockholder in the negotiation, administration, performance and enforcement hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the applicable Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the applicable Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.
10.17 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.
10.18 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest to occur of (a) the Expiration Time or (b) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof which reduces the amount or changes the form or type of Merger Consideration, or imposes any conditions, requirements or restrictions on, a Stockholder’s right to receive the consideration payable to such Stockholder pursuant to Section 2.6 or 2.7 of the Merger Agreement; provided that any adjustments to the Merger Consideration as finally determined pursuant to Section 2.13 of the Merger Agreement shall not constitute an amendment for purposes of clause (b) of this Section 10.18; provided, further, that the provisions of this Section 10 (except for Section 10.8(b)) shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s willful breach of any of the terms of this Agreement prior to the date of termination.
10.19 Other Agreements. Each Stockholder further agrees that, from and after the date hereof until the earlier to occur of the Effective Time and the Expiration Time, such Stockholder will not, and will not permit any entity under such Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition to any Covered Proposal, (b) initiate a stockholders’ vote with respect to an Acquisition Proposal, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Acquisition Proposal.
10.20 No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti- takeover laws and regulations, and any applicable provision of the Charter and bylaws of the Company, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
10.21 Stockholder Obligations Several and Not Joint; Independent Nature of Obligations. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder. Each of Parent, on the one hand, and each Stockholder, on the other, shall be entitled to enforce its rights under this Agreement against the other, and it shall not be necessary for any other Stockholder to be joined as an additional party in any Action for such purpose. No Stockholder may enforce this Agreement against any other Stockholder party hereto. A default by any Stockholder of its obligations pursuant to this Agreement shall not relieve any other Stockholder of any of its obligations to Parent under this Agreement. Further, Parent agrees that each Stockholder will not be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LUMINE GROUP US HOLDCO INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

[ENTITY NAME]

By:
Name:
Title:

Address:
[Entity Name] [Address] [City, State ZIP]

Attention:	[•]
[•]

Email:	[•]
[•]

with a copy (which shall not constitute notice) to:

[Name] [Address] [City, State ZIP]

Attention:	[•]
[•]

Email:	[•]
[•]

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SYNCHRONOSS TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

Schedule A

Stockholder	Company Common Stock	Company Stock Options	Company RSAs	Company PBCUs

Annex C
Opinion of TD Securities (USA) LLC
November 30, 2025
The Board of Directors
Synchronoss Technologies, Inc.
200 Crossing Boulevard, 8th Floor
Bridgewater, New Jersey 08807
The Board of Directors:
In your capacity as the Board of Directors (the “Board of Directors”) of Synchronoss Technologies, Inc. (“Synchronoss”), you have requested our opinion (the “Opinion”), as investment bankers, as to the fairness, from a financial point of view, to holders of the common stock, par value $0.0001 per share, of Synchronoss (“Synchronoss Common Stock”), other than as specified below, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among Synchronoss, Lumine Group US Holdco Inc. (“Lumine US”), an affiliate of Lumine Group Inc. (“Lumine”), and Skyfall Merger Sub Inc., a wholly owned subsidiary of Lumine US (“Merger Sub”). As more fully described in the Merger Agreement, and subject to the terms and conditions set forth therein, (i) Merger Sub will be merged with and into Synchronoss, with Synchronoss surviving such merger as a wholly owned subsidiary of Lumine US (the “Merger”), and (ii) each outstanding share of Synchronoss Common Stock will be converted in the Merger into the right to receive $9.00 per share in cash (the “Merger Consideration”), subject to certain adjustments (as to which we express no opinion) as specified in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
TD Securities (USA) LLC (“we” or “TD Cowen”) and its affiliates provide investment and commercial banking, lending, asset management and other financial and non-financial services to a wide range of corporations and individuals and, as part of our investment banking business, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, TD Cowen and/or its affiliates hold or may hold long or short positions, and trade or may trade or otherwise effect transactions, in debt, equity, equity-linked and/or other securities or loans of Synchronoss, Lumine and/or their respective affiliates for the accounts of TD Cowen and/or its affiliates and for the accounts of customers. We and our affiliates also conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to our clients on investment matters, including matters with respect to the Merger or Synchronoss, Lumine and/or their respective affiliates.
We are acting as financial advisor to Synchronoss in connection with the Merger and will receive a fee from Synchronoss for our services, a significant portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with this Opinion. In addition, Synchronoss has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. As the Board of Directors is aware, TD Cowen and/or its affiliates in the past have provided and in the future may provide financial advisory and/or other investment banking services to Synchronoss and/or its affiliates unrelated to the Merger, including during the two-year period preceding the date of this Opinion, having acted as financial advisor to Synchronoss in connection with certain debt refinancings, for which services we and/or our affiliates have received compensation. Additionally, as the Board of Directors is aware, a senior managing director of TD Cowen (who is not a member of the financial advisory team assisting Synchronoss in connection with the Merger) is a member of the board of directors and holds securities of an entity that is a significant stockholder of Synchronoss. As the Board of Directors also is aware, TD Cowen and/or its affiliates in the past have provided, currently are providing and in the future may provide investment banking services to Lumine and/or its affiliates, including during the two-year period preceding the date of this Opinion, having acted or acting as a lender under certain credit facilities of Lumine, for which services we and/or our affiliates have received and expect to receive compensation.
In connection with our Opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:
•	a substantially final draft, dated November 30, 2025, of the Merger Agreement;

•	certain publicly available financial and other information for Synchronoss and certain other relevant financial and operating data furnished to TD Cowen by the management of Synchronoss;
•	certain internal financial forecasts, estimates and other information concerning Synchronoss provided by the management of Synchronoss;
•
discussions we have had with certain members of the management of Synchronoss concerning the historical and current business operations, financial condition and prospects of Synchronoss and such other matters that we deemed relevant;

•	certain operating results of, and financial and stock market information for, Synchronoss and certain other publicly traded companies that we deemed relevant;
•	certain financial terms of the Merger as compared to the financial terms, to the extent publicly available, of certain business combinations that we deemed relevant; and
•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this Opinion.
In conducting our review and arriving at our Opinion, we have, at your direction, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by Synchronoss or that is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness, or independent verification, of any such information. We have relied upon the representations of Synchronoss that all information provided to us by Synchronoss is accurate and complete in all material respects and we expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof.
We have been advised, and have assumed, that the financial forecasts, estimates and other information concerning Synchronoss that we have been directed to utilize for purposes of our analyses and Opinion were reasonably prepared by the management of Synchronoss on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of Synchronoss and the other matters covered thereby, and that such financial forecasts, estimates and other information provide an appropriate basis for our analyses and Opinion. We express no opinion as to the financial forecasts, estimates and other information utilized in our analyses or the assumptions on which they are based. We also have relied on the assessments of the management of Synchronoss as to, among other things, (i) the potential impact on Synchronoss of market, competitive, macroeconomic and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the technology industry and the software-as-a-service sector thereof, (ii) the technology, intellectual property and proprietary rights of Synchronoss, and associated risks, and (iii) existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers (and their respective subscribers) and other commercial relationships of Synchronoss. We have assumed that there will be no developments with respect to any such matters, or any adjustments to the Merger Consideration, that would have an adverse effect on Synchronoss or the Merger or that otherwise would be meaningful in any respect to our analyses or Opinion.
In addition, we have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Synchronoss since the dates of the last financial statements made available to us. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Synchronoss or any other entity, nor have we been furnished with such materials. We have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of Synchronoss or any other entity. We also have not evaluated the solvency or fair value of Synchronoss or any other entity under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. In addition, we have not undertaken an independent evaluation of any actual or potential litigation, settlements, governmental or regulatory proceedings or investigations, possible unasserted claims or other contingent liabilities to which Synchronoss or any other entity may be a party or subject. Our Opinion does not address any legal, tax, accounting or regulatory matters related to the Merger Agreement or the Merger, as to which we have assumed that Synchronoss and the Board of Directors have received such advice from legal, tax, accounting and regulatory advisors as each has determined appropriate.
Our Opinion addresses only the fairness of the Merger Consideration (to the extent expressly specified herein) from a financial point of view and as of the date hereof, without regard to individual circumstances of specific holders of

Synchronoss Common Stock (whether by virtue of control, voting or consent, liquidity, contractual arrangements, vesting of shares or otherwise) that may distinguish such holders or the securities of Synchronoss held by such holders, and our Opinion does not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of Synchronoss or otherwise. We express no view as to any other aspect or implication of the Merger, including, without limitation, any adjustments to the Merger Consideration, any voting agreement or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so. As the Board of Directors is aware, the industry in which Synchronoss operates and the business and securities of Synchronoss have experienced and may continue to experience volatility and disruptions, and we express no view as to any potential effects of such volatility or disruptions on Synchronoss or the Merger.
We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.
For purposes of rendering our Opinion, we have assumed in all respects relevant to our analyses that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We also have assumed that the final form of the Merger Agreement will be substantially similar to the draft reviewed by us. We further have assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining any such consents or approvals no restrictions will be imposed or waivers made that would have an adverse effect on Synchronoss or the Merger. In addition, we have assumed that the Merger will be consummated in accordance with its terms and in a manner that complies with the provisions of applicable securities laws and all other applicable state, federal or foreign statutes, rules and regulations.
It is understood that our Opinion is intended for the benefit and use of the Board of Directors (in its capacity as such) in its evaluation of the Merger Consideration. Our Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. However, our Opinion may be reproduced in full in any proxy statement relating to the Merger that is required to be mailed to securityholders of Synchronoss. Our Opinion does not constitute a recommendation to the Board of Directors on whether or not to approve the Merger or to any securityholder or any other person as to how to vote or act with respect to the Merger or otherwise. We are not expressing any opinion as to the actual value, price or trading range of Synchronoss Common Stock or any other securities of Synchronoss following announcement or consummation of the Merger. We have not been requested to opine as to, and our Opinion does not in any manner address, the underlying business decision of Synchronoss to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to Synchronoss. In addition, we have not been requested to opine as to, and our Opinion does not in any manner address, (i) the fairness of the amount or nature of the compensation to the officers, directors or employees, or class of such persons, of any parties to the Merger relative to the Merger Consideration or otherwise, (ii) the fairness of the Merger Consideration (other than as expressly set forth herein) or the Merger to the holders of any class of securities, creditors or other constituencies of Synchronoss or (iii) whether Lumine US or Merger Sub have sufficient cash, available lines of credit or other sources of funds for the payment of the Merger Consideration at the closing of the Merger.
The issuance of this Opinion was reviewed and approved by TD Cowen’s Fairness Opinion Review Committee.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Synchronoss Common Stock (other than, as applicable, Lumine US, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Very truly yours,

TD SECURITIES (USA) LLC

Annex D
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, §255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SNCR2026SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V82259-S29183 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYNCHRONOSS TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR the following proposals (as listed in the proxy statement):

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V82260-S29183

SYNCHRONOSS TECHNOLOGIES, INC.
Special Meeting of Stockholders
February 12, 2026 11:00 a.m. Eastern Time
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Christina B. Gabrys and Cara Blaszka, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Synchronoss Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 11:00 a.m. Eastern Time, on February 12, 2026, virtually at www.virtualshareholdermeeting.com/SNCR2026SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations for each of the proposals included herein. If any other matters properly come before the meeting, and any adjournment or postponement thereof, the persons named in the proxy will vote in their discretion on such matters.

Continued, and must be signed and dated on the other side